Exhibit 2.1
AGREEMENT AND PLAN OF MERGER
among
ENGILITY HOLDINGS, INC.,
SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
and
RAPTORS MERGER SUB, INC.
Dated as of September 9, 2018

i

TABLE OF CONTENTS
(cont.)

TABLE OF CONTENTS
(cont.)

INDEX OF DEFINED TERMS

Defined Term	Section
Affiliate	8.12(a)
Agreement	Preamble
Alternative Financing	5.20(b)
Antitrust Laws	8.12(c)
Birch Partners	8.12(k)
Bankruptcy and Equity Exception	3.4(b)
Business Day	8.12(d)
Bylaws	1.5
Certificate	2.1(a)(ii)
Certificate of Incorporation	1.4
Certificate of Merger	1.3
Closing	1.2
Closing Date	1.2
Code	Recitals
Commercial Software and Services	8.12(e)
Commitment Letter	4.27
Commitment Papers	4.27
Company	Preamble
Company Acquisition Proposal	5.2(d)
Company Alternative Acquisition Agreement	5.2(e)
Company Board	Recitals
Company Board Recommendation	Recitals
Company Bylaws	3.1
Company Capital Stock	3.3(a)
Company Change in Recommendation	5.2(e)
Company Charter	3.1
Company Common Stock	Recitals
Company Disclosure Letter	Article III
Company Equity Awards	2.4(c)
Company Expenses	7.6(c)
Company Financial Advisor	3.23
Company Government Contract	3.21(a)
Company IT Systems	3.17(l)
Company Intellectual Property	8.12(f)
Company Intervening Event	5.2(d)
Company Leases	3.20(b)
Company License Agreements	3.17(c)
Company Licensed-In Agreements	3.17(c)
Company Material Adverse Effect	8.12(g)
Company Material Contract	3.13(b)
Company Permits	3.1
Company Plan	3.10(a)

iv

Company Preferred Stock	3.3(a)
Company Product	8.12(h)
Company Properties	3.20(a)(i)
Company PSU	8.12(i)
Company RSU	8.12(j)
Company SEC Documents	3.6(a)
Company Stockholders Agreement	8.12(k)
Company Stockholders Meeting	5.5(a)(i)
Company Stock Plans	8.12(l)
Company Stockholder Approval	3.4(b)
Company Subsidiaries	3.1
Company Superior Proposal	5.2(d)
Company Termination Fee	7.5(a)
Company Voting Debt	3.3(b)
Company’s Counsel	5.18(a)
Compliant	8.12(m)
Computing Services	8.12(n)
Confidentiality Agreement	8.12(o)
Consent	8.12(p)
Continuation Period	5.10(a)
Continuing Employee	5.10(a)
Contract	8.12(q)
Current Company Government Contracts	3.21(a)
Current Parent Government Contracts	4.21(a)
Current Purchase Period	5.10(d)
DGCL	Recitals
DSS	5.6(d)
Definitive Agreements	5.20(a)
Effect	8.12(mm)
Effective Time	1.3
Environmental Claim	8.12(r)
Environmental Laws	8.12(s)
ERISA	3.10(a)
ESPP	3.3(a)
Exchange Act	8.12(t)
Exchange Agent	2.2(a)
Exchange Fund	2.2(a)
Exchange Ratio	2.1(a)(i)
Existing Company Credit Agreement	8.12(u)
Excluded Shares	2.1(a)(i)
Export Control Laws	3.12
FAR	3.21(b)
FCPA	3.12
Fee Letter	4.27
Financing	4.27
Financing Sources	8.12(v)

Filed Company Contract	3.13(a)
Filed Company SEC Documents	Article III
Filed Parent Contract	4.13(a)
Filed Parent SEC Documents	Article IV
Form S-4	5.4(a)
GAAP	8.12(w)
Government Bid	8.12(x)
Government Contract	8.12(y)
Government Task Order	8.12(z)
Governmental Entity	8.12(aa)
Hazardous Materials	8.12(cc)
HSR Act	8.12(bb)
Indebtedness	8.12(dd)
Indemnified Parties	5.12(a)
Indenture	5.20(c)(viii)
Intellectual Property Rights	8.12(ee)
IRS	3.10(c)
Joint Proxy Statement/Prospectus	5.4
Judgment	8.12(ff)
Knowledge	8.12(gg)
Law	8.12(hh)
Leased Company Property	8.12(ii)
Leased Parent Property	8.12(jj)
Lender Related Parties	8.12(kk)
Liens	8.12(ll)
Material Adverse Effect	8.12(mm)
Material Real Property	8.12(nn)
Merger	Recitals
Merger Consideration	2.1(a)(i)
Merger Sub	Preamble
NISPOM	3.21(f)
NYSE	8.12(oo)
Open Source Software	8.12(pp)
Owned Company Properties	8.12(qq)
Owned Parent Properties	8.12(rr)
Parent	Preamble
Parent Acquisition Proposal	5.3(d)
Parent Board	Recitals
Parent Board Recommendation	Recitals
Parent Bylaws	4.1
Parent Capital Stock	4.3(a)
Parent Change in Recommendation	5.3(e)
Parent Charter	4.1
Parent Common Stock	4.3(a)
Parent Disclosure Letter	Article IV
Parent Expenses	7.5(c)

Parent Financial Advisors	4.23
Parent Government Contract	4.21(a)
Parent Intellectual Property	8.12(ss)
Parent Intervening Event	5.3(d)
Parent IT Systems	4.17(k)
Parent Leases	4.20(b)
Parent Material Adverse Effect	8.12(tt)
Parent Material Contract	4.13(b)
Parent Permits	4.1
Parent Plan	4.10(a)
Parent Preferred Stock	4.3(a)
Parent Properties	4.20(a)(i)
Parent Product	8.12(uu)
Parent PSU	8.12(vv)
Parent RSU	8.12(ww)
Parent SEC Documents	4.6(a)
Parent Share Issuance	4.4(a)
Parent Stock Option	8.12(xx)
Parent Stock Plans	8.12(yy)
Parent Stockholders Approval	4.4(b)
Parent Stockholders Meeting	4.4(a)
Parent Subsidiaries	4.1
Parent Termination Fee	7.6(a)
Parent Voting Debt	4.3(b)
Parent’s Counsel	5.18(a)
Parties	Preamble
Patent Rights	8.12(ee)
Payment	7.7(b)
Payoff Amount	5.20(c)(viii)
Payor	7.7(b)
PBGC	3.10(e)
Permits	8.12(zz)
Permitted Liens	8.12(aaa)
Permitted Parent Acquisition Proposal	5.3(d)
Person	8.12(bbb)
Personal Information	3.18
Privacy Laws	3.18
Recipient	7.7(b)
Refinancing	4.27
Regulatory Actions	5.6(e)
Regulatory Material Adverse Effect	5.6(e)
Release	8.12(ccc)
Representatives	5.2(a)
Required Information	8.12(ddd)
SEC	8.12(eee)
Second Request	5.6(b)

Securities Act	8.12(fff)
Shares	Recitals
SOX	8.12(hhh)
Software	8.12(ggg)
Statutory Plan	3.10(a)
Subsidiary	8.12(iii)
Surviving Company	1.1
Tax Return	8.12(jjj)
Taxes	8.12(kkk)
Termination Date	7.2(a)
Uncertificated Shares	2.1(a)(ii)
Voting Agreement	Recitals
Willful Breach	7.7(a)
WARN Act	3.11(e)

AGREEMENT AND PLAN OF MERGER
AGREEMENT AND PLAN OF MERGER (hereinafter referred to as this “Agreement”), dated as of September 9, 2018, among ENGILITY HOLDINGS, INC., a Delaware corporation (the “Company”), SCIENCE APPLICATIONS INTERNATIONAL CORPORATION, a Delaware corporation (“Parent”), and RAPTORS MERGER SUB, INC., a Delaware corporation and a direct wholly owned Subsidiary of Parent (“Merger Sub”). Parent, Merger Sub and the Company are each sometimes referred to herein as a “Party” and collectively as the “Parties”.
RECITALS
WHEREAS, the Parties wish to effect a business combination through the merger of Merger Sub with and into the Company, with the Company being the surviving corporation (the “Merger”);
WHEREAS, in connection with the Merger, each outstanding share of common stock, par value $0.01 per share, of the Company (“Company Common Stock” or “Shares”) issued and outstanding immediately prior to the Effective Time shall be cancelled and each holder of Company Common Stock shall have the right to receive the Merger Consideration upon the terms and subject to the conditions set forth in this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) (other than Shares to be cancelled in accordance with Section 2.1(a)(iii));
WHEREAS, the board of directors of the Company (the “Company Board”) has determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and in the best interests of the Company and its stockholders;
WHEREAS, the Company Board has unanimously adopted resolutions approving this Agreement and the Merger, the execution of this Agreement and the consummation of the transactions contemplated hereby and declaring advisable and recommending that the Company’s stockholders approve and adopt this Agreement (the “Company Board Recommendation”) pursuant to the DGCL;
WHEREAS, the board of directors of Parent (the “Parent Board”) has unanimously adopted resolutions approving this Agreement, the execution of this Agreement and the consummation of the transactions contemplated hereby, including but not limited to the Parent Share Issuance, and recommending that Parent’s stockholders vote to approve the Parent Share Issuance (the “Parent Board Recommendation”);
WHEREAS, the board of directors of Merger Sub, by resolutions duly adopted, has unanimously approved the Merger upon the terms and subject to the conditions set forth in this Agreement, has approved and declared advisable this Agreement, and has resolved to recommend to its sole stockholder the adoption of this Agreement;

WHEREAS, for U.S. federal income tax purposes, it is intended that (i) the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and (ii) this Agreement be, and it is hereby adopted as a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g);
WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent’s willingness to enter into this Agreement, Birch Partners is entering into an agreement with Parent (the “Voting Agreement”) pursuant to which Birch Partners has agreed, among other things, to vote the Shares it holds in favor of the Merger, subject to the limitations of the Company Stockholders Agreement (as defined below); and
WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.
NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the Parties hereby agree as follows:

Article I - THE MERGER; CLOSING; SURVIVING COMPANY
1.1    The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall be the surviving company in the Merger (sometimes hereinafter referred to as the “Surviving Company”), and the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger, except as set forth in Article II. The Merger shall have the effects specified in the DGCL.
1.2    Closing. The closing of the Merger (the “Closing”) shall take place (a) at the offices of Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, New York 10153, as soon as reasonably practicable, and in no event later than three (3) Business Days following the day on which the last to be satisfied or waived of each of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) shall have been satisfied or waived in accordance with this Agreement or (b) at such other place and time and/or on such other date as the Company and Parent may otherwise agree in writing (but in any event in the case of clauses (a) or (b), not earlier than November 12, 2018) (the date on which the Closing occurs, the “Closing Date”).
1.3    Effective Time. Upon the Closing, the Company and Parent will cause a Certificate of Merger with respect to the Merger (the “Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in the DGCL. The Merger shall become effective at the time when the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware, or at such later time as may be agreed upon by the Parties in writing and set forth in the Certificate of Merger in accordance with the DGCL (the “Effective Time”).
1.4    The Certificate of Incorporation. At the Effective Time, the certificate of incorporation of the Company shall be amended and restated in its entirety as set forth in Exhibit A hereto and as so amended and restated shall be the Certificate of Incorporation of the Surviving Company (the “Certificate of Incorporation”), until thereafter amended as provided therein or by applicable Law.
1.5    The Bylaws. At the Effective Time, the bylaws of the Company shall be amended and restated to conform to the bylaws of Merger Sub (except that references to the name of Merger Sub shall be replaced with the name of the Company) (the “Bylaws”), and as so amended and restated shall be the Bylaws of the Surviving Company until thereafter amended as provided therein or by applicable Law.
1.6    Directors of the Surviving Company. The Parties shall take all actions necessary so that the directors of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Company until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Certificate of Incorporation and the Bylaws.

1.7    Officers of the Surviving Company. The Parties shall take all actions necessary so that the officers of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Company until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Certificate of Incorporation and the Bylaws.
ARTICLE II     - EFFECT OF THE MERGER ON SECURITIES; EXCHANGE
2.1    Effect on Capital Stock.
(a)    At the Effective Time, as a result of the Merger and without any action on the part of the holder of any capital stock of the Company, Parent or Merger Sub:
(i)    Merger Consideration. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Shares owned by Parent or Merger Sub or Shares held in treasury, if any (each such Share, an “Excluded Share” and, collectively, “Excluded Shares”)) shall be automatically converted into the right to receive 0.450 (the “Exchange Ratio”) validly issued, fully paid and non-assessable shares of Parent Common Stock (the “Merger Consideration”).
(ii)    At the Effective Time, all of the Shares (other than Excluded Shares) shall cease to be outstanding, shall be cancelled and shall cease to exist, and (A) each certificate (a “Certificate”) formerly representing any of the Shares (other than Excluded Shares) and (B) each book-entry account formerly representing any uncertificated Shares (“Uncertificated Shares”) (other than Excluded Shares) shall thereafter represent only the right to receive the Merger Consideration, any distributions or dividends payable pursuant to Section 2.2(c) and cash in lieu of any fractional shares of Parent Common Stock payable pursuant to Section 2.2(e), without interest, in each case to be issued or paid in consideration therefor upon surrender of such Certificate in accordance with Section 2.2, in the case of certificated Shares, and upon receipt by the Exchange Agent of an “agent’s message” in customary form in accordance with Section 2.2(i) in the case of Uncertificated Shares.
(iii)    Cancellation of Excluded Shares. Each Excluded Share shall, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holder thereof, cease to be outstanding, shall be cancelled without payment of any consideration therefor and shall cease to exist.
(b)    Merger Sub. Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, $0.01 par value per share, of the Surviving Company, and such converted shares shall constitute the only outstanding shares of capital stock of the Surviving Company.
2.2    Exchange of Certificates.

(a)    Exchange Agent and Exchange Fund. Prior to the Effective Time, Parent shall designate a bank or trust company reasonably acceptable to the Company to act as the exchange agent in connection with the Merger (the “Exchange Agent”). The Exchange Agent shall also act as the agent for the Company’s stockholders for the purpose of receiving and holding their Certificates and Uncertificated Shares and shall obtain no rights or interests in the shares represented thereby. At or prior to the Effective Time, Parent or Merger Sub shall deposit, or cause to be deposited, with the Exchange Agent (i) evidence of shares of Parent Common Stock issuable pursuant to Section 2.1(a) in book-entry form equal to the aggregate Merger Consideration (excluding any cash in lieu of fractional shares payable pursuant to Section 2.2(e)), and (ii) cash in immediately available funds in an amount sufficient to pay any dividends under Section 2.2(c) (such evidence of book-entry shares of Parent Common Stock and cash amounts, together with any dividends or other distributions with respect thereto, the “Exchange Fund”), in each case, for the sole benefit of the holders of shares of Company Common Stock. In the event the Exchange Fund shall be insufficient to pay any dividends under Section 2.2(c), Parent shall, or shall cause Merger Sub to, promptly deposit additional funds with the Exchange Agent in an amount which is equal to the deficiency in the amount required to make such payment. Parent shall cause the Exchange Agent to make, and the Exchange Agent shall make, delivery of the Merger Consideration and any amounts payable in respect of dividends or other distributions on shares of Parent Common Stock in accordance with Section 2.2(c) out of the Exchange Fund in accordance with this Agreement. The Exchange Fund shall not be used for any purpose that is not expressly provided for in this Agreement. The cash portion of the Exchange Fund shall be invested by the Exchange Agent as reasonably directed by Parent; provided, however, that any investment of such cash shall in all events be limited to direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the U.S. government, in commercial paper rated P-1 or A-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $10 billion (based on the most recent financial statements of such bank that are then publicly available), and that no such investment or loss thereon shall affect the amounts payable to holders of Certificates or Uncertificated Shares entitled to receive such amounts pursuant to this Article II. Any interest and other income resulting from such investments shall be paid to the Surviving Company on the earlier of (A) one (1) year after the Effective Time or (B) the full payment of the Exchange Fund.
(b)    Exchange Procedures. Promptly after the Effective Time (and in any event within five (5) Business Days thereafter), the Exchange Agent shall mail to each holder of record of Shares represented by a Certificate (other than holders of Excluded Shares) (i) a letter of transmittal in customary form specifying that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu of the Certificates as provided in Section 2.2(g)) to the Exchange Agent, such letter of transmittal to be in such form and have such other provisions as Parent and the Company may reasonably agree, and (ii) instructions for surrendering the Certificates (or affidavits of loss in lieu of the Certificates as provided in Section 2.2(g)) to the Exchange Agent. Upon surrender of a Certificate (or affidavit of loss in lieu of the Certificate as provided in Section 2.2(g)) to the Exchange Agent in accordance with the terms of such letter of transmittal, the holder of such Certificate shall be entitled to receive in exchange therefor one or more shares of Parent

Common Stock which shall represent, in the aggregate, the whole number of shares of Parent Common Stock that such holder has the right to receive pursuant to Section 2.1(a), less any required Tax withholdings as provided in Section 2.2(h). The Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, the shares of Parent Common Stock to be exchanged upon due surrender of the Certificate may be issued to such transferee if the Certificate formerly representing such Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes have been paid or are not applicable.
(c)    Distributions with Respect to Unexchanged Shares. All shares of Parent Common Stock to be issued pursuant to the Merger shall be deemed issued and outstanding as of the Effective Time and whenever a dividend or other distribution is declared by Parent in respect of the Parent Common Stock, the record date for which is after the Effective Time, that declaration shall include dividends or other distributions in respect of all shares of Parent Common Stock issuable in the Merger. No dividends or other distributions in respect of the Parent Common Stock issued pursuant to the Merger shall be paid to any holder of any unsurrendered Certificate until such Certificate (or affidavit of loss in lieu thereof as provided in Section 2.2(g)) is surrendered for exchange in accordance with this Article II. Subject to the effect of applicable Laws, following surrender of any such Certificate (or affidavit of loss in lieu thereof as provided in Section 2.2(g)), there shall be issued and/or paid to the holder of the whole shares of Parent Common Stock issued in exchange therefor, without interest thereon, (A) at the time of such surrender, the dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole shares of Parent Common Stock and not paid and (B) at the appropriate payment date, the dividends or other distributions payable with respect to such whole shares of Parent Common Stock with a record date after the Effective Time, but with a payment date subsequent to surrender.
(d)    Transfers. From and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the Shares that were outstanding immediately prior to the Effective Time.
(e)    Fractional Shares. No certificate or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates or Uncertificated Shares, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Parent. The Exchange Agent, acting as agent for the holders of shares of Company Common Stock otherwise entitled to receive fractional shares of Parent Common Stock, will aggregate all fractional shares of Parent Common Stock that would otherwise have been required to be distributed and cause them to be sold in the open market for the accounts of such holders. Notwithstanding any other provision of this Agreement, each holder of shares of Company Common Stock converted pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock shall receive, in lieu thereof, cash, rounded to the nearest whole cent and without interest, in an amount equal to the proceeds from such sale by the Exchange Agent, if any, less any brokerage commissions or other fees, transfer Taxes or other out-of-pocket transaction costs, as well as any expenses of the Exchange Agent incurred from the sale of such fractional shares of Parent Common Stock in accordance with such holder’s fractional interest in the aggregate number of shares of Parent Common Stock sold.
(f)    Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments of the Exchange Fund) that remains unclaimed by the stockholders of the Company for one-hundred and eighty (180) days after the Effective Time shall be delivered, at Parent’s option, to Parent. Any holder of Shares (other than Excluded Shares) who has not theretofore complied with this Article II shall thereafter look only to Parent for delivery of any shares of Parent Common Stock and payment of cash in lieu of fractional shares and any dividends and other distributions in respect of the Parent Common Stock to be issued or paid pursuant to the provisions of this Article II (after giving effect to any required Tax withholdings as provided in Section 2.2(h)) upon due surrender of its Certificates (or affidavits of loss in lieu of the Certificates as provided in Section 2.2(g)), without any interest thereon. Notwithstanding the foregoing, none of the Surviving Company, Parent, the Exchange Agent or any other Person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws. To the fullest extent permitted by Law, immediately prior to the date any Merger Consideration would otherwise escheat to or become the property of any Governmental Entity, such Merger Consideration shall become the property of the Surviving Company, free and clear of all claims or interest of any Person previously entitled thereto.
(g)    Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, and, if required by Parent or the Exchange Agent, the posting by such person of a bond in such reasonable amount as Parent or the Exchange Agent, as applicable, may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate, the cash in lieu of fractional shares, shares of Parent Common Stock and any dividends and other distributions in respect of the Parent Common Stock that would have been issuable or payable pursuant to the provisions of this Article II (after giving effect to any required Tax withholdings as provided in Section  2.2(h)) had such lost, stolen or destroyed Certificate been surrendered.
(h)    Withholding Rights. Each of Parent, Merger Sub, the Surviving Company and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any other applicable state, local or foreign Tax Law. To the extent that amounts are so withheld by Parent, Merger Sub, the Surviving Company or the Exchange Agent, as the case may be, such withheld amounts (i) shall be remitted by Parent, Merger Sub, the Surviving Company or the Exchange Agent, as applicable, to the applicable Governmental Entity and (ii) shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made by Parent, Merger Sub, the Surviving Company or the Exchange Agent, as the case may be.
(i)    Uncertificated Shares. Any holder of Uncertificated Shares shall not be required to deliver a Certificate or an executed letter of transmittal to the Exchange Agent to receive the Merger Consideration, any dividends or other distributions payable pursuant to Section 2.2(c) and cash in lieu of any fractional shares of Parent Common Stock payable pursuant to Section 2.2(e) that such holder is entitled to receive pursuant to this Article II in respect of such Uncertificated Shares. In lieu thereof, each registered holder of one or more Uncertificated Shares whose Shares were converted into the right to receive the Merger Consideration, any distributions or dividends payable pursuant to Section 2.2(c) and cash in lieu of any fractional shares of Parent Common Stock payable pursuant to Section 2.2(e), shall, upon receipt by the Exchange Agent of an “agent’s message” in customary form (or such other evidence, if any, as the Exchange Agent may reasonably request), be entitled to receive, and the Surviving Company shall cause the Exchange Agent to pay and deliver as soon as reasonably practicable after the Effective Time, the Merger Consideration, any dividends or other distributions payable pursuant to Section 2.2(c) and cash in lieu of any fractional shares of Parent Common Stock payable pursuant to Section 2.2(e) for each Uncertificated Share, and the Uncertificated Shares of such holder shall forthwith be cancelled. No interest will be paid or accrued on any amount payable to a holder of Uncertificated Shares.
2.3    Adjustments to Prevent Dilution. In the event that the Company changes the number of Shares or securities convertible or exchangeable into or exercisable for any such Shares, or Parent changes the number of shares of Parent Common Stock or securities convertible or exchangeable into or exercisable for any such Parent Common Stock, in each case issued and outstanding prior to the Effective Time as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, subdivision, or other similar transaction, the Merger Consideration shall be equitably adjusted to eliminate the effects of such event on the Merger Consideration.
2.4    Treatment of Equity Awards.
(a)    Treatment of Restricted Stock Units. Each outstanding Company RSU, whether vested or unvested, that is outstanding immediately prior to the Effective Time shall, as of the Effective Time, automatically and without any action on the part of the holder thereof, be converted into a Parent restricted stock unit award on the terms and conditions (including, if applicable, any continuing vesting requirements and vesting acceleration terms) under the Company Stock Plan and applicable award agreement in effect immediately prior to the Effective Time, with respect to a number of shares of Parent Common Stock, rounded up to the nearest whole share, determined by multiplying (i) the number of Shares subject to such Company RSU immediately prior to the Effective Time by (ii) the Exchange Ratio.
(b)    Treatment of Performance Stock Units. Each Company PSU, whether vested or unvested, that is outstanding immediately prior to the Effective Time shall, as of the Effective Time, automatically and without any action on the part of the holder thereof, be converted into a Parent restricted stock unit award that vests solely based on the passage of time on the terms and conditions (including, if applicable, any continuing vesting requirements and vesting acceleration terms) under the Company Stock Plan and applicable award agreement in effect immediately prior to the Effective Time, with respect to a number of shares of Parent Common Stock, rounded up to the nearest whole share, determined by multiplying (i) the number of Shares subject to such Company PSU determined pursuant to the applicable award agreement governing the Company PSU that would vest based on the terms of such agreement by (ii) the Exchange Ratio.
(c)    Further Action. At or prior to the Effective Time, the Company and the Company Board shall adopt any resolutions and take any actions which are necessary to effectuate the treatment of the Company RSUs and Company PSUs (collectively, the “Company Equity Awards”) set forth in this Section 2.4(c). Effective as of the Effective Time, Parent shall assume (A) the Company Equity Awards in accordance with the terms of this Section 2.4 and (B) sponsorship of the Company Stock Plan, provided that references to the Company shall thereupon be deemed reference to Parent and references to Shares therein shall be deemed references to Parent Common Stock with appropriate equitable adjustments to reflect the transactions contemplated by this Agreement.
(d)    As soon as practicable following the Effective Time, Parent shall prepare and file with the SEC a Form S-8 (or file such other appropriate form) registering a number of shares of Parent Common Stock necessary to fulfill Parent’s obligations under this Section 2.4. Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery with respect to the Company Equity Awards assumed by it in accordance with this Section 2.4.
2.5    No Dissenters’ Rights. In accordance with Section 262 of the DGCL, no appraisal rights shall be available to holders of the Shares in connection with the Merger.
ARTICLE III     - REPRESENTATIONS AND WARRANTIES OF THE COMPANY
The Company represents and warrants to Parent as set forth in the statements contained in this Article III except as set forth in the Company SEC Documents filed and publicly available after January 1, 2017 but prior to the date of this Agreement (the “Filed Company SEC Documents”) (excluding any disclosures in the Filed Company SEC Documents in any risk factors section, any forward-looking disclosure in any section related to forward-looking statements and other disclosures that are predictive or forward-looking in nature, other than historical facts included therein) or in the disclosure letter delivered by the Company to Parent at or before the execution and delivery of this Agreement (the “Company Disclosure Letter”). The Company Disclosure Letter shall be arranged in numbered and lettered sections corresponding to the numbered and lettered sections contained in this Article III, and the disclosure in any section of the Company Disclosure Letter shall be deemed to qualify other sections in this Article III to the extent that it is reasonably apparent on the face of such disclosure that such disclosure also qualifies or applies to such other sections.
3.1    Organization, Good Standing and Qualification. Each of the Company and each of the Company’s Subsidiaries (such Subsidiaries of the Company, the “Company

Subsidiaries”) is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized (in the case of good standing, to the extent such jurisdiction recognizes such concept), except, in the case of the Company Subsidiaries, where the failure to be so organized, existing or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. Each of the Company and the Company Subsidiaries has all requisite power and authority and possesses all Permits necessary to enable it to own, operate, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted (the “Company Permits”), except where the failure to have such power or authority or to possess the Company Permits, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. Each of the Company and the Company Subsidiaries is duly qualified or licensed to do business in each jurisdiction where the nature of its business or the ownership or leasing of its properties make such qualification necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. The Company has delivered or made available to Parent, prior to execution of this Agreement, true and complete copies of the amended and restated certificate of incorporation of the Company, dated as of February 25, 2015 (the “Company Charter”) and the amended and restated bylaws of the Company in effect as of the date of this Agreement, dated as of February 25, 2015 (the “Company Bylaws”), in each case as in effect on the date of this Agreement.
3.2    Company Subsidiaries.
(a)    Except as set forth on Section 3.2(a) of the Company Disclosure Letter, (i) all the outstanding shares of capital stock or voting securities of, or other equity interests in, each of the Company Subsidiaries and (ii) any shares of capital stock, voting securities or equity interests in any other entity which interests are owned by the Company or any Company Subsidiary have been validly issued and are owned by the Company, by another Company Subsidiary or by the Company and another Company Subsidiary, free and clear of all material Liens, and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock, voting securities or other equity interests), except for restrictions imposed by applicable securities laws. Section 3.2(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list of the Company Subsidiaries.
(b)    Except as set forth on Section 3.2(b) of the Company Disclosure Letter, and except for the capital stock and voting securities of, and other equity interests in, the Company Subsidiaries, neither the Company nor any Company Subsidiary owns, directly or indirectly, any capital stock or voting securities of, or other equity interests in, or any interest convertible into or exchangeable or exercisable for, any capital stock or voting securities of, or other equity interests in, any firm, corporation, partnership, company, limited liability company, trust, joint venture, association or other entity other than ordinary course investments in publicly traded securities constituting one percent or less of a class of outstanding securities of any entity.
3.3    Capital Structure.

(a)    The authorized capital stock of the Company consists of 175,000,000 Shares and 25,000,000 shares of preferred stock, par value $0.01 (the “Company Preferred Stock” and, together with the Shares, the “Company Capital Stock”). At the close of business on September 5, 2018, (i) 36,968,909 Shares were issued and outstanding, (ii) no shares of Company Preferred Stock were issued and outstanding, (iii) no Shares were held by the Company in its treasury, (iv) 3,804,345 Shares were reserved and available for issuance pursuant to the Company Stock Plan, including (A) 602,763 Shares issuable upon vesting or settlement of outstanding Company RSUs (whether or not vested) and (B) 579,083 Shares issuable upon vesting or settlement of outstanding Company PSUs (whether or not vested) and (v) 1,000,000 Shares were reserved for issuance pursuant to the Company’s Employee Stock Purchase Plan (the “ESPP”). Except as set forth in this Section 3.3(a), at the close of business on September 5, 2018, no shares of capital stock or voting securities of, or other equity interests in, the Company were issued, reserved for issuance or outstanding. From the close of business on September 5, 2018 to the date of this Agreement, there have been no issuances by the Company of shares of capital stock or voting securities of, or other equity interests in, the Company, other than the issuance of Shares upon the vesting or settlement of Company RSUs or Company PSUs, in each case outstanding at the close of business on September 5, 2018 and in accordance with their terms in effect at such time.
(b)    All outstanding shares of Company Capital Stock are, and, at the time of issuance, all such shares that may be issued upon the exercise or vesting of the Company RSUs or Company PSUs will be, duly authorized, validly issued, fully paid and nonassessable and not subject to, or issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Company Charter, the Company Bylaws, any Contract to which the Company is a party or otherwise bound, or by applicable Law. Except as set forth above in this Section 3.3 there are no issued, reserved for issuance or outstanding, and there are no outstanding obligations of the Company or any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, (x) any capital stock of the Company or any Company Subsidiary or any securities of the Company or any Company Subsidiary convertible into or exchangeable or exercisable for shares of capital stock or voting securities of, or other equity interests in, the Company or any Company Subsidiary, (y) any warrants, calls, options or other rights to acquire from the Company or any Company Subsidiary, or any other obligation of the Company or any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, any capital stock or voting securities of, or other equity interests in, the Company or any Company Subsidiary or (z) any rights issued by or other obligations of the Company or any Company Subsidiary that are linked in any way to the price of any class of the capital stock of the Company or any shares of capital stock of any Company Subsidiary, the value of the Company, any Company Subsidiary or any part of the Company or any Company Subsidiary or any dividends or other distributions declared or paid on any shares of capital stock of the Company or any Company Subsidiary. Other than (1) the withholding of Shares to satisfy Tax obligations with respect to awards granted pursuant to the Company Stock Plan and (2) the acquisition by the Company of awards granted pursuant to the Company Stock Plan in connection with the forfeiture of such awards, there are not any outstanding obligations of the Company or any of the Company Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock or voting securities or other equity interests of the Company or any Company Subsidiary or any securities, interests, warrants, calls, options or other rights referred to in clause (x), (y) or (z) of the immediately preceding sentence. There are no bonds, debentures, notes or other Indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote (collectively, “Company Voting Debt”). Other than as contemplated by this Agreement, neither the Company nor any of the Company Subsidiaries nor any of the Company’s stockholders is a party to any voting agreement with respect to the voting of any capital stock or voting securities of, or other equity interests in, the Company. Neither the Company nor any of the Company Subsidiaries is a party to any agreement pursuant to which any Person is entitled to elect, designate or nominate any director of the Company or any of the Company Subsidiaries.
(c)    No Subsidiary of the Company owns any Shares.
(d)    Neither the Company nor any Company Subsidiary or associates (as defined in Section 203 of the DGCL) owns, or has owned at any time within the past three (3) years, any shares of Parent Common Stock.
3.4    Corporate Authority and Approval.
(a)    The Company has all requisite corporate power and authority to execute and deliver this Agreement and, subject to receipt of the Company Stockholder Approval, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The Company Board has adopted resolutions, by unanimous vote at a meeting duly called, at which all directors of the Company were present, and in support of the Company Board Recommendation and directing that this Agreement be submitted to the Company’s stockholders for adoption. As of the date of this Agreement, such resolutions have not been amended or withdrawn.
(b)    Except for the adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding Shares with respect to the Merger (the “Company Stockholder Approval”), no other corporate proceedings on the part of the Company are necessary to authorize, adopt or approve, as applicable, this Agreement or to consummate the transactions contemplated hereby (except for the filing of the appropriate merger documents as required by the DGCL). The Company has duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by Parent and Merger Sub, this Agreement constitutes its legal, valid and binding obligation, enforceable against the Company in accordance with its terms, except, in each case, as enforcement may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights generally and by general principles of equity (the “Bankruptcy and Equity Exception”).
(c)    Prior to the date of this Agreement, the Company and the Company Board have taken all action necessary to exempt each of the execution and delivery of this Agreement, the Voting Agreement and the transactions contemplated hereby under or thereunder, or make not subject, to (i) the provisions of Section 203 of the DGCL, (ii) any other applicable “fair price”, “moratorium”, “control share acquisition” or other similar antitakeover statute or similar statute or regulation or (iii) any provision of the organizational documents of the Company and the Company Subsidiaries that would require any corporate approval other than that otherwise required by the DGCL or other applicable state Law. There is no stockholder rights plan, “poison pill” antitakeover plan or similar device in effect to which the Company or any of its Subsidiaries is subject, party or otherwise bound.
3.5    No Conflicts; Consents.
(a)    Except as set forth on Section 3.5(a) of the Company Disclosure Letter, the execution and delivery of this Agreement by the Company does not, and the performance by the Company of its obligations hereunder and the consummation of the transactions contemplated hereby will not, (i) conflict with, or result in any violation of any provision of, the Company Charter, the Company Bylaws or the comparable charter or organizational documents of any Company Subsidiary (assuming that the Company Stockholder Approval is obtained), (ii) conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation under, or give rise to any obligation to make an offer to purchase or redeem any Indebtedness or capital stock or any loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company or any Company Subsidiary under, any provision of any Contract to which the Company or any Company Subsidiary is a party or by which any of their respective properties or assets is bound or any Company Permit or (iii) conflict with, or result in any violation of any provision of, subject to the filings and other matters referred to in Section 3.5(b), any Judgment or Law, in each case, applicable to the Company or any Company Subsidiary or their respective properties or assets (assuming that the Company Stockholder Approval is obtained), other than, in the case of clauses (ii) and (iii) above, any matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect (it being agreed that for purposes of this Section 3.5(a), effects resulting from or arising in connection with the execution and delivery of this Agreement, as set forth in clause (iv) of the definition of the term “Material Adverse Effect”, shall not be excluded in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur to the extent such effects were not otherwise excluded from determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur) and would not prevent or materially impede, interfere with, hinder or delay the consummation of the transactions contemplated hereby.
(b)    Except as set forth on Section 3.5(b) of the Company Disclosure Letter, no Consent of or from, or registration, declaration, notice or filing made to or with any Governmental Entity is required to be obtained or made by or with respect to the Company or any Company Subsidiary in connection with the execution and delivery of this Agreement or its performance of its obligations hereunder or the consummation of the transactions contemplated hereby, other than (i) compliance with and filings under the HSR Act, (ii) receipt of the Company Stockholder Approval, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, and the filing of appropriate documents with the relevant authorities of the other jurisdictions in which the Company are qualified to do business, (iv) such Consents, registrations, declarations, notices or filings as are required to be made or obtained under the securities or “blue sky” laws of various states in connection with the issuance of the shares of Parent Common Stock to be issued as the Merger Consideration, (v) such filings with and approvals of the NYSE as are required to permit the consummation of the Merger and the listing of the shares of Parent Common Stock to be issued as the Merger Consideration and (vi) such other matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect (it being agreed that for purposes of this Section 3.5(b), effects resulting from or arising in connection with the execution and delivery of this Agreement, as set forth in clause (iv) of the definition of the term “Material Adverse Effect”, shall not be excluded in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur to the extent such effects were not otherwise excluded from determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur) and would not prevent or materially impede, interfere with, hinder or delay the consummation of the transactions contemplated hereby.
3.6    Company SEC Documents; Financial Statements. No Undisclosed Liabilities.
(a)    The Company has furnished or filed all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) required to be furnished or filed by Company with the SEC since January 1, 2017 (such documents, together with any documents filed with the SEC during such period by Company on a voluntary basis on a Current Report on Form 8-K, being collectively referred to as the “Company SEC Documents”).
(b)    Each Company SEC Document (i) at the time filed, complied in all material respects with the requirements of SOX and the Exchange Act or the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Document and (ii) did not at the time it was filed (or if amended or superseded by a filing or amendment prior to the date of this Agreement, then at the time of such filing or amendment) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the consolidated financial statements of the Company included in the Company SEC Documents complied at the time it was filed as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, was prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited statements, to normal year-end audit adjustments).
(c)    Except (i) as reflected or reserved against in the Company’s consolidated unaudited balance sheet as of June 29, 2018 (or the notes thereto) as included in the Company SEC Documents, (ii) for liabilities and obligations incurred since June 29, 2018 in the ordinary course of business and (iii) for liabilities and obligations incurred as permitted by this Agreement, neither the Company nor any Company Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that, individually or in the aggregate, have had or would reasonably be expected to have a Company Material Adverse Effect. For purposes of this Section 3.6, the term “liabilities” shall not include liabilities or obligations of the Company or any Company Subsidiary to perform under or comply with any applicable Law, action, Judgment or Contract, but would include such liabilities and obligations if there has been a default or failure to perform or comply by the Company or any Company Subsidiary with any such liability or obligation if such default or failure would, with the giving of notice or passage of time or both, reasonably be expected to result in a monetary obligation or the imposition of injunctive or other equitable remedies
3.7    Internal Controls and Procedures.
(a)    Each of the chief executive officer of the Company and the chief financial officer of the Company (or each former chief executive officer of the Company and each former chief financial officer of the Company, as applicable) has made all applicable certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of SOX with respect to the Company SEC Documents, and the statements contained in such certifications are true and accurate. For purposes of this Agreement, “chief executive officer” and “chief financial officer” shall have the meanings given to such terms in SOX. None of the Company or any of the Company Subsidiaries has outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers within the meaning of Section 402 of SOX.
(b)    The Company maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, consistently applied, (ii) that transactions are executed only in accordance with the authorization of management and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s properties or assets.
(c)    The Company is, and since January 1, 2017 has been, in compliance in all material respects with the applicable listing and corporate governance rules and requirements of the NYSE.
(d)    The “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) utilized by the Company are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the periods specified in the rules and forms of the SEC and that all such information required to be disclosed is accumulated and communicated to the management of the Company to allow timely decisions regarding required disclosure and to enable the chief executive officer and chief financial officer of the Company to make the certifications required under the Exchange Act with respect to such reports.

(e)    Neither the Company nor any Company Subsidiary is a party to, or has any commitment to become a party to, any joint venture, off balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the Company and any of the Company Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of the Company Subsidiaries in the Company’s or such Company Subsidiary’s published financial statements.
3.8    Absence of Certain Changes. From January 1, 2018 to the date of this Agreement, there has not occurred any Effect that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect. From January 1, 2018 to the date of this Agreement, except for actions taken in connection with the execution and delivery of this Agreement and the transactions contemplated by this Agreement, the Company and the Company Subsidiaries have conducted the business of the Company and the Company Subsidiaries in the ordinary course in all material respects, and during such period there have not been any actions taken that if taken after the date of this Agreement without the prior written consent of Parent would constitute a violation of Section 5.1(a) (other than clauses (i)(A), (i)(B), (ii), (iii)(A), (iv), (v) or (xiii) of Section 5.1(a)).
3.9    Litigation and Liabilities. As of the date of this Agreement, there is no suit, action or other proceeding pending or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary or any of their respective properties or assets that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect. As of the date of this Agreement, there is no Judgment outstanding against or, to the Knowledge of the Company, investigation by any Governmental Entity involving the Company or any Company Subsidiary or any of their respective properties or assets that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.
3.10    Benefits Matters; ERISA Compliance.
(a)    For the purposes of this Agreement, the term “Company Plan” shall mean any benefit and compensation plan, policy, program or arrangement maintained, sponsored or contributed to (or required to be contributed to) by the Company or any Company Subsidiary or under which the Company or any Company Subsidiary has any liability covering or for the benefit of any current or former employees of the Company or any Company Subsidiary or any current or former directors of the Company or Company Subsidiary, including “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and any incentive and bonus, deferred compensation, retention, stock purchase, employment, retirement, retiree medical, profit sharing, pension, severance, change-in-control, termination, restricted stock, stock option, stock appreciation rights or stock based plans, programs, agreements or arrangements, excluding any statutory plans (a “Statutory

Plan”). Each material Company Plan as of the date of this Agreement is listed in Section 3.10(a) of the Company Disclosure Letter. True and complete copies of each of the material Company Plans (or, if unwritten, a written summary thereof), and all amendments thereto, and to the extent applicable, any related trust or other funding vehicle, and the most recent determination letter or opinion letter received from or issued by the IRS with respect to each Company Plan intended to qualify under Section 401 of the Code, have been provided or made available to Parent on or prior to the date of this Agreement.
(b)    All Company Plans are in compliance with their terms and applicable Laws (including, if applicable, ERISA and the Code) and the Company and Company Subsidiaries have complied with all Statutory Plans in accordance with their terms and applicable Law, except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect.
(c)    Except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect, each Company Plan that is intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter or opinion letter from the Internal Revenue Service (the “IRS”) and, to the Knowledge of the Company, circumstances do not exist that are likely to result in the loss of the qualification of such plan under Section 401(a) of the Code. Except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect, each non-U.S. Company Plan, to the extent required to be registered or approved by any Governmental Entity, has been registered with, or approved by, such Governmental Entity and, to the Knowledge of the Company, nothing has occurred that would adversely affect such registration or approval.
(d)    Except as set forth on Section 3.10(d) of the Company Disclosure Letter, neither the Company nor any Company Subsidiary or any entity which is considered one employer with the Company under Section 4001 of ERISA or Section 414 of the Code, contributes to or is obligated to contribute to (i) an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA, Section 412 of the Code or Section 302 of ERISA (including any “multiemployer plan” within the meaning of Section (3)(37) of ERISA), (ii) a “multiple employer plan” as defined in Section 413(c) of the Code or (iii) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.
(e)    Except as would not, individually or in the aggregate, reasonably be likely to result in a material liability to the Company or any Company Subsidiary, taken as a whole, with respect to each Company Plan that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code: (i) no Company Plan has failed to satisfy the minimum funding standard (within the meaning of Sections 412 and 430 of the Code or Section 302 of ERISA) applicable to such Company Plan, whether or not waived and no application for a waiver of the minimum funding standard with respect to any Company Plan has been submitted; (ii) no reportable event within the meaning of Section 4043(c) of ERISA for which the thirty (30)-day notice requirement has not been waived has occurred; (iii) no material liability (other than for premiums to the Pension Benefit Guaranty Corporation (the “PBGC”)) under Title IV of ERISA has been or is expected to be incurred by the Company or any Company Subsidiary; (iv) the

PBGC has not instituted proceedings to terminate any such plan or made any inquiry which would reasonably be expected to lead to termination of any such plan, and, to the Knowledge of the Company, no condition exists that presents a risk that such proceedings will be instituted or which would constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any such plan; and (v) no plan is, or is expected to be, in "at-risk" status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code).
(f)    All contributions required to be made by the Company or a Company Subsidiary under each Company Plan and each Statutory Plan have been timely made and all obligations in respect of each Company Plan have been properly accrued and reflected in the most recent consolidated balance sheet filed or incorporated by reference in the Company SEC Documents prior to the date of this Agreement, except as in each instance, would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect.
(g)    As of the date of this Agreement, there are no pending or, to the Knowledge of the Company, threatened proceedings relating to the Company Plans, except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect.
(h)    Except as expressly contemplated by this Agreement, as required by applicable Law or as set forth on Section 3.10(h) of the Company Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby would reasonably be expected to, either alone or in combination with any other event, (i) result in any material payment becoming due to any employee, officer or director of the Company or any Company Subsidiary, (ii) materially increase the amount or value of any compensation or benefits under any Company Plan or otherwise payable to any employee, officer or director of the Company or any of its Subsidiaries, (iii) result in the acceleration of the time of payment, vesting or funding of any such compensation or benefits, or (iv) result in any “excess parachute payment” (within the meaning of Section 280G of the Code) becoming due to any current or former employee, officer, individual independent contractor or director of the Company or any Company Subsidiary. Except as set forth on Section 3.10(h) of the Company Disclosure Letter, neither the Company nor any Company Subsidiary has any obligation to gross-up, indemnify or otherwise reimburse any current or former employee, director or other independent contractor of the Company or any Company Subsidiary for any excise or additional tax, interest or penalties incurred by such individual under Section 4999 or Section 409A of the Code.
(i)    Except as set forth on Section 3.10(i) of the Company Disclosure Letter, neither the Company nor any Company Subsidiary sponsors any employee benefit plan that provides for any post-employment or post-retirement health or medical or life insurance benefits for retired or former employees or their dependents, except as required by Section 4980B of the Code, that could result in a material liability to the Company or any Company Subsidiary taken as a whole.
3.11    Labor Matters.

(a)    Except as set forth on Section 3.11(a) of the Company Disclosure Letter, as of the date of this Agreement, all employees of the Company and the Company Subsidiaries are employed on an at will basis, which means that their employment can be terminated at any time, with or without notice, for any reason or no reason at all. No employee of the Company or a Company Subsidiary has been granted the right to continued employment by the Company or any successor.
(b)    The Company and the Company Subsidiaries are, and since January 1, 2016 have been, in compliance in all material respects with all applicable Laws related to employment and employees, including but not limited to wages and other compensation, overtime requirements, classification of employees and independent contractors under federal and state Laws, hours of work, leaves of absence, equal opportunity, immigration, occupational health and safety, workers’ compensation, background checks, hiring, pre-employment tests, affirmative action, equal pay, and the payment of social security and other Taxes. There are no charges, investigations, administrative proceedings or formal complaints of discrimination (including discrimination based upon sex, age, marital status, race, national origin, sexual orientation, disability or veteran status) threatened or pending before the Equal Employment Opportunity Commission, the National Labor Relations Board, the U.S. Department of Labor, the U.S. Occupational Health and Safety Administration, the Workers Compensation Appeals Board, or any other Governmental Entity against the Company pertaining to any employee, except for those charges, investigations, administrative proceedings or formal complaints of discrimination that, individually or in the aggregate, would not reasonably be likely to result in material liability to the Company or any Company Subsidiary taken as a whole.
(c)    The Company and the Company Subsidiaries have, since January 1, 2016, properly classified their U.S. based employees as exempt or nonexempt under federal and state Laws, except as would not, individually or in the aggregate, reasonably be likely to result in a material liability to the Company or any Company Subsidiary taken as a whole. The Company and the Company Subsidiaries have, since January 1, 2016, properly classified their U.S. based independent contractors as independent contractors under federal and state Laws, except as would not, individually or in the aggregate, reasonably be likely to result in a material liability to the Company or any Company Subsidiary taken as a whole.
(d)    As of the date of this Agreement, Section 3.11(d) of the Company Disclosure Letter sets forth a true and complete list of all collective bargaining or other labor union contracts applicable to any employees of the Company or any of the Company Subsidiaries. To the Knowledge of the Company, no labor organization or group of employees of the Company or any Company Subsidiary has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened to be brought or filed, with the National Labor Relations Board or any other labor relations tribunal or authority. To the Knowledge of the Company, there are no material organizing activities, strikes, work stoppages, slowdowns, lockouts, material arbitrations or material grievances, or other material labor disputes pending or threatened against or involving the Company or any Company Subsidiary. None of the Company or any of the Company Subsidiaries has breached or otherwise failed to comply with any provision of any collective bargaining agreement or other labor union Contract applicable to any employees of the Company or any of the Company Subsidiaries, except for any breaches or failures to comply that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. There are no written grievances or written complaints by represented employees of the Company or its Subsidiaries and, to the Knowledge of the Company, no such grievances or complaints are threatened, in each case, that individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.
(e)    The Company is in full compliance with the Worker Readjustment and Notification Act (the “WARN Act”) (29 USC §2101) and any applicable state Laws or other legal requirements regarding redundancies, reductions in force, mass layoffs, and plant closings, including all obligations to promptly and correctly furnish all notices required to be given thereunder in connection with any redundancy, reduction in force, mass layoff, or plant closing to affected employees, representatives, any state dislocated worker unit and local government officials, or any other Governmental Entity, except as, in each instance, would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect. No reduction in the notification period under the WARN Act is being relied upon by the Company.
3.12    Compliance with Laws. Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, the Company and the Company Subsidiaries are, and since January 1, 2016 have been, in compliance with all applicable Laws and the Company Permits. Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, there is no, and since January 1, 2016, there has been no, action, demand or investigation by or before any Governmental Entity pending or, to the Knowledge of the Company, threatened alleging that the Company or a Company Subsidiary is not in compliance with any applicable Law or the Company Permit or which challenges or questions the validity of any rights of the holder of any Company Permit. The Company and the Company Subsidiaries, and, to the Knowledge of the Company, their respective directors, officers, employees and agents are, and since January 1, 2016 have been, in compliance with the Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”) and any rules and regulations thereunder or any applicable Law of similar effect. The Company and the Company Subsidiaries are, and at all times during the past three (3) years have been, in compliance in all material respects with all statutory and regulatory requirements under the Arms Export Control Act (22 U.S.C. 2778), the International Traffic in Arms Regulations (ITAR) (22 C.F.R. 120 et seq.), the Export Administration Regulations (15 C.F.R. 730 et seq.) and associated executive orders, the anti-boycott laws and regulations administered by the United States Department of the Treasury and the United States Department of Commerce, Department of Homeland Security (Customs and Border Protection) and the laws, regulations, and all other rules, Executive Orders, directives, and other official actions implemented or administered by the Office of Foreign Assets Controls, United States Department of the Treasury and all comparable applicable Laws outside the United States (collectively, the “Export Control Laws”), other than information included in voluntary disclosures that do not result in any action on the part of any Governmental Entity as set forth in Section 3.12(i) of the Company Disclosure Letter. Since January 1, 2016,

neither the Company nor its Subsidiaries has received any written or, to the Knowledge of the Company, oral communication from any Governmental Entity alleging that it is not in compliance with the Export Control Laws and that a penalty will be imposed for such noncompliance. The Company and the Company Subsidiaries have established and maintain internal controls and procedures intended to ensure compliance in all material respects with all applicable Export Control Laws, including controls and procedures intended to ensure that the products and technologies of the Company and the Company Subsidiaries are and have been properly classified under the Export Control Laws, including with accurate Export Control Classification Numbers and U.S. Munitions List category identifications as set forth in Section 3.12(ii) of the Company Disclosure Letter. Notwithstanding anything contained in this Section 3.12 to the contrary, no representation or warranty shall be deemed to be made in this Section 3.12 in respect of the matters referenced in Sections 3.6 (Company SEC Documents; Financial Statements; No Undisclosed Liabilities), 3.7 (Internal Controls and Procedures), 3.10 (Benefits Matters; ERISA Compliance), 3.11 (Labor Matters), 3.14 (Environmental Matters), 3.15 (Taxes), or 3.21 (Government Contracts).
3.13    Contracts.
(a)    Except for this Agreement, neither the Company nor any Company Subsidiary is a party to any Contract required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act (a “Filed Company Contract”) that has not been so filed.
(b)    Section 3.13(b) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list, and the Company has made available to Parent true and complete copies, of (i) each agreement, Contract, understanding, or undertaking to which the Company or any of the Company Subsidiaries is a party that (A) restricts the ability of the Company or the Company Subsidiaries to compete in any business or with any Person in any geographical area in a manner that is material to the Company and the Company Subsidiaries, taken as a whole, (B) would, to the Knowledge of the Company, restrict in any material respect the ability of Parent or any of the Parent Subsidiaries to compete in any business or with any Person in any geographical area after the Effective Time, (C) requires the Company or any Company Subsidiary to conduct any business on a “most favored nations” basis with any third party in a manner that is material to the Company and the Company Subsidiaries, taken as a whole, (D) provides for “exclusivity” or any similar requirement in favor of any third party in a manner that is material to the Company and the Company Subsidiaries, taken as a whole, or (E) would require disclosure under Item 404 of SEC Regulation S-K, (ii) each loan and credit agreement, Contract, note, debenture, bond, indenture, mortgage, security agreement, pledge, or other similar agreement pursuant to which any material Indebtedness of the Company or any of the Company Subsidiaries is outstanding or may be incurred, other than any such agreement between or among the Company and the wholly owned Company Subsidiaries, (iii) each Company Lease, (iv) each partnership, joint venture or similar agreement, Contract, understanding or undertaking to which the Company or any of the Company Subsidiaries is a party relating to the formation, creation, operation, management or control of any partnership or joint venture, in each case, material to the Company and the Company Subsidiaries, taken as a whole, (v) each Company License Agreement, (vi) each Contract under which the Company or any Company Subsidiary provides an express covenant not to sue for infringement of Patent Rights, and (vii) each agreement, Contract, understanding or undertaking relating to the disposition or acquisition by the Company or any of the Company Subsidiaries of any material business or any material amount of assets (excluding dispositions or acquisitions which were consummated prior to the date of this Agreement and with respect to which there is no ongoing liability or obligation of the Company or any Company Subsidiaries). Each agreement, Contract, understanding or undertaking of the type described in this Section 3.13(b) and each Filed Company Contract is referred to herein as a “Company Material Contract”.
(c)    Except for matters which, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, (i) each Company Material Contract (including, for purposes of this Section 3.13(c), any Contract entered into after the date of this Agreement that would have been a Company Material Contract if such Contract existed on the date of this Agreement) is a valid, binding and legally enforceable obligation of the Company or one of the Company Subsidiaries, as the case may be, and, to the Knowledge of the Company, of the other parties thereto, except, in each case, as enforcement may be limited by the Bankruptcy and Equity Exception, (ii) each such Company Material Contract is in full force and effect and (iii) none of Company or any of the Company Subsidiaries is (with or without notice or lapse of time, or both) in breach or default under any such Company Material Contract and, to the Knowledge of the Company, no other party to any such Company Material Contract is (with or without notice or lapse of time, or both) in breach or default thereunder.
3.14    Environmental Matters. Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect:
(a)    the Company and the Company Subsidiaries are and, since January 1, 2016, have been, in compliance with all Environmental Laws, which compliance includes obtaining, maintaining and complying with all Permits required pursuant to any Environmental Law;
(b)    there are no Environmental Claims pending against or, to the Knowledge of the Company, threatened against or affecting, the Company or any of the Company Subsidiaries;
(c)    except as set forth on Section 3.14(c) of the Company Disclosure Letter, to the Knowledge of the Company, there has been no Release of, or exposure to, any Hazardous Material that would reasonably be expected to form the basis of any Environmental Claim against the Company; and
(d)    the Company and the Company Subsidiaries have made available to Parent true and complete copies of all Phase I Environmental Site Assessments with respect to the Company and Company Subsidiaries, the Company Properties or real property formerly owned, leased or operated by the Company or any of the Company Subsidiaries, to the extent such documentation is in the Company’s or any of the Company Subsidiaries’ possession, custody or control.
3.15    Taxes. Except as set forth on Section 3.15 of the Company Disclosure Letter or as would not reasonably be likely to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each of its Subsidiaries (a) have duly and timely filed, or caused to be filed, taking into account any extensions, all Tax Returns required to have been filed by them, and such Tax Returns are true, correct and complete, and (b) have duly and timely paid all Taxes required to have been paid by them (including any Taxes required to be withheld from amounts owing to any employee, creditor, stockholder or other third party), except in each case of clauses (a) and (b), with respect to matters contested in good faith in appropriate proceedings and for which adequate reserves have been established in accordance with GAAP in the financial statements included in the Company SEC Documents.
3.16    Intended Tax Treatment. Neither the Company nor any Company Subsidiary has taken or agreed to take any action or knows of the existence of any fact that is reasonably likely to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.
3.17    Intellectual Property. Section 3.17 of the Company Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list of all registrations and pending applications for Intellectual Property Rights owned by, or exclusively licensed to, the Company and the Company Subsidiaries. All of the Intellectual Property Rights listed on or required to be listed on Section 3.17 of the Company Disclosure Letter are subsisting and, to the Knowledge of the Company, valid and enforceable. Except as has not had and would not reasonably be expected to have a Company Material Adverse Effect (other than with respect to Section 3.17(a):
(a)    The Company and the Company Subsidiaries exclusively own their material proprietary Intellectual Property Rights, free and clear of all Liens except for Permitted Liens, and own, or are validly licensed or otherwise have the right to use, all other material Company Intellectual Property, and the Company and Company Subsidiaries have taken commercially reasonable actions to protect and preserve the material Company Intellectual Property;
(b)    No actions, suits or other proceedings are pending or, to the Knowledge of the Company, threatened (i) that allege that the Company or any of the Company Subsidiaries is infringing, misappropriating or otherwise violating any Person’s Intellectual Property Rights, or (ii) challenging the use, ownership, validity, or enforceability of any Intellectual Property Rights owned (or purported to be owned) by the Company or any of the Company Subsidiaries;
(c)    Section 3.17(c) of the Company Disclosure Letter sets forth a list of all material agreements: (i) under which the Company or any Company Subsidiary licenses or otherwise obtains from a third party material Intellectual Property Rights that are used by the Company or such Company Subsidiary in the conduct of its business as currently conducted or receives any Computing Services (in each case, other than Commercial Software and Services) (such agreements being referred to as “Company Licensed-In Agreements”), and (ii) under which the Company or any Company Subsidiary grants rights to access or otherwise exploit any material Company Intellectual Property or provides any Computing Services (other than non-exclusive licenses of Company’s products or services pursuant to the Company’s standard forms of agreement and in the ordinary course of business) (together with the Company Licensed-In Agreements, the “Company License Agreements”). Each Company License Agreement is in full force and effect and will continue to be in full force and effect immediately following the consummation of the transactions contemplated hereby. Neither the Company nor any Company Subsidiary is in breach of any Company License Agreement;
(d)    Except as set forth on Section 3.17(d) of the Company Disclosure Schedule, to the Knowledge of the Company, neither the use or practice of any Intellectual Property Rights by the Company or any Company Subsidiary, the operation of their businesses as currently conducted (including the design, development, manufacturing, reproduction, marketing, importation, distribution, licensing, offer for sale, sale, delivery or use of any Company Product) nor the current business practices or methods of the Company or any Company Subsidiary has during the past six (6) years infringed, misappropriated, used without authorization or otherwise violated or currently infringes, misappropriates, uses without authorization, or otherwise violates any Intellectual Property Right of any Person, and during the past six (6) years, neither the Company nor any Company Subsidiary has received any written notice or claim asserting that any such infringement, misappropriation or other violation has or may have occurred, including any communication suggesting or offering that the Company or any Company Subsidiary obtain a license to any Intellectual Property Rights of another Person and implying or suggesting that the Company or any Company Subsidiary, or any of their respective customers, has been or is infringing, misappropriating, violating or making unlawful use of any such Intellectual Property Rights;
(e)    To the Knowledge of the Company, no Person is infringing, misappropriating or otherwise violating (or has during the past six (6) years infringed, misappropriated or otherwise violated) any Company Intellectual Property and neither the Company nor any Company Subsidiary has made any such claims against any Person;
(f)    Each of the Company and the Company Subsidiaries have taken reasonable security measures to protect the confidentiality of all material trade secrets, know-how and confidential or other proprietary information owned or held by the Company or any Company Subsidiary and no such material trade secrets, know-how, or confidential or other proprietary information have been disclosed by the Company or any Company Subsidiary to any Person, or have been authorized to be disclosed to or accessed by, or, to the Knowledge of the Company, actually disclosed to or accessed by, any Person, in each case, other than pursuant to valid and enforceable written non-disclosure agreements restricting the disclosure and use thereof and, to the Knowledge of the Company, no Person is in breach of any such agreement;

(g)    No prior or current employee or officer or any prior or current consultant or contractor of the Company or any of the Company Subsidiaries has asserted in writing or, to the Knowledge of the Company, has any ownership in any Company Intellectual Property;
(h)     The Company and the Company Subsidiaries have entered into written agreements with all past and current employees, independent contractors and consultants who have developed any material Intellectual Property Rights for Company and the Company Subsidiaries, pursuant to which each such Person has presently assigned to Company or a Company Subsidiary all such Person’s right, title, and interest in and to all Intellectual Property Rights created or developed for the Company or the Company Subsidiary in the course of such Person’s employment or engagement thereby (to the extent such rights did not otherwise vest with Company or a Company Subsidiary under applicable Law);
(i)    Except as set forth in Section 3.17(i) of the Company Disclosure Letter, no funding, facilities, personnel, consultants or contractors of any Governmental Entity or any university, college, other educational institution or research center were used in the development of any Company Intellectual Property owned or purported to be owned by the Company or any Company Subsidiary where, as a result thereof, the Governmental Entity, university, college, other educational institution or research center has any rights in such Intellectual Property Rights.
(j)    No Open Source Software is or has been included, incorporated or embedded in, linked to, combined or distributed with or used in the development, maintenance, operation, delivery or provision of any material Company Product or any material Software owned by the Company or any Company Subsidiary, in each case, in a manner that subjects any source code or related materials for any such Company Product or Software to any requirement or obligation to be made available, disclosed or contributed to the public (including the open source community) without charge (except for fees for transferring a copy of Software, fees for related services, or similar fees permitted by Open Source Software licenses). To the Knowledge of the Company, neither the Company nor any Company Subsidiary is in breach of any of the material terms or conditions of any license to any Open Source Software;
(k)    To the Knowledge of Company, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, result in the delivery, license or disclosure of the source code for any material Software owned by Company or any Company Subsidiary to any third party;
(l)    The computer Software, systems, servers, network equipment and other information technology systems (including Computing Services) owned, leased, licensed or subscribed to by the Company or any Company Subsidiaries (“Company IT Systems”) are adequate and sufficient for the conduct and operation of their businesses as presently conducted and each of the Company and the Company Subsidiaries has taken reasonable measures to maintain the performance, security and integrity of the Company IT Systems;
(m)     To the Knowledge of Company, the Company IT Systems do not contain any malicious code: (i) that materially disrupts, disables, harms or adversely affects the functionality of the Company IT Systems; (ii) that is intended to damage or destroy any data or file or send information to Company, the Company Subsidiaries, or any third party without the user’s, Company’s or one of Company’s Subsidiaries’ consent; or (iii) that enables or assists any Person to access without authorization any Company IT Systems;
(n)    To the Knowledge of the Company, since January 1, 2017, there has been no failure or unauthorized access to or use of any Company IT Systems;
(o)    Each of the Company and the Company Subsidiaries has reasonable back-up and disaster recovery arrangements in the event of a failure of the Company IT Systems that are, at a minimum, in accordance with standard industry practice and, to the Knowledge of the Company, there has not been any material malfunction, failure or security breach with respect to any of the Company IT Systems or any material Software owned by Company or any Company Subsidiary within the past twelve (12) months; and
(p)    The consummation of the transactions contemplated hereby will not result in (i) a Lien on, or the loss or impairment of the Company’s or any Company Subsidiary’s right to own or use, any Intellectual Property Rights; or (ii) the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any of the Company Intellectual Property.
3.18    Privacy. The Company and the Company Subsidiaries (i) are in material compliance with all applicable Laws relating to collecting, accessing, using, disclosing, transmitting, securing, sharing, processing, transferring and storing personally identifiable information as defined under applicable Law (“Personal Information”) (such Laws, “Privacy Laws”) and (ii) take commercially reasonable actions to protect the confidentiality, integrity and accessibility of Personal Information maintained by or on behalf of the Company and any Company Subsidiary. To the Knowledge of the Company, there has been no unauthorized or unlawful destruction, loss or alteration, or unauthorized disclosure of or access to (x) Personal Information maintained by or on behalf of the Company or any Company Subsidiary with respect to which notification to affected data subjects, customers, or Governmental Entity was made or was required by applicable Laws or (y) any trade secrets, know-how or confidential or other proprietary information that is owned by the Company or any Company Subsidiary, except, in each case, as has not had and would not reasonably be expected to have a Company Material Adverse Effect. No written claims have been asserted against, nor have any investigations or inquiries by a Governmental Entity been threatened in writing or commenced regarding, the Company or any Company Subsidiary alleging any violation of the applicable Privacy Laws.
3.19    Insurance. Each of the Company and the Company Subsidiaries maintains insurance policies with reputable insurance carriers against all risks of a character and in such amounts as are usually insured against by similarly situated companies in the same or similar businesses. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) each insurance policy of the Company or any Company Subsidiary is in full force and effect and was in full force and effect during the periods of time such insurance policy are purported to be in effect, and (b) neither the Company nor any of the Company Subsidiaries is (with or without notice or lapse of time, or both) in breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice) under any such policy. There is no claim by the Company or any of the Company Subsidiaries pending under any such policies that (i) to the Knowledge of the

Company, has been denied or disputed by the insurer other than denials and disputes in the ordinary course of business consistent with past practice or (ii) if not paid would constitute a Company Material Adverse Effect.
3.20    Properties.
(a)
(i)    The Company and each Company Subsidiary has good, valid, insurable and marketable fee simple title to the Owned Company Properties and good and valid leasehold interest in the Leased Company Properties (together with the Owned Company Properties, the “Company Properties”), except (i) for Liens permitted by the penultimate sentence of this Section 3.20(a) and (ii) with respect to such Liens, individually or in the aggregate, such Liens have not had and would not reasonably be expected to have a Company Material Adverse Effect. This Section 3.20(a) does not relate to Intellectual Property Rights matters, which are the subject of Section 3.17. The Company Properties and all components of all buildings, structures and other improvements located thereon are, in all material respects, adequate and sufficient, and in satisfactory operating condition, to support the operations of the Company and the Company Subsidiaries as presently conducted. Section 3.20(a) of the Company Disclosure Letter lists, as of the date hereof, each parcel of Owned Company Property. All of the Owned Company Properties are owned and all of the Leased Company Properties are leased free and clear of all Liens, except for (i) Liens (other than in connection with borrowed money) on Company Properties that, individually or in the aggregate, do not materially impair and would not reasonably be expected to materially impair, the continued use and operation of such Company Property to which they relate in the conduct of the Company and the Company Subsidiaries as presently conducted and (ii) Permitted Liens. To the Company’s Knowledge, there are no leases, subleases, licenses, concessions or other agreements granting to any party or parties the right of use or occupancy of any material portion of the Owned Company Properties.
(ii)    None of the buildings, plants, structures, or equipment located on the Company Properties is in need of current maintenance or repairs which are scheduled to occur more than twelve (12) months after the Closing Date other than routine maintenance and repairs that are not material in nature or cost. To the Company’s Knowledge, there are no defects or conditions of the Owned Company Property that materially impairs the current use thereof by the Company or the Company Subsidiaries. Except as set forth on Section 3.20(a) of the Company Disclosure Letter, with respect to the Material Real Property, there are no proceedings pending or, to the Company’s Knowledge, threatened against or affecting the Owned Company Properties or any portion thereof or interest therein in the nature or in lieu of condemnation or eminent domain proceeding that would have a Company Material Adverse Effect. Each of the Owned Company Properties that is a Material Real Property constitutes a separately subdivided or separately taxed parcel, is assessed separately from all other adjacent real property for purposes of real estate Taxes, and is not treated as part of any other real property for title, zoning or building purposes. To the Knowledge of the Company, none of the Owned Company Properties that is a Material Real Property is located in a flood hazard area as defined by the Federal Insurance Administration.

(b)    Section 3.20(b)(i) of the Company Disclosure Letter sets forth a complete list, as of the date hereof, of all written Company Leases (or a written description of any oral Company Leases) for all of the parcels of Leased Company Property. The Company and each of the Company Subsidiaries has complied in all material respects with the terms of all leases, subleases and licenses entitling it to the use or occupancy of real property owned by third parties where the Company or any of its Subsidiaries holds an interest as tenant, subtenant, licensee or other similar party (the “Company Leases”), and all the Company Leases are valid and in full force and effect, except, in each case, as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. The Company and each Company Subsidiary is in exclusive possession of the properties or assets purported to be leased under all the Company Leases, except for (i) such failures to have such possession of material properties or assets as, individually or in the aggregate, do not materially impair and would not reasonably be expected to materially impair, the continued use and operation of such material assets to which they relate in the conduct of the Company’s and the Company Subsidiaries’ business as presently conducted and (ii) failures to have such possession of properties or assets as, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. Except as set forth on Section 3.20(b)(ii), of the Company Disclosure Letter, to the Company’s Knowledge, there are no leases, subleases, licenses, concessions or other agreements granting to any party or parties (other than the Company or a Company Subsidiary) the right of use or occupancy of any material portion of any premises subject to a Company Lease.
3.21    Government Contracts.
(a)    To the Company’s Knowledge, each Government Contract to which the Company or any of the Company Subsidiaries is a party (a “Company Government Contract”), the period for performance of which has not yet expired or been terminated (collectively, the “Current Company Government Contracts”), is in full force and effect and constitutes a legal, valid and binding agreement, enforceable in accordance with its terms against the Company. To the Company’s Knowledge, each Current Company Government Contract was awarded in compliance with applicable Law.
(b)    Except as set forth on Section 3.21(b) of the Company Disclosure Letter, or except, in each case, as has not had and would not be reasonably expected to have a Company Material Adverse Effect with respect to any Company Government Contract, to the Knowledge of the Company, (i) the Company and each of its Subsidiaries have complied with the material terms and conditions of each Company Government Contract and Company Government Bid, including all clauses, provisions, specifications and requirements incorporated expressly by reference therein and any applicable Laws, (ii) all representations, certifications, disclosures and warranties acknowledged or submitted by or on behalf of the Company or any Company Subsidiary with respect to each Company Government Contract or Company Government Bid were current, accurate and complete as of the date made and the Company and its Subsidiaries have complied with all such representations, certifications, disclosures and warranty requirements, (iii) no Governmental Entity has alleged that the Company or any Company Subsidiary has committed civil fraud or initiated an investigation related to the Company’s, or any Company Subsidiary’s, performance of any Government Contract during the past five (5) years, (iv) neither the Company, nor any Company Subsidiary, nor any of their respective Principals (as defined in Federal Acquisition Regulation ("FAR") 52.209-5) is (or at any time during the last three (3) years has been) suspended or debarred from doing business with the Government, or proposed for suspension or debarment or prohibited from bidding on any Government Contract or declared nonresponsible or ineligible to receive a Government Contract, (v) neither the Company, nor any Company Subsidiary has received a request by a Governmental Entity for a contract price adjustment since January 1, 2016 based on a claimed disallowance by an applicable Governmental Entity or claim of defective certified cost or pricing data in excess of $500,000, (vi) dispute between the Company or any of its Subsidiaries and a Governmental Entity which, since January 1, 2016, has resulted in a government contracting officer’s final decision where the amount in controversy exceeds or is expected to exceed $500,000, and (vii) no Governmental Entity nor any prime contractor, subcontractor or other Person has notified the Company or its Subsidiaries in writing, or, to the Knowledge of the Company, orally, that the Company or its Subsidiaries has or may have defaulted, breached or violated any Law, order representation, certification, disclosure, warranty, clause, provision, specification or requirements pertaining to any Company Government Contract or Company Government Bid.
(c)    Except as set forth on Section 3.21(c) of the Company Disclosure Letter, since January 1, 2016, no termination for default, cure notice, or show cause notice has been issued by any Governmental Entity or by any prime contractor or subcontractor, in writing or, to the Knowledge of the Company, orally, with respect to performance by the Company or any of its Subsidiaries as a prime contractor or subcontractor of any portion of the obligation of a Company Government Contract which would be material.
(d)    Since January 1, 2016, neither the Company nor any of its Subsidiaries has made or submitted a mandatory or voluntary disclosure to any Governmental Entity with respect to any suspected, alleged or possible breach, violation, irregularity, mischarging, misstatement or other act or omission arising under or relating to any Company Government Contract or Government Bid which would be material.
(e)    Without giving effect to any organizational conflicts of interest that may arise as a result of the transactions contemplated under this Agreement, Section 3.21(e) of the Company Disclosure Letter identifies by material Company Government Contract, any work or future business opportunities from which, to the Knowledge of the Company and its Subsidiaries, the Company or any of its Subsidiaries is currently limited, prohibited or otherwise restricted from performing due to “organizational conflicts of interest” (as defined in FAR Subpart 9.5), contract terms or provisions, or organizational conflicts of interest mitigation plans submitted by the Company or any of its Subsidiaries in connection with any Company Government Contract.
(f)    The Company and its Subsidiaries (and to the Company’s Knowledge, their employees who hold personnel security clearances) possess all required facility security clearances to perform the Company Government Contracts and Government Task Orders and are in compliance with all applicable national security obligations, including those specified in the

National Industrial Security Program Operating Manual, DOD 5220.22-M (February 2006), and any supplements, amendments or revised editions thereof (“NISPOM”) except to the extent such noncompliance would not reasonably be expected to result in a Company Material Adverse Effect.
(g)    To the Company’s Knowledge, the business and cost accounting systems of the Company and its Subsidiaries are in compliance with applicable Laws and have not been determined in writing by any Governmental Entity not to be in compliance with any applicable Laws.
(h)    Since January 1, 2016, neither the Company nor any of its Subsidiaries has undergone, and there is not currently pending or threatened, any material audit, survey, review or investigation (other than routine audits) by any U.S. Governmental Entity, with respect to any alleged or actual irregularity, misstatement or omission arising under or relating to a Company Government Contract or Company Government Bid that could reasonably be expected to give rise to liability in excess of $500,000 and neither the Company, nor any of its Subsidiaries has received in writing adverse audit findings from the Defense Contract Audit Agency, the Defense Contract Management Agency or any other U.S. Governmental Entity that remain unresolved and that are expected to result in a liability in excess of $500,000 to the Company or any of its Subsidiaries, beyond what has been reserved on the Company’s books and records.
(i)    Over the last three (3) years, the Company and its Subsidiaries have complied in all material respects with all data security, cybersecurity, and physical security systems and procedures required by its Company Government Contracts. Since January 1, 2016, to the Knowledge of the Company, neither the Company, nor any Subsidiary had or experienced any breach of data security or cybersecurity, whether physical or electronic. Any data security, cybersecurity or physical security breach related to any Company Government Contract, if known by the Company or any Subsidiary, has been reported to the necessary Governmental Entity or higher tier contractor, as required.
(j)    As of the date of this Agreement, the Company does not hold and has not been awarded any Current Company Government Contract, or submitted any Company Government Bid, in its own name utilizing the Company’s specific “Commercial and Government Entity” (CAGE) Code and the execution and delivery by the Company of this Agreement do not, and the consummation of the Merger and compliance with the terms hereof will not subject the Company or any Subsidiary to the requirements stated in FAR 42.12, or require the Company or any Subsidiary to seek, request, or enter into any novation agreement with any U.S. Governmental Entity, as specified in FAR 42.12.
(k)    Neither the Company nor any of the Company Subsidiaries, nor any director, manager, or officer thereof, nor to the Knowledge of the Company, any employee or Person acting for or on behalf of any of the Company or any Company Subsidiary, has, within the past three (3) years: (i) used any funds for unlawful contributions, gifts, gratuities, entertainment or other unlawful expenses related to political activity; (ii) made any payment or offered, promised or authorized the payment of anything of value to any government official or employee or any political party or candidate for political office for the purpose of influencing any act or decision of such official or of any Governmental Entity to obtain or retain business or direct business to any Person in violation of Law; or (iii) made any other payment in violation of Law to any official of any Governmental Entity, including but not limited to, bribes, gratuities, kickbacks, lobbying expenditures, political contributions or contingent fee payments, except, in each case, as would not be material.
3.22    Joint Proxy Statement/Prospectus. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in (a) the Form S-4 will, at the time the Form S-4 or any amendment or supplement thereto is declared effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (b) the Joint Proxy Statement/Prospectus will, at the date it is first mailed to each of the Company’s stockholders and Parents stockholders or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Joint Proxy Statement/Prospectus will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent for inclusion or incorporation by reference therein.
3.23    Brokers and Finders. No broker, investment banker, financial advisor or other Person, other than Guggenheim Securities LLC (the “Company Financial Advisor”), the fees and expenses of which will be paid by the Company or the Company Subsidiaries, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Company. Prior to the execution of this Agreement, the Company has furnished to Parent true and complete copies of all agreements between the Company or its Subsidiaries and the Company Financial Advisor relating to the transactions contemplated hereby.
3.24    Opinions of Financial Advisors. As of the date of this Agreement, the Company Board has received the opinion of the Company Financial Advisor, as of the date of such opinion and based upon and subject to the various qualifications, assumptions, limitations and other matters set forth therein, the Exchange Ratio provided for in the Merger is fair, from a financial point of view, to such holders. The Company shall, promptly following the execution of this Agreement by all Parties, furnish a copy of each such written opinion to Parent solely for informational purposes (it being agreed that none of the Parent or Merger Sub, nor any of their respective affiliates or Representatives, shall have the right to rely on such opinions).
3.25    No Other Representations and Warranties. Except for the representations and warranties of the Company contained in this Article III, the Company is not making and has not made, and no other Person is making or has made on behalf of the Company, any express or implied representation or warranty in connection with this Agreement or the transactions contemplated hereby.

ARTICLE IV     - REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
Parent represents and warrants to the Company as set forth in the statements contained in this Article IV except as set forth in the Parent SEC Documents filed and publicly available after January 1, 2017 but prior to the date of this Agreement (the “Filed Parent SEC Documents”) (excluding any disclosures in the Filed Parent SEC Documents in any risk factors section, any forward-looking disclosure in any section related to forward-looking statements and other disclosures that are predictive or forward-looking in nature, other than historical facts included therein) or in the disclosure letter delivered by Parent to the Company at or before the execution and delivery by Parent of this Agreement (the “Parent Disclosure Letter”). The Parent Disclosure Letter shall be arranged in numbered and lettered sections corresponding to the numbered and lettered sections contained in this Article IV, and the disclosure in any section of the Parent Disclosure Letter shall be deemed to qualify other sections in this Article IV to the extent that it is reasonably apparent on the face of such disclosure that such disclosure also qualifies or applies to such other sections.
4.1    Organization, Good Standing and Qualification. Each of Parent, Merger Sub and each of Parent’s other Subsidiaries (such Subsidiaries of Parent, the “Parent Subsidiaries”) is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized (in the case of good standing, to the extent such jurisdiction recognizes such concept), except, in the case of the Parent Subsidiaries, where the failure to be so organized, existing or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect. Each of Parent, Merger Sub and the Parent Subsidiaries has all requisite power and authority and possesses all Permits necessary to enable it to own, operate, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted (the “Parent Permits”), except where the failure to have such power or authority or to possess Parent Permits, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect. Each of Parent, Merger Sub and the Parent Subsidiaries is duly qualified or licensed to do business in each jurisdiction where the nature of its business or the ownership or leasing of its properties make such qualification necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect. Parent has delivered or made available to the Company, prior to execution of this Agreement, true and complete copies of the (a) certificate of incorporation of Parent (the “Parent Charter”), (b) the bylaws of Parent (the “Parent Bylaws”), (c) the certificate of incorporation of Merger Sub and (d) the bylaws of Merger Sub, in each case, as in effect as of the date of this Agreement.
4.2    Parent Subsidiaries.
(a)    All the outstanding shares of capital stock or voting securities of, or other equity interests in, each of the Parent Subsidiaries have been validly issued and are owned by Parent, by another Parent Subsidiary or by Parent and another Parent Subsidiary, free and clear of all material Liens, and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock, voting securities or other equity interests), except for restrictions imposed by applicable securities laws. Section 4.2(a) of the Parent Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list of the Parent Subsidiaries.
(b)    Except for the capital stock and voting securities of, and other equity interests in, the Parent Subsidiaries, neither Parent nor any Parent Subsidiary owns, directly or indirectly, any capital stock or voting securities of, or other equity interests in, or any interest convertible into or exchangeable or exercisable for, any capital stock or voting securities of, or other equity interests in, any firm, corporation, partnership, company, limited liability company, trust, joint venture, association or other entity other than ordinary course investments in publicly traded securities constituting one percent or less of a class of outstanding securities of any entity.
4.3    Capital Structure.
(a)    The authorized capital stock of Parent consists of 1,000,000,000 shares of common stock, par value $0.0001 per share (“Parent Common Stock”), and 10,000,000 shares of preferred stock, par value $0.0001 per share, (the “Parent Preferred Stock” and, together with the Parent Common Stock, the “Parent Capital Stock”). At the close of business on September 5, 2018, (i) 42,344,521 shares of Parent Common Stock were issued and outstanding, (ii) no shares of Parent Preferred Stock were issued and outstanding, (iii) no shares of Parent Common Stock were held by Parent in its treasury and (iv) 15,496,380 shares of Parent Common Stock were reserved and available for issuance pursuant to the Parent Stock Plans, including (A) 1,078,640 shares of Parent Common Stock issuable upon the exercise of outstanding Parent Stock Options (whether or not presently exercisable), (B) 858,363 shares of Parent Common Stock issuable upon vesting or settlement of outstanding Parent RSUs (whether or not vested) and (C) 232,060 shares of Parent Common Stock issuable upon vesting or settlement of outstanding Parent PSUs (assuming achievement of the maximum level of performance). Except as set forth in this Section 4.3(a), at the close of business on September 5, 2018, no shares of capital stock or voting securities of, or other equity interests in, Parent were issued, reserved for issuance or outstanding. From the close of business on September 5, 2018 to the date of this Agreement, there have been no issuances by Parent of shares of capital stock or voting securities of, or other equity interests in, Parent other than the issuance of Parent Common Stock upon the exercise of Parent Stock Options or upon the vesting or settlement of Parent RSUs or Parent PSUs, in each case, outstanding at the close of business on September 5, 2018 and in accordance with their terms in effect at such time.
(b)    All outstanding shares of Parent Capital Stock are, and, at the time of issuance, all such shares that may be issued upon the exercise or vesting of Parent Stock Options, Parent RSUs or Parent PSUs will be, duly authorized, validly issued, fully paid and nonassessable and not subject to, or issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Parent Charter, the Parent Bylaws, any Contract to which Parent is a party or otherwise bound, or applicable Law. The shares of Parent Common Stock constituting the Merger Consideration will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to, or issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Parent Charter, the Parent Bylaws or any Contract to which Parent is a party or otherwise bound. Except as set forth above in this Section 4.3(b) or pursuant to the terms of this Agreement, there are no issued, reserved for issuance or outstanding, and there are no outstanding obligations of Parent or any Parent Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, (x) any capital stock of Parent or any Parent Subsidiary or any securities of Parent or any Parent Subsidiary convertible into or exchangeable or exercisable for shares of capital stock or voting securities of, or other equity interests in, Parent or any Parent Subsidiary, (y) any warrants, calls, options or other rights to acquire from Parent or any Parent Subsidiary, or any other obligation of Parent or any Parent Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, any capital stock or voting securities of, or other equity interests in, Parent or any Parent Subsidiary, or (z) any rights issued by or other obligations of Parent or any Parent Subsidiary that are linked in any way to the price of any class of Parent Capital Stock or any shares of capital stock of any Parent Subsidiary, the value of Parent, any Parent Subsidiary or any part of Parent or any Parent Subsidiary or any dividends or other distributions declared or paid on any shares of capital stock of Parent or any Parent Subsidiary. Other than (1) the acquisition by Parent of shares of Parent Common Stock in connection with the surrender of shares of Parent Common Stock by holders of Parent Stock Options in order to pay the exercise price thereof, (2) the withholding of shares of Parent Common Stock to satisfy Tax obligations with respect to awards granted pursuant to the Parent Stock Plans and (3) the acquisition by Parent of awards granted pursuant to the Parent Stock Plans in connection with the forfeiture of such awards, there are not any outstanding obligations of Parent or any of the Parent Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock or voting securities or other equity interests of Parent or any Parent Subsidiary or any securities, interests, warrants, calls, options or other rights referred to in clause (x), (y) or (z) of the immediately preceding sentence. There are no bonds, debentures, notes or other Indebtedness of Parent having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of Parent may vote (collectively, “Parent Voting Debt”). Other than as contemplated by this Agreement, neither Parent nor any of the Parent Subsidiaries is a party to any (i) voting agreement with respect to the voting of any capital stock or voting securities of, or other equity interests in, Parent or (ii) agreement pursuant to which any Person is entitled to elect, designate or nominate any director of Parent or any of the Parent Subsidiaries.
(c)    As of the date hereof, neither Parent nor any Parent Subsidiary owns any Shares.
4.4    Corporate Authority and Approval.
(a)    Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and, subject, with respect to Parent, to receipt of the Parent Stockholder Approval and, with respect to Merger Sub, the adoption of this Agreement by Parent in its capacity as sole stockholder of Merger Sub, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The Parent Board has unanimously adopted resolutions (i) determining that the terms of this Agreement and the transactions contemplated hereby are advisable and in the best interests of Parent and its stockholders, (ii) approving the Merger and this Agreement and the transactions contemplated hereby, including, but not limited to, the issuance of shares of Parent Common Stock (the “Parent Share Issuance”) and (iii) recommending that the stockholders of Parent approve the Parent Share Issuance in connection with the Merger and directing that the Parent Share Issuance be submitted to Parent’s stockholders for approval at a duly held meeting of such stockholders for such purpose (the “Parent Stockholders Meeting”). As of the date of this Agreement, such resolutions have not been amended or withdrawn.
(b)    Except for the approval of the Parent Share Issuance by the affirmative vote of the holders of a majority of the outstanding shares of Parent Common Stock, present in person or by proxy and entitled to vote thereon, at the Parent Stockholders Meeting (such approval, the “Parent Stockholder Approval”), no other corporate proceedings on the part of Parent are necessary to authorize, adopt, or approve, as applicable, this Agreement or to consummate the transactions contemplated hereby (except for the filing of the appropriate merger documents as required by the DGCL). Parent and Merger Sub have duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by the Company, this Agreement constitutes its legal, valid and binding obligation, enforceable against Parent, in accordance with its terms except, in each case, as enforcement may be limited by the Bankruptcy and Equity Exception.
4.5    No Conflicts; Consents.
(a)    The execution and delivery of this Agreement by Parent and Merger Sub does not, and the performance by Parent and Merger Sub of their respective obligations hereunder and the consummation of the transactions contemplated hereby will not, (i) conflict with, or result in any violation of any provision of, the Parent Charter, the Parent Bylaws or the comparable charter or organizational documents of any Parent Subsidiary (assuming that the Parent Stockholder Approval is obtained and that Parent, in its capacity as sole stockholder of Merger Sub, adopts this Agreement), (ii) conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation, or give rise to any obligation to make an offer to purchase or redeem any Indebtedness or capital stock or any loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Parent or any Parent Subsidiary under, any provision of any Contract to which Parent or any Parent Subsidiary is a party or by which any of their respective properties or assets is bound or any Parent Permit or (iii) conflict with, or result in any violation of any provision of, subject to the filings and other matters referred to in Section 4.5(b), any Judgment or Law, in each case, applicable to Parent or any Parent Subsidiary or their respective properties or assets (assuming that the Parent Stockholder Approval is obtained and that Parent, in its capacity as sole stockholder of Merger Sub, adopts this Agreement), other than, in the case of clauses (ii) and (iii) above, any matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect (it being agreed that for purposes of this Section 4.5(a), effects resulting from or arising in connection with the execution and delivery of this Agreement, as set forth in clause (iv) of the definition of the term “Material Adverse Effect”, shall not be excluded in determining whether a Parent Material Adverse Effect has occurred or would reasonably be expected to occur to the extent such effects were not otherwise excluded from determining whether a Parent Material Adverse Effect has occurred or would reasonably be expected to occur) and would not prevent or materially impede, interfere with, hinder or delay the consummation of the transactions contemplated hereby.
(b)    No Consent of or from, or registration, declaration, notice or filing made to or with any Governmental Entity, is required to be obtained or made by or with respect to Parent or any Parent Subsidiary in connection with the execution and delivery of this Agreement or its performance of its obligations hereunder or the consummation of the transactions contemplated hereby, other than (i) (A) the filing with the SEC of the Joint Proxy Statement/Prospectus in definitive form, (B) the filing with the SEC, and declaration of effectiveness under the Securities Act of the Form S-4, and (C) the filing with the SEC of such reports and other filings under, and such other compliance with, the Exchange Act and the Securities Act, and the rules and regulations thereunder, as may be required in connection with this Agreement, and the transactions contemplated hereby, (ii) compliance with and filings under the HSR Act, (iii) the Parent Stockholder Approval, (iv) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and the filing of appropriate documents with the relevant authorities of the other jurisdictions in which Parent and the Company are qualified to do business, (v) such Consents, registrations, declarations, notices or filings as are required to be made or obtained under the securities or “blue sky” laws of various states in connection with the issuance of the shares of Parent Common Stock to be issued as the Merger Consideration, (vi) such filings with and approvals of the NYSE as are required to permit the consummation of the Merger and the listing of the shares of Parent Common Stock to be issued as the Merger Consideration and (vii) such other matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect (it being agreed that for purposes of this Section 4.5(b), effects resulting from or arising in connection with the execution and delivery of this Agreement, as set forth in clause (iv) of the definition of the term “Material Adverse Effect”, shall not be excluded in determining whether a Parent Material Adverse Effect has occurred or would reasonably be expected to occur to the extent such effects were not otherwise excluded from determining whether a Parent Material Adverse Effect has occurred or would reasonably be expected to occur) and would not prevent or materially impede, interfere with, hinder or delay the consummation of the transactions contemplated hereby.
4.6    Parent SEC Documents; Financial Statements; No Undisclosed Liabilities.
(a)    Parent has furnished or filed all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) required to be furnished or filed by Parent with the SEC since January 1, 2017 (such documents, together with any documents filed with the SEC during such period by Parent on a voluntary basis on a Current Report on Form 8-K, but excluding the Proxy Statement/Prospectus and the Form S-4, being collectively referred to as the “Parent SEC Documents”).

(b)    Each Parent SEC Document (i) at the time filed, complied in all material respects with the requirements of SOX and the Exchange Act or the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Parent SEC Document and (ii) did not at the time it was filed (or if amended or superseded by a filing or amendment prior to the date of this Agreement, then at the time of such filing or amendment) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the consolidated financial statements of Parent included in the Parent SEC Documents complied at the time it was filed as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, was prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited statements, to normal year-end audit adjustments).
(c)    Except (i) as reflected or reserved against in Parent’s consolidated unaudited balance sheet as of May 4, 2018 (or the notes thereto) as included in the Parent SEC Documents, (ii) for liabilities and obligations incurred since May 4, 2018 in the ordinary course of business and (iii) for liabilities and obligations incurred as permitted by this Agreement, neither Parent nor any Parent Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that, individually or in the aggregate, have had or would reasonably be expected to have a Parent Material Adverse Effect. For purposes of this Section 4.6, the term “liabilities” shall not include liabilities or obligations of Parent or any Parent Subsidiary to perform under or comply with any applicable Law, action, Judgment or Contract, but would include such liabilities and obligations if there has been a default or failure to perform or comply by Parent or any Parent Subsidiary with any such liability or obligation if such default or failure would, with the giving of notice or passage of time or both, reasonably be expected to result in a monetary obligation or the imposition of injunctive or other equitable remedies.
4.7    Internal Controls and Procedures.
(a)    Each of the chief executive officer of Parent and the chief financial officer of Parent (or each former chief executive officer of Parent and each former chief financial officer of Parent, as applicable) has made all applicable certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of SOX with respect to the Parent SEC Documents, and the statements contained in such certifications are true and accurate. For purposes of this Agreement, “chief executive officer” and “chief financial officer” shall have the meanings given to such terms in SOX. None of Parent or any of the Parent Subsidiaries has outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers within the meaning of Section 402 of SOX.

(b)    Parent maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurance (A) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, consistently applied, (B) that transactions are executed only in accordance with the authorization of management and (C) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of Parent’s properties or assets.
(c)    Parent is, and since January 1, 2017 has been, in compliance in all material respects with the applicable listing and corporate governance rules and requirements of the NYSE.
(d)    The “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) utilized by Parent are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the periods specified in the rules and forms of the SEC and that all such information required to be disclosed is accumulated and communicated to the management of Parent to allow timely decisions regarding required disclosure and to enable the chief executive officer and chief financial officer of Parent to make the certifications required under the Exchange Act with respect to such reports.
(e)    Neither Parent nor any Parent Subsidiary is a party to, or has any commitment to become a party to, any joint venture, off balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among Parent and any of the Parent Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, Parent or any of the Parent Subsidiaries in Parent’s or such Parent Subsidiary’s published financial statements.
4.8    Absence of Certain Changes. From January 1, 2018 to the date of this Agreement, there has not occurred any Effect that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect. From January 1, 2018 to the date of this Agreement, except for actions taken in connection with the execution and delivery of this Agreement and the transactions contemplated by this Agreement, Parent and the Parent Subsidiaries have conducted the business of Parent and the Parent Subsidiaries in the ordinary course in all material respects.
4.9    Litigation and Liabilities. As of the date of this Agreement, there is no suit, action or other proceeding pending or, to the Knowledge of Parent, threatened against Parent or any Parent Subsidiary or any of their respective properties or assets that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect. As of the date of this Agreement, there is no Judgment outstanding against or, to the Knowledge of Parent, investigation by any Governmental Entity involving Parent or any Parent

Subsidiary or any of their respective properties or assets that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect.
4.10    Benefits Matters; ERISA Compliance.
(a)    For the purposes of this Agreement, the term “Parent Plan” shall mean any benefit and compensation plan, policy, program or arrangement maintained, sponsored or contributed to (or required to be contributed to) by Parent or any Parent Subsidiary or under which Parent or any Parent Subsidiary has any liability covering or for the benefit of any current or former employees of Parent or any Parent Subsidiary or any current or former directors of Parent or Parent Subsidiary, including “employee benefit plans” within the meaning of Section 3(3) of ERISA, and any incentive and bonus, deferred compensation, retention, stock purchase, employment, retirement, retiree medical, profit sharing, pension, severance, change-in-control, termination, restricted stock, stock option, stock appreciation rights or stock based plans, programs, agreements or arrangements, excluding any Statutory Plans. Each material Parent Plan as of the date of this Agreement is listed in Section 4.10(a) of the Parent Disclosure Letter. True and complete copies of each of the material Parent Plans (or, if unwritten, a written summary thereof), and all amendments thereto, and to the extent applicable, any related trust or other funding vehicle, and the most recent determination letter or opinion letter received from or issued by the IRS with respect to each Parent Plan intended to qualify under Section 401 of the Code, have been provided or made available to the Company on or prior to the date of this Agreement.
(b)    All Parent Plans are in compliance with their terms and applicable Laws (including, if applicable, ERISA and the Code), and Parent and the Parent Subsidiaries have complied with all Statutory Plans in accordance with their terms and applicable Law, except as would not, individually or in the aggregate, reasonably be likely to have a Parent Material Adverse Effect.
(c)    Except as would not, individually or in the aggregate, reasonably be likely to have a Parent Material Adverse Effect, each Parent Plan that is intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter or opinion letter from the IRS and, to the Knowledge of Parent, circumstances do not exist that are likely to result in the loss of the qualification of such plan under Section 401(a) of the Code. Except as would not, individually or in the aggregate, reasonably be likely to have a Parent Material Adverse Effect, each non-U.S. Parent Plan to the extent required to be registered or approved by any Governmental Entity, has been registered with, or approved by, such Governmental Entity and, to the Knowledge of Parent, nothing has occurred that would adversely affect such registration or approval.
(d)    Except as set forth on Section 4.10(d) of the Parent Disclosure Letter, neither Parent nor any Parent Subsidiary or any entity which is considered one employer with Parent under Section 4001 of ERISA or Section 414 of the Code, contributes to or is obligated to contribute to (i) an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA, Section 412 of the Code or Section 302 of ERISA (including any “multiemployer plan” within the meaning of Section (3)(37) of ERISA), (ii) a “multiple employer plan” as defined in Section 413(c) of the Code or (iii) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.
(e)    Except as would not, individually or in the aggregate, reasonably be likely to result in a material liability to the Parent or any Parent Subsidiary taken as a whole, with respect to each Parent Plan that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code: (i) no Parent Plan has failed to satisfy the minimum funding standard (within the meaning of Sections 412 and 430 of the Code or Section 302 of ERISA) applicable to such Parent Plan, whether or not waived and no application for a waiver of the minimum funding standard with respect to any Parent Plan has been submitted; (ii) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred; (iii) no material liability (other than for premiums to the PBGC) under Title IV of ERISA has been or is expected to be incurred by Parent or any Parent Subsidiary; (iv) the PBGC has not instituted proceedings to terminate any such plan or made any inquiry which would reasonably be expected to lead to termination of any such plan, and, to the Knowledge of Parent, no condition exists that presents a risk that such proceedings will be instituted or which would constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any such plan; and (v) no plan is, or is expected to be, in "at-risk" status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code).
(f)    All contributions required to be made by Parent or a Parent Subsidiary under each Parent Plan and each Statutory Plan have been timely made and all obligations in respect of each Parent Plan have been properly accrued and reflected in the most recent consolidated balance sheet filed or incorporated by reference in the Parent SEC Documents prior to the date of this Agreement, except as, in each instance, would not, individually or in the aggregate, reasonably be likely to have a Parent Material Adverse Effect.
(g)    As of the date of this Agreement, there are no pending or, to the Knowledge of Parent, threatened proceedings relating to the Parent Plans, except as would not, individually or in the aggregate, reasonably be likely to have a Parent Material Adverse Effect.
(h)    Except as expressly contemplated by this Agreement, as required by applicable Law or as set forth on Section 4.10(h) of the Parent Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby would reasonably be expected to, either alone or in combination with any other event, (i) result in any material payment becoming due to any employee, officer or director of Parent or any Parent Subsidiary, (ii) materially increase the amount or value of any compensation or benefits under any Parent Plan or otherwise payable to any employee, officer or director of Parent or any of its Subsidiaries, (iii) result in the acceleration of the time of payment, vesting or funding of any such compensation or benefits, or (iv) result in any “excess parachute payment” (within the meaning of Section 280G of the Code) becoming due to any current or former employee, officer, individual independent contractor or director Parent or any Parent Subsidiary. Except as set forth on Section 4.10(h) of the Parent Disclosure Letter, neither Parent nor any Parent Subsidiary has any obligation to gross-up, indemnify or otherwise reimburse any current or former employee, director or other independent contractor of Parent or any Parent

Subsidiary for any excise or additional tax, interest or penalties incurred by such individual under Section 4999 or Section 409A of the Code.
(i)    Except as set forth on Section 4.10(i) of the Parent Disclosure Letter, neither Parent nor any Parent Subsidiary sponsors any employee benefit plan that provides for any post-employment or post-retirement health or medical or life insurance benefits for retired or former employees or their dependents, except as required by Section 4980B of the Code, that could result in a material liability to the Parent or any Parent Subsidiary taken as a whole.
4.11    Labor Matters.
(a)    Except as set forth on Section 4.11(a) of the Parent Disclosure Letter, as of the date of this Agreement, all employees of the Parent and the Parent Subsidiaries are employed on an at will basis, which means that their employment can be terminated at any time, with or without notice, for any reason or no reason at all. No employee of Parent or a Parent Subsidiary has been granted the right to continued employment by Parent or any successor.
(b)    The Parent and the Parent Subsidiaries are, and since January 1, 2016 have been, in compliance in all material respects with all applicable Laws related to employment and employees, including but not limited to wages and other compensation, overtime requirements, classification of employees and independent contractors under federal and state Laws, hours of work, leaves of absence, equal opportunity, immigration, occupational health and safety, workers’ compensation, background checks, hiring, pre-employment tests, affirmative action, equal pay, and the payment of social security and other Taxes. There are no charges, investigations, administrative proceedings or formal complaints of discrimination (including discrimination based upon sex, age, marital status, race, national origin, sexual orientation, disability or veteran status) threatened or pending before the Equal Employment Opportunity Commission, the National Labor Relations Board, the U.S. Department of Labor, the U.S. Occupational Health and Safety Administration, the Workers Compensation Appeals Board, or any other Governmental Entity against the Parent pertaining to any employee, except for those charges, investigations, administrative proceedings or formal complaints of discrimination that, individually or in the aggregate, would not reasonably be likely to result in a material liability to the Parent or any Parent Subsidiary taken as a whole.
(c)    The Parent and the Parent Subsidiaries have, since January 1, 2016, properly classified their U.S. based employees as exempt or nonexempt under federal and state Laws, except as would not, individually or in the aggregate, reasonably be likely to result in a material liability to the Parent or any Parent Subsidiary taken as a whole. The Parent and the Parent Subsidiaries have, since January 1, 2016, properly classified their U.S. based independent contractors as independent contractors under federal and state Laws, except as would not, individually or in the aggregate, reasonably be likely to result in a material liability to the Parent or any Parent Subsidiary taken as a whole.
(d)    As of the date of this Agreement, Section 4.11(d) of the Parent Disclosure Letter sets forth a true and complete list of all collective bargaining or other labor union contracts applicable to any employees of Parent or any of the Parent Subsidiaries. To the Knowledge of Parent, no labor organization or group of employees of Parent or any Parent Subsidiary has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened to be brought or filed, with the National Labor Relations Board or any other labor relations tribunal or authority. To the Knowledge of Parent, there are no material organizing activities, strikes, work stoppages, slowdowns, lockouts, material arbitrations or material grievances, or other material labor disputes pending or threatened against or involving Parent or any Parent Subsidiary. None of Parent or any of the Parent Subsidiaries has breached or otherwise failed to comply with any provision of any collective bargaining agreement or other labor union Contract applicable to any employees of Parent or any of the Parent Subsidiaries, except for any breaches or failures to comply that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect. There are no written grievances or written complaints by represented employees of Parent or its Subsidiaries and, to the Knowledge of Parent, no such grievances or complaints are threatened, in each case, that individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect.
(e)    Parent is in full compliance with the WARN Act and any applicable state Laws or other legal requirements regarding redundancies, reductions in force, mass layoffs, and plant closings, including all obligations to promptly and correctly furnish all notices required to be given thereunder in connection with any redundancy, reduction in force, mass layoff, or plant closing to affected employees, representatives, any state dislocated worker unit and local government officials, or any other Governmental Entity, except as, in each instance, would not, individually or in the aggregate, reasonably be likely to have a Parent Material Adverse Effect. No reduction in the notification period under the WARN Act is being relied upon by Parent.
4.12    Compliance with Laws. Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect, Parent and the Parent Subsidiaries are, and since January 1, 2016 have been, in compliance with all applicable Laws and Parent Permits. Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect, there is no, and since January 1, 2016, there has been no, action, demand or investigation by or before any Governmental Entity pending or, to the Knowledge of Parent, threatened alleging that Parent or a Parent Subsidiary is not in compliance with any applicable Law or Parent Permit or which challenges or questions the validity of any rights of the holder of any Parent Permit. Parent and the Parent Subsidiaries, and, to the Knowledge of Parent, their directors, officers, employees and agents are, and since January 1, 2016 have been, in compliance with the FCPA and any rules and regulations thereunder or any applicable Law of similar effect. Parent and its Subsidiaries are, and at all times during the past three (3) years have been, in compliance in all material respects with all statutory and regulatory requirements under the Export Control Laws, other than information included in voluntary disclosures that do not result in any action on the part of any Governmental Entity. Since January 1, 2016, neither

Parent nor its Subsidiaries has received any written or, to the Knowledge of Parent, oral communication from any Governmental Entity alleging that it is not in compliance with the Export Control Laws and that a penalty will be imposed for such noncompliance. Parent and the Parent Subsidiaries have established and maintain internal controls and procedures intended to ensure compliance in all material respects with all applicable Export Control Laws, including controls and procedures intended to ensure that the products and technologies of Parent and the Parent Subsidiaries are and have been properly classified under the Export Control Laws, including with accurate Export Control Classification Numbers and U.S. Munitions List category identifications. Notwithstanding anything contained in this Section 4.12 to the contrary, no representation or warranty shall be deemed to be made in this Section 4.12 in respect of the matters referenced in Sections 4.6 (Parent SEC Documents; Financial Statements; No Undisclosed Liabilities), 4.7 (Internal Controls and Procedures), 4.10 (Benefits Matters; ERISA Compliance), 4.11 (Labor Matters), 4.14 (Environmental Matters), 4.15 (Taxes), or 4.21 (Government Contracts).
4.13    Contracts.
(a)    Except for this Agreement, neither Parent nor any Parent Subsidiary is a party to any Contract required to be filed by Parent as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act (a “Filed Parent Contract”) that has not been so filed.
(b)    Section 4.13 of the Parent Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list, and Parent has made available to the Company true and complete copies, of (i) each agreement, Contract, understanding, or undertaking to which Parent or any of the Parent Subsidiaries is a party that (A) restricts the ability of Parent or the Parent Subsidiaries to compete in any business or with any Person in any geographical area in a manner that is material to Parent and the Parent Subsidiaries, taken as a whole, (B) would, to the Knowledge of Parent, restrict in any material respect the ability of Parent or any of the Parent Subsidiaries to compete in any business or with any Person in any geographical area after the Effective Time, (C) requires Parent or any Parent Subsidiary to conduct any business on a “most favored nations” basis with any third party in a manner that is material to Parent and the Parent Subsidiaries, taken as a whole, (D) provides for “exclusivity” or any similar requirement in favor of any third party in a manner that is material to Parent and the Parent Subsidiaries, taken as a whole, or (E) would require disclosure under Item 404 of SEC Regulation S-K, (ii) each loan and credit agreement, Contract, note, debenture, bond, indenture, mortgage, security agreement, pledge, or other similar agreement pursuant to which any material Indebtedness of Parent or any of the Parent Subsidiaries is outstanding or may be incurred, other than any such agreement between or among Parent and the wholly owned Parent Subsidiaries, (iii) each Parent Lease, (iv) each partnership, joint venture or similar agreement, Contract, understanding or undertaking to which Parent or any of the Parent Subsidiaries is a party relating to the formation, creation, operation, management or control of any partnership or joint venture, in each case, material to Parent and the Parent Subsidiaries, taken as a whole, (v) each Contract under which Parent or any Parent Subsidiary provides an express covenant not to sue for infringement of Patent Rights, and (vi) each agreement, Contract, understanding or undertaking relating to the disposition or acquisition by Parent or any of the Parent Subsidiaries of any material business or any material amount of assets (excluding dispositions or acquisitions which were consummated prior to the date of this Agreement and with respect to which there is no ongoing liability or obligation to Parent or any Parent Subsidiaries). Each agreement, Contract, understanding or undertaking of the type described in this Section 4.13(b) and each Filed Parent Contract is referred to herein as a “Parent Material Contract”.
(c)    Except for matters which, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect, (i) each Parent Material Contract (including, for purposes of this Section 4.13(c), any Contract entered into after the date of this Agreement that would have been a Parent Material Contract if such Contract existed on the date of this Agreement) is a valid, binding and legally enforceable obligation of Parent or one of the Parent Subsidiaries, as the case may be, and, to the Knowledge of Parent, of the other parties thereto, except, in each case, as enforcement may be limited by the Bankruptcy and Equity Exception, (ii) each such Parent Material Contract is in full force and effect and (iii) none of Parent or any of the Parent Subsidiaries is (with or without notice or lapse of time, or both) in breach or default under any such Parent Material Contract and, to the Knowledge of Parent, no other party to any such Parent Material Contract is (with or without notice or lapse of time, or both) in breach or default thereunder.
4.14    Environmental Matters. Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect:
(a)    Parent and the Parent Subsidiaries are and, since January 1, 2016 have been, in compliance with all Environmental Laws, which compliance includes obtaining, maintaining and complying with all Permits required pursuant to any Environmental Law;
(b)    there are no Environmental Claims pending against or, to the Knowledge of Parent, threatened against or affecting, Parent or any of the Parent Subsidiaries;
(c)    except as set forth on Section 4.14(c) of the Parent Disclosure Letter, to the Knowledge of Parent, there has been no Release of, or exposure to, any Hazardous Material that, would reasonably be expected to form the basis of any Environmental Claim against Parent; and
(d)    Parent and the Parent Subsidiaries have made available to the Company true and complete copies of all Phase I Environmental Site Assessments with respect to Parent and the Parent Subsidiaries, the Parent Properties or real property formerly owned, leased or operated by Parent or any of the Parent Subsidiaries, to the extent such documentation is in Parent’s or any of the Parent Subsidiaries’ possession, custody or control.
4.15    Taxes. Except as set forth on Section 4.15 of the Parent Disclosure Letter, or as would not reasonably be likely to have, individually or in the aggregate, a Parent Material Adverse Effect, the Parent and each of its Subsidiaries (a) have duly and timely filed, or caused to be filed, taking into account any extensions, all Tax Returns required to have been filed by them and such Tax Returns are true, correct and complete, and (b) have duly and timely paid all Taxes required to have been paid by them (including any Taxes required to be withheld from amounts owing to any employee, creditor, stockholder or other third party), except in each case of clauses (a) and (b), with respect to matters contested in good faith in appropriate proceedings and for which adequate reserves have been established in accordance with GAAP in the financial statements included in the Parent SEC Documents.
4.16    Intended Tax Treatment. Neither Parent nor any Parent Subsidiary has taken or agreed to take any action or knows of the existence of any fact that is reasonably likely to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.
4.17    Intellectual Property. Section 4.17 of the Parent Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list of all registrations and pending applications for Intellectual Property Rights owned by, or exclusively licensed to, Parent and the Parent Subsidiaries. All of the Intellectual Property Rights listed on or required to be listed on Section 4.17 of the Parent Disclosure Letter are subsisting and, to the Knowledge of the Parent, valid and enforceable. Except as has not had and would not reasonably be expected to have a Parent Material Adverse Effect (other than with respect to Section 4.17(a)):
(a)    Parent and the Parent Subsidiaries exclusively own their material proprietary Intellectual Property Rights, free and clear of all Liens except for Permitted Liens, and own, or are validly licensed or otherwise have the right to use, all other material Parent Intellectual Property, and Parent and the Parent Subsidiaries have taken commercially reasonable actions to protect and preserve the material Parent Intellectual Property;
(b)    No actions, suits or other proceedings are pending or, to the Knowledge of Parent, threatened (i) that allege that Parent or any of the Parent Subsidiaries is infringing, misappropriating or otherwise violating any Person’s Intellectual Property Rights, or (ii) challenging the use, ownership, validity, or enforceability of any Intellectual Property Rights owned (or purported to be owned) by Parent or any of the Parent Subsidiaries;
(c)    Except as set forth on Section 4.17(c) of the Parent Disclosure Schedule, to the Knowledge of Parent, neither the use or practice of any Intellectual Property Rights by Parent or any Parent Subsidiary, the operation of their businesses as currently conducted (including the design, development, manufacturing, reproduction, marketing, importation, distribution, licensing, offer for sale, sale, delivery or use of any Parent Product) nor the current business practices or methods of Parent or any Parent Subsidiary has during the past six (6) years infringed, misappropriated, used without authorization or otherwise violated or currently infringes, misappropriates, uses without authorization, or otherwise violates any Intellectual Property Right of any Person, and during the past six (6) years, neither Parent nor any Parent Subsidiary has received any written notice or claim asserting that any such infringement, misappropriation or other violation has or may have occurred, including any communication suggesting or offering that Parent or any Parent Subsidiary obtain a license to any Intellectual Property Rights of another Person and implying or suggesting that Parent or any Parent

Subsidiary, or any of their respective customers, has been or is infringing, misappropriating, violating or making unlawful use of any such Intellectual Property Rights;
(d)    To the Knowledge of Parent, no Person is infringing, misappropriating or otherwise violating (or has during the past six (6) years infringed, misappropriated or otherwise violated) any Parent Intellectual Property and neither the Parent nor any Parent Subsidiary has made any such claims against any Person;
(e)    Each of Parent and the Parent Subsidiaries have taken reasonable security measures to protect the confidentiality of all material trade secrets, know-how and confidential or other proprietary information owned or held by Parent or any Parent Subsidiary and no such material trade secrets, know-how, or confidential or other proprietary information have been disclosed by Parent or any Parent Subsidiary to any Person, or have been authorized to be disclosed to or accessed by, or actually disclosed to or accessed by, any Person, in each case, other than pursuant to valid and enforceable written non-disclosure agreements restricting the disclosure and use thereof and, to the Knowledge of Parent, no Person is in breach of any such agreement;
(f)    No prior or current employee or officer or any prior or current consultant or contractor of Parent or any of the Parent Subsidiaries has asserted in writing or, to the Knowledge of Parent, has any ownership in any Parent Intellectual Property;
(g)    Parent and the Parent Subsidiaries have entered into written agreements with all past and current employees, independent contractors and consultants who have developed any material Intellectual Property Rights for Parent and the Parent Subsidiaries, pursuant to which each such Person has presently assigned to Parent or a Parent Subsidiary all such Person’s right, title, and interest in and to all Intellectual Property Rights created or developed for Parent or the Parent Subsidiary in the course of such Person’s employment or engagement thereby (to the extent such rights did not otherwise vest with Parent or a Parent Subsidiary under applicable Law);
(h)    No funding, facilities, personnel, consultants or contractors of any Governmental Entity or any university, college, other educational institution or research center were used in the development of any Parent Intellectual Property owned or purported to be owned by Parent or any Parent Subsidiary where, as a result thereof, the Governmental Entity, university, college, other educational institution or research center has any rights in such Intellectual Property Rights;
(i)    No Open Source Software is or has been included, incorporated or embedded in, linked to, combined or distributed with or used in the development, maintenance, operation, delivery or provision of any material Parent Product or any material Software owned by Parent or any Parent Subsidiary, in each case, in a manner that subjects any source code or related materials for any such Parent Product or Software to any requirement or obligation to be made available, disclosed or contributed to the public (including the open source community) without charge (except for fees for transferring a copy of Software, fees for related services, or similar fees permitted by Open Source Software licenses).

(j)    To the Knowledge of the Parent, neither Parent nor any Parent Subsidiary is in breach of any of the material terms or conditions of any license to any Open Source Software; To the Knowledge of Parent, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, result in the delivery, license or disclosure of the source code for any material Software owned by Parent or any Parent Subsidiary to any third party;
(k)    The computer Software, systems, servers, network equipment and other information technology systems (including Computing Services) owned, leased, licensed or subscribed to by Parent or any Parent Subsidiaries (“Parent IT Systems”) are adequate and sufficient for the conduct and operation of their businesses as presently conducted and each of Parent and the Parent Subsidiaries has taken reasonable measures to maintain the performance, security and integrity of the Parent IT Systems;
(l)    To the Knowledge of Parent, the Parent IT Systems do not contain any malicious code: (i) that materially disrupts, disables, harms or adversely affects the functionality of the Parent IT Systems; (ii) that is intended to damage or destroy any data or file or send information to Parent, the Parent Subsidiaries, or any third party without the user’s, Parent’s or one of Parent’s Subsidiaries’ consent; or (iii) that enables or assists any Person to access without authorization any Parent IT Systems;
(m)    To the Knowledge of Parent, since January 1, 2017, there has been no failure or unauthorized access to or use of any Parent IT Systems;
(n)    Each of Parent and the Parent Subsidiaries has reasonable back-up and disaster recovery arrangements in the event of a failure of the Parent IT Systems that are, at a minimum, in accordance with standard industry practice and to the Knowledge of the Parent, there has not been any material malfunction, failure or security breach with respect to any of the Parent IT Systems or any material Software owned by Parent or any Parent Subsidiary within the past twelve (12) months; and
(o)    The consummation of the transactions contemplated hereby will not result in (i) a Lien on, or the loss or impairment of Parent’s or any Parent Subsidiary’s right to own or use, any Intellectual Property Rights; or (ii) the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any of the Parent Intellectual Property.
4.18    Privacy. Parent and the Parent Subsidiaries (i) are in material compliance with all Privacy Laws; and (ii) take commercially reasonable actions to protect the confidentiality, integrity and accessibility of Personal Information maintained by or on behalf of Parent and any Parent Subsidiary. To the Knowledge of Parent, there has been no unauthorized or unlawful destruction, loss or alteration, or unauthorized disclosure of or access to (x) Personal Information maintained by or on behalf of Parent or any Parent Subsidiary with respect to which notification to affected data subjects, customers, or Governmental Entity was made or was required by applicable Laws or (y) any trade secrets, know-how or confidential or other proprietary information that is owned by Parent or any Parent Subsidiary, except, in each case, as has not had and would not reasonably be expected to have a Parent Material Adverse Effect. No written claims have been asserted against, nor have any investigations or inquiries by a Governmental Entity been threatened in writing or commenced regarding, Parent or any Parent Subsidiary alleging any violation of the applicable Privacy Laws.
4.19    Insurance. Each of Parent and the Parent Subsidiaries maintains insurance policies with reputable insurance carriers against all risks of a character and in such amounts as are usually insured against by similarly situated companies in the same or similar businesses. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (a) each insurance policy of Parent or any Parent Subsidiary is in full force and effect and was in full force and effect during the periods of time such insurance policy are purported to be in effect, and (b) neither Parent nor any of the Parent Subsidiaries is (with or without notice or lapse of time, or both) in breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice) under any such policy. There is no claim by Parent any of the Parent Subsidiaries pending under any such policies that (i) to the Knowledge of Parent, has been denied or disputed by the insurer other than denials and disputes in the ordinary course of business consistent with past practice or (ii) if not paid would constitute a Parent Material Adverse Effect.
4.20    Properties.
(a)
(i)    Parent and each Parent Subsidiary has good, valid, insurable and marketable fee simple title to the Owned Parent Properties and good and valid leasehold interest in the Leased Parent Properties (together with the Owned Parent Properties, the “Parent Properties”), except (i) for Liens permitted by the penultimate sentence of this Section 4.20(a)(i) and (ii) with respect to such Liens, individually or in the aggregate, such Liens have not had and would not reasonably be expected to have a Parent Material Adverse Effect. This Section 4.20(a) does not relate to Intellectual Property Rights matters, which are the subject of Section 4.17. The Parent Properties and all components of all buildings, structures and other improvements located thereon are, in all material respects, adequate and sufficient, and in satisfactory operating condition, to support the operations of Parent and the Parent Subsidiaries as presently conducted. Section 4.20(a) of the Parent Disclosure Letter lists, as of the date hereof, each parcel of Owned Parent Property. All of the Owned Parent Properties are owned and all Leased Parent Properties are leased free and clear of all Liens, except for (i) Liens (other than in connection with borrowed money) on Parent Properties that, individually or in the aggregate, do not materially impair and would not reasonably be expected to materially impair, the continued use and operation of such Parent Property to which they relate in the conduct of Parent and the Parent Subsidiaries as presently conducted and (ii) Permitted Liens. To Parent’s Knowledge, there are no leases, subleases, licenses, concessions or other agreements granting to any party or parties the right of use or occupancy of any material portion of the Owned Parent Properties.
(ii)    None of the buildings, plants, structures, or equipment located on the Parent Properties is in need of current maintenance or repairs which are scheduled to occur more than twelve (12) months after the Closing Date other than routine maintenance and repairs that are not material in nature or cost. To Parent’s Knowledge, there are no defects or conditions of the Owned Parent Property that materially impairs the current use thereof by the Parent or the Parent Subsidiaries. Except as set forth on Section 4.20(a) of the Parent Disclosure Letter, with respect to the Material Real Property, there are no proceedings pending or, to Parent’s Knowledge, threatened against or affecting the Owned Parent Properties or any portion thereof or interest therein in the nature or in lieu of condemnation or eminent domain proceeding that would have a Parent Material Adverse Effect. Each of the Owned Parent Properties that is a Material Real Property constitutes a separately subdivided or separately taxed parcel, is assessed separately from all other adjacent real property for purposes of real estate Taxes, and is not treated as part of any other real property for title, zoning or building purposes. To the Knowledge of Parent, none of the Owned Parent Properties that is a Material Real Property is located in a flood hazard area as defined by the Federal Insurance Administration.
(b)    Section 4.20(b)(i) of the Parent Disclosure Letter sets forth a complete list, as of the date hereof, of all written Parent Leases (or a written description of any oral Parent Lease) for all of the parcels of Leased Parent Property. Parent and each of the Parent Subsidiaries has complied in all material respects with the terms of all leases, subleases and licenses entitling it to the use or occupancy of real property owned by third parties where Parent or any of its Subsidiaries holds an interest as tenant, subtenant, licensee or other similar party (the “Parent Leases”), and all the material Parent Leases are valid and in full force and effect, except, in each case, as, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect. Parent and each Parent Subsidiary is in exclusive possession of the properties or assets purported to be leased under all the Parent Leases, except for (i) such failures to have such possession of material properties or assets as, individually or in the aggregate, do not materially impair and would not reasonably be expected to materially impair, the continued use and operation of such material assets to which they relate in the conduct of Parent’s and the Parent Subsidiaries’ business as presently conducted and (ii) failures to have such possession of properties or assets as, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect. Except as set forth on Section 4.20(b)(ii) of the Parent Disclosure Letter, to Parent’s Knowledge, there are no leases, subleases, licenses, concessions or other agreements granting to any party or parties (other than Parent or a Parent Subsidiary) the right of use or occupancy of any material portion of any premises subject to a Parent Lease.
4.21    Government Contracts.
(a)    To Parent’s Knowledge, each Government Contract to which Parent or a Parent Subsidiary is a party (a “Parent Government Contract”), the period for performance of which has not yet expired or been terminated (collectively, the “Current Parent Government Contracts”) is in full force and effect and constitutes a legal, valid and binding agreement, enforceable in accordance with its terms against Parent. To Parent’s Knowledge, each Current Parent Government Contract was awarded in compliance with applicable Law.
(b)    Except as set forth on Section 4.21(b) of the Parent Disclosure Letter, or except, in each case, as has not had and would not be reasonably expected to have a Parent Material Adverse Effect with respect to any Parent Government Contract, to the Knowledge of Parent, (i) Parent and each of its Subsidiaries have complied with the material terms and conditions of each Parent Government Contract and Parent Government Bid, including all clauses, provisions, specifications and requirements incorporated expressly by reference therein and any applicable Laws, (ii) all representations, certifications, disclosures and warranties acknowledged or submitted by or on behalf of Parent or its Subsidiaries with respect to each Parent Government Contract or Parent Government Bid were current, accurate and complete as of the date made and Parent and its Subsidiaries have complied with all such representations, certifications, disclosures and warranty requirements, (iii) no Governmental Entity has alleged that Parent or any Parent Subsidiary has committed civil fraud or initiated an investigation related to Parent’s, or any Parent Subsidiary’s, performance of any Government Contract during the past five (5) years, (iv) neither Parent, nor any Parent Subsidiary, nor any of their respective Principals (as defined in FAR 52.209-5) is (or at any time during the last three (3) years has been) suspended or debarred from doing business with the Government, or proposed for suspension or debarment or prohibited from bidding on any Government Contract or declared nonresponsible or ineligible to receive a Government Contract, (v) neither Parent, nor any Parent Subsidiary has received a request by a Governmental Entity for a contract price adjustment since January 1, 2016 based on a claimed disallowance by an applicable Governmental Entity or claim of defective certified cost or pricing data in excess of $500,000, (vi) there has not been any dispute between Parent or any of its Subsidiaries and a Governmental Entity which, since January 1, 2016, has resulted in a government contracting officer’s final decision where the amount in controversy exceeds or is expected to exceed $500,000, and (vii) no Governmental Entity nor any prime contractor, subcontractor or other Person has notified Parent or its Subsidiaries in writing, or, to the Knowledge of Parent, orally, that Parent or its Subsidiaries has or may have defaulted, breached or violated any Law, order representation, certification, disclosure, warranty, clause, provision, specification or requirements pertaining to any Parent Government Contract or Parent Government Bid.
(c)    Except as set forth on Section 4.21(c) of the Parent Disclosure Letter, since January 1, 2016, no termination for default, cure notice, or show cause notice has been issued by any Governmental Entity or by any prime contractor or subcontractor, in writing or, to the Knowledge of Parent, orally, with respect to performance by Parent or any of its Subsidiaries as a prime contractor or subcontractor of any portion of the obligation of a Parent Government Contract, which would be material.
(d)    Since January 1, 2016, neither Parent nor any of its Subsidiaries has made or submitted a mandatory or voluntary disclosure to any Governmental Entity with respect to any suspected, alleged or possible breach, violation, irregularity, mischarging, misstatement or other act or omission arising under or relating to any Parent Government Contract or Government Bid, which would be material.
(e)    Without giving effect to any organizational conflicts of interest that may arise as a result of the transactions contemplated under this Agreement, Section 4.21(e) of the Parent Disclosure Letter identifies by material Parent Government Contract and description, any work or future business opportunities from which, to the Knowledge of Parent and its Subsidiaries, Parent or any of its Subsidiaries is currently limited, prohibited or otherwise restricted from performing due to “organizational conflicts of interest” (as defined in FAR Subpart 9.5), Contract terms or provisions, or organizational conflicts of interest mitigation plans submitted by Parent or any of its Subsidiaries in connection with any Parent Government Contract.
(f)    Parent and its Subsidiaries (and to Parent’s Knowledge, their employees who hold personnel security clearances) possess all required facility security clearances to perform the Parent Government Contracts and Government Task Orders and are in compliance with all applicable national security obligations, including those specified in the NISPOM except to the extent such noncompliance would not reasonably be expected to result in a Parent Material Adverse Effect.
(g)    To Parent’s Knowledge, the business and cost accounting systems of Parent and its Subsidiaries are in compliance with applicable Laws and have not been determined in writing by any Governmental Entity not to be in compliance with any applicable Laws.
(h)    Since January 1, 2016, neither Parent nor any of its Subsidiaries has undergone, and there is not currently pending or threatened, any material audit, survey, review or investigation (other than routine audits) by any U.S. Governmental Entity, with respect to any alleged or actual irregularity, misstatement or omission arising under or relating to a Parent Government Contract or Parent Government Bid that could reasonably be expected to give rise to liability in excess of $500,000 and neither Parent, nor any of its Subsidiaries has received in writing adverse audit findings from the Defense Contract Audit Agency, the Defense Contract Management Agency or any other U.S. Governmental Entity that remain unresolved and that are expected to result in a liability in excess of $500,000 to Parent or any of its Subsidiaries, beyond what has been reserved on Parent’s books and records.
(i)    Over the last three (3) years, Parent and its Subsidiaries have complied in all material respects with all data security, cybersecurity, and physical security systems and procedures required by its Parent Government Contracts. Since January 1, 2016, to the Knowledge of Parent, neither Parent, nor any Parent Subsidiary had or experienced any breach of data security or cybersecurity, whether physical or electronic. Any data security, cybersecurity or physical security breach related to any Parent Government Contract, if known by Parent or any Subsidiary, has been reported to the necessary Governmental Entity or higher tier contractor, as required.
(j)    As of the date of this Agreement, Parent does not hold and has not been awarded any Current Parent Government Contract, or submitted any Parent Government Bid, in its own name utilizing Parent’s specific “Commercial and Government Entity” (CAGE) Code and the execution and delivery by Parent of this Agreement do not, and the consummation of the Merger and compliance with the terms hereof will not subject Parent or any Parent Subsidiary to the requirements stated in FAR 42.12, or require Parent or any Parent Subsidiary to seek, request, or enter into any novation agreement with any U.S. Governmental Entity, as specified in FAR 42.12.
(k)    Neither Parent nor any of the Parent Subsidiaries, nor any director, manager, or officer thereof, nor to the Knowledge of Parent, any employee or Person acting for or on behalf of any of Parent or any Parent Subsidiary, has, within the past three (3) years: (i) used any funds for unlawful contributions, gifts, gratuities, entertainment or other unlawful expenses related to political activity; (ii) made any payment or offered, promised or authorized the payment of anything of value to any government official or employee or any political party or candidate for political office for the purpose of influencing any act or decision of such official or of any Governmental Entity to obtain or retain business or direct business to any Person in violation of Law; or (iii) made any other payment in violation of Law to any official of any Governmental Entity, including but not limited to, bribes, gratuities, kickbacks, lobbying expenditures, political contributions or contingent fee payments, except in each case as would not be material.
4.22    Form S-4 and Joint Proxy Statement/Prospectus. None of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in (a) the Form S-4 will, at the time the Form S-4 or any amendment or supplement thereto is declared effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (b) the Joint Proxy Statement/Prospectus will, at the date it is first mailed to each of Parent’s stockholders and the Company’s stockholders or at the time of the Parent Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Joint Proxy Statement/Prospectus will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation is made by Parent with respect to statements made or incorporated by reference therein based on information supplied by the Company for inclusion or incorporation by reference therein.
4.23    Brokers and Finders. No broker, investment banker, financial advisor or other Person, other than Citigroup Global Markets Inc. and Stone Key Partners LLC (the “Parent Financial Advisors”), the fees and expenses of which will be paid by Parent, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Parent. Prior to the execution of this Agreement, Parent has furnished to the Company true and complete copies of all agreements between or among Parent and the Parent Financial Advisors relating to the transactions contemplated hereby.
4.24    Opinions of Financial Advisors. The Parent Board has received opinions from the Parent Financial Advisors to the effect that, subject to the assumptions, limitations, qualifications and conditions set forth therein, the Exchange Ratio provided in the Merger is fair, from a financial point of view, to Parent.
4.25    Sufficiency of Funds. Parent and Merger Sub expressly acknowledge and agree that their obligations under this Agreement, including their obligations to consummate the Merger or any of the other transactions contemplated by this Agreement, are not subject to, or conditioned on, the receipt or availability of any funds or financing.
4.26    Ownership and Operations of Merger Sub. Parent, directly or indirectly, owns beneficially all of the outstanding shares of common stock of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the Merger, has engaged in no other business activities and has conducted its operations only as contemplated hereby. The authorized shares of common stock of Merger Sub consist of 100 shares, all of which are validly issued and outstanding. All of the issued and outstanding shares of Merger Sub are directly or indirectly owned by Parent, free and clear of any Liens other than Liens imposed under any federal or state securities Laws.
4.27    Financing. Parent has delivered to the Company (i) a true and complete copy of a fully executed commitment letter dated on or about the date of this Agreement from the Financing Sources (together with all exhibits, annexes, schedules and term sheets attached thereto and as amended, modified, supplemented, replaced, waived or extended from time to time after the date of this Agreement in compliance with Section 5.20 (collectively, the “Commitment Letter”)), and (ii) true and complete (other than with respect to redacted fees, fee amounts, pricing terms, pricing caps and other customarily-redacted economic terms, but which redacted information does not relate to or adversely affect the amount, availability, enforceability or conditionality of the Financing) copies of fully executed fee letter(s) and engagement letter(s) with respect to fees and related arrangements with respect to the Financing (collectively, the “Fee Letter”, and together with the Commitment Letter, the “Commitment Papers”), providing, subject to the terms and conditions therein, for debt financing in the amounts set forth therein (being collectively referred to as the “Financing”). As of the date of this Agreement, the Commitment Papers have not been amended or modified, and, to the Knowledge of Parent, no such amendment or modification is contemplated, and none of the respective obligations and commitments contained in the Commitment Papers have been withdrawn, terminated or rescinded in any respect and, to the Knowledge of Parent, no such withdrawal, termination or rescission is contemplated; provided that the existence or exercise of “market flex” or similar provisions contained in the Fee Letter shall not constitute an amendment or modification of the Commitment Papers. Assuming the Financing is funded in accordance with the Commitment

Letter, Parent and Merger Sub will have sufficient cash on hand on the Closing Date to pay the aggregate Merger Consideration and all other cash amounts payable pursuant to this Agreement, and repay and/or refinance all Indebtedness and other obligations owing as of the Closing Date pursuant to the Existing Company Credit Agreement (the “Refinancing”).  As of the date of this Agreement, the Commitment Papers are (y) legal, valid and binding obligations of Parent and, to the Knowledge of Parent, each of the other parties thereto, enforceable in accordance with their respective terms against Parent and, to the Knowledge of Parent, each of the other parties thereto (in each case, subject to bankruptcy, insolvency, reorganization, moratorium or other Laws of general applicability relating to or affecting creditors’ rights, or by principles governing the availability of equitable remedies) and (z) in full force and effect.  No event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent or, to the Knowledge of Parent, any other party thereto under the Commitment Papers.  The only conditions precedent (including any market “flex” provisions contained in the Commitment Papers) related to the obligations of the Financing Sources under the Commitment Papers to fund the full amount of the Financing are those expressly set forth in the Commitment Papers and there are no contingencies that would permit the Financing Sources to reduce the total amount of the Financing. As of the date of this Agreement, Parent has no reason to believe that it will be unable to satisfy on a timely basis all of the terms and conditions to be satisfied by it in the Commitment Papers on or prior to the Closing Date, nor does Parent have Knowledge that any of the Financing Sources will not perform its obligations thereunder. As of the date of this Agreement, there are no side letters, understandings or other agreements, contracts or arrangements of any kind relating to the Commitment Papers that could reasonably be expected to adversely affect the amount, availability, enforceability or conditionality of the Financing contemplated by the Commitment Papers. Parent has paid in full any and all commitment fees or other fees that are required to be paid on or before the date of this Agreement pursuant to the terms of the Commitment Papers. In no event shall the receipt or availability of any funds or financing (including, for the avoidance of doubt, the Financing) by Parent or any of its Affiliates or any other financing or other transactions be a condition to any of Parent’s obligations under this Agreement.
4.28    No Other Representations and Warranties. Except for the representations and warranties of Parent and Merger Sub contained in this Article IV, Parent and Merger Sub are not making and have not made, and no other Person is making or has made on behalf of Parent or Merger Sub, any express or implied representation or warranty in connection with this Agreement or the transactions contemplated hereby.
ARTICLE V     - COVENANTS
5.1    Interim Operations.
(a)    Conduct of Business by the Company. Except for matters set forth in Section 5.1(a) of the Company Disclosure Letter or otherwise expressly permitted or expressly contemplated by this Agreement (including to effect any of the transactions contemplated hereby) or required by applicable Law or with the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed), from the date of this Agreement to the

Effective Time, or, if earlier, the termination of this Agreement in accordance with its terms, the Company shall, and shall cause each Company Subsidiary to, (i) conduct its business in the ordinary course consistent with past practice in all material respects and (ii) use reasonable best efforts to preserve intact its business organization and advantageous business relationships and keep available the services of its current officers and employees. In addition, and without limiting the generality of the foregoing, except for matters set forth in the Company Disclosure Letter or otherwise expressly permitted or expressly contemplated by this Agreement or required by applicable Law or with the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed), from the date of this Agreement to the Effective Time, or, if earlier, the termination of this Agreement in accordance with its terms, the Company shall not, and shall not permit any Company Subsidiary to, do any of the following:
(i)    (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock, property or any combination thereof) in respect of, any of its capital stock, other equity interests or voting securities, other than dividends and distributions by a direct or indirect wholly owned Company Subsidiary to its parent, (B) split, combine, subdivide or reclassify any of its capital stock, other equity interests or voting securities, or securities convertible into or exchangeable or exercisable for capital stock or other equity interests or voting securities or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for its capital stock, other equity interests or voting securities or (C) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock or voting securities of, or equity interests in, the Company or any Company Subsidiary or any securities of the Company or any Company Subsidiary convertible into or exchangeable or exercisable for capital stock or voting securities of, or equity interests in, the Company or any Company Subsidiary, or any warrants, calls, options or other rights to acquire any such capital stock, securities or interests, other than (1) the withholding of Shares to satisfy Tax obligations with respect to awards granted pursuant to the Company Stock Plan, and (2) the acquisition by the Company of awards granted pursuant to the Company Stock Plan in connection with the forfeiture of such awards;
(ii)    issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien (except for transactions among the Company and wholly owned Company Subsidiaries and for any Liens in favor of the administrative agent under the Existing Company Credit Agreement) (A) any shares of capital stock of the Company or any Company Subsidiary, (B) any other equity interests or voting securities of the Company or any Company Subsidiary, (C) any securities convertible into or exchangeable or exercisable for capital stock or voting securities of, or other equity interests in, the Company or any Company Subsidiary, (D) any warrants, calls, options or other rights to acquire any capital stock or voting securities of, or other equity interests in, the Company or any Company Subsidiary, (E) any rights issued by the Company or any Company Subsidiary that are linked in any way to the price of any class of the capital stock of the Company or any shares of capital stock of any Company Subsidiary, the value of the Company, any Company Subsidiary or any part of the Company or any Company Subsidiary or any dividends or other distributions declared or paid on any shares of capital stock of the Company or any Company Subsidiary, or (F) any Company Voting Debt except, in each case of (A)-(F), for issuing Shares in respect of equity awards outstanding under the Company Stock Plan as of the date hereof;
(iii)    (A) amend the Company Charter or the Company Bylaws (including by merger, consolidation or otherwise), (B) amend in any material respect the charter or organizational documents of any Company Subsidiary (including by merger, consolidation or otherwise) or (C) amend the Company Stockholders Agreement, except, in the case of each of the foregoing clauses (A) and (B) as may be required by applicable Law;
(iv)    except as required by applicable Law, pursuant to the terms of any Company Plan set forth in Section 3.10 of the Company Disclosure Letter or any Material Contract as in effect on the date hereof: (A) increase the salaries, bonus opportunities, incentive compensation or other compensation or benefits payable to any employee of the Company or a Company Subsidiary at a level of director or higher, (B) increase the salaries, bonus opportunities, incentive compensation or other compensation or benefits payable to any employee with a title below director or other service provider of the Company or a Company Subsidiary, in each case of this clause (B), other than in the ordinary course of business consistent with past practices; (C) grant, announce or pay any new, retention, severance, change in control or other similar bonus or similar compensation to any employee of the Company or a Company Subsidiary, (D) establish, amend, terminate or increase the benefits or costs provided under any Company Plan, (E) accelerate the vesting or payment of, or take any action to fund, any benefit or payment provided to employees or service providers of the Company or the Company Subsidiaries, (F) hire or promote any person for employment with the Company or any Company Subsidiary at a level of director or higher or terminate (without cause) any employees of the Company or any Company Subsidiary at a level of director or higher, provided, that the Company or any Company Subsidiary may hire or promote any person to fill any such position that is vacant as of the date of this Agreement or that becomes vacant thereafter in accordance with past practices, or (G) hire, promote or terminate (without cause) any employee or service provider of the Company or the Company Subsidiaries, in each case of this clause (G), other than in the ordinary course of business consistent with past practices;
(v)    make any material change in financial accounting methods, principles or practices, except insofar as may have been required by a change in GAAP (after the date of this Agreement);
(vi)    directly or indirectly acquire or agree to acquire in any transaction any equity interest in or business of any Person (other than any transaction solely between the Company and a wholly owned Company Subsidiary or between wholly owned Company Subsidiaries);
(vii)    sell, lease (as lessor), license, covenant not to assert, mortgage, abandon, allow to lapse, and leaseback or otherwise encumber or subject to any Lien (other than any Permitted Lien), or otherwise dispose of any properties, rights or assets (including any Company Intellectual Property) that are material to the Company and its Subsidiaries taken as a whole (other than sales and non-exclusive licenses of products or services in the ordinary course of business consistent with past practice), except (A) pursuant to Contracts or commitments in effect on the date of this Agreement (or entered into after the date of this Agreement without violating the terms of this Agreement), (B) any of the foregoing with respect to inventory in the ordinary course of business consistent with past practice, (C) any of the foregoing with respect to obsolete or worthless equipment in the ordinary course of business consistent with past practice, (D) in relation to mortgages, liens and pledges to secure Indebtedness for borrowed money permitted to be incurred under Section 5.1(a)(viii) and guarantees thereof or (E) for any transactions among the Company and the wholly owned Company Subsidiaries in the ordinary course of business consistent with past practice;
(viii)    incur any Indebtedness, except for (A) Indebtedness incurred in the ordinary course of business consistent with past practice not to exceed $2,500,000 in the aggregate; (B) Indebtedness in replacement of existing Indebtedness, provided that the replacement Indebtedness does not increase the aggregate amount of Indebtedness permitted to be outstanding under the replaced Indebtedness; (C) guarantees by the Company of Indebtedness of any wholly owned Company Subsidiary and guarantees by any Company Subsidiary of Indebtedness of the Company or any other wholly owned Company Subsidiary, in each case, in the ordinary course of business consistent with past practice, (D) intercompany Indebtedness among the Company and the wholly owned Company Subsidiaries in the ordinary course of business consistent with past practice or (E) making borrowings under the Company’s revolving credit facility (as existing on the date hereof) in the ordinary course of business consistent with past practice;
(ix)    make, or agree or commit to make any capital expenditure in excess of $500,000 in the aggregate for all such capital expenditures that are not contemplated by the capital plan for 2018 (copies of which were previously provided to Parent);
(x)    waive, release, assign, settle or compromise any claim, action or proceeding, other than waivers, releases, assignments, settlements or compromises that do not create material obligations of the Company or any of the Company Subsidiaries other than the payment of monetary damages (A) equal to or less than the amounts reserved with respect thereto on the Company SEC Documents or (B) not in excess of $2,500,000 in the aggregate;
(xi)    enter into, modify, amend, extend, renew, replace or terminate any collective bargaining or other labor union Contract applicable to the employees of the Company or any of the Company Subsidiaries, other than modifications, amendments, extensions, renewals, replacements or terminations of such Contracts in the ordinary course of business consistent with past practice;
(xii)    abandon, allow to lapse, subject to a Lien, assign, transfer, convey title (in whole or in part), license, covenant not to assert, grant any right or other licenses to, or otherwise dispose of, material trademarks, trademark rights, trade names or service marks or other material Company Intellectual Property, or enter into licenses or agreements that impose material restrictions upon the Company or any Company Subsidiaries with respect to material trademarks, trademark rights, trade names or service marks or other material Intellectual

Property Rights owned by any third party, in each case other than non-exclusive licenses in the ordinary course of business consistent with past practice;
(xiii)    other than in the ordinary course of business, materially amend or modify any Company Material Contract or enter into, materially amend or modify any Contract that would be a Company Material Contract if it had been entered into prior to the date of this Agreement;
(xiv)    except as required by applicable Law, make, change or revoke any material Tax election, materially change any method of Tax accounting or annual Tax accounting period, settle any claim, action or proceeding relating to material Taxes, waive any statute of limitations for any material Tax claim or assessment (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business), obtain or request any material Tax ruling or closing agreement, or surrender any right to obtain a material Tax refund;
(xv)    enter into any new line of business outside of its and the Company Subsidiaries’ existing business;
(xvi)    dissolve or liquidate the Company or any Company Subsidiary; or
(xvii)    authorize any of, or commit, resolve or agree to take any of, the foregoing actions.
(b)    Conduct of Business by Parent. Except for matters set forth in Section 5.1(b) of the Parent Disclosure Letter or otherwise expressly permitted or expressly contemplated by this Agreement (including to effect any of the transactions contemplated hereby) or required by applicable Law or with the prior written consent of the Company (which shall not be unreasonably withheld, conditioned or delayed), from the date of this Agreement to the Effective Time, or, if earlier, the termination of this Agreement in accordance with its terms, Parent shall, and shall cause each Parent Subsidiary to, (i) conduct its business in the ordinary course consistent with past practice in all material respects and (ii) use reasonable best efforts to preserve intact its business organization and advantageous business relationships and keep available the services of its current officers and employees. In addition, and without limiting the generality of the foregoing, except for matters set forth in the Parent Disclosure Letter or otherwise expressly permitted or expressly contemplated by this Agreement or required by applicable Law or with the prior written consent of the Company (which shall not be unreasonably withheld, conditioned or delayed), from the date of this Agreement to the Effective Time, or, if earlier, the termination of this Agreement in accordance with its terms, Parent shall not, and shall not permit any Parent Subsidiary to, do any of the following:
(i)    (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock, property or any combination thereof) in respect of, any of its capital stock, other equity interests or voting securities, (B) split, combine, subdivide or reclassify any of its capital stock, other equity interests or voting securities, or securities convertible into or exchangeable or exercisable for capital stock or other equity interests or voting securities or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for its capital stock, other equity interests or voting securities or (C) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock or voting securities of, or equity interests in, Parent or any Parent Subsidiary or any securities of Parent or any Parent Subsidiary convertible into or exchangeable or exercisable for capital stock or voting securities of, or equity interests in, Parent or any Parent Subsidiary, or any warrants, calls, options or other rights to acquire any such capital stock, securities or interests, other than (1) the acquisition by Parent of shares of Parent Common Stock in connection with the surrender of shares of Parent Common Stock by holders of Parent Stock Options in order to pay the exercise price thereof, (2) the withholding of shares of Parent Common Stock to satisfy Tax obligations with respect to awards granted pursuant to the Parent Stock Plans, and (3) the acquisition by Parent of awards granted pursuant to the Parent Stock Plans in connection with the forfeiture of such awards.
(ii)    except in the ordinary course of business consistent with past practices, issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien (except for transactions among Parent and wholly owned Parent Subsidiaries and for any Liens in favor of the administrative agent under Parent’s existing credit agreement or any new credit agreement entered into after the date hereof) (A) any shares of capital stock of Parent or any Parent Subsidiary, (B) any other equity interests or voting securities of Parent or any Parent Subsidiary, (C) any securities convertible into or exchangeable or exercisable for capital stock or voting securities of, or other equity interests in, Parent or any Parent Subsidiary, (D) any warrants, calls, options or other rights to acquire any capital stock or voting securities of, or other equity interests in, Parent or any Parent Subsidiary, (E) any rights issued by Parent or any Parent Subsidiary that are linked in any way to the price of any class of Parent Capital Stock or any shares of capital stock of any Parent Subsidiary, the value of Parent, any Parent Subsidiary or any part of Parent or any Parent Subsidiary or any dividends or other distributions declared or paid on any shares of capital stock of Parent or any Parent Subsidiary or (F) any Parent Voting Debt, except, in each case of (A)-(F), for issuing shares of Parent Common Stock in respect of equity awards outstanding under the Parent Stock Plans;
(iii)    amend the Parent Charter or the Parent By-laws except as may be required by applicable Law or the rules and regulations of the SEC or the NYSE;
(iv)    directly or indirectly acquire or agree to acquire in any transaction any equity interest in or business of Person (other than any transaction solely between Parent and a wholly owned Parent Subsidiary or between wholly owned Parent Subsidiaries) if such acquisition or agreement to acquire would reasonably be expected to materially impede the ability of Parent to consummate the Merger;
(v)    except as required by applicable Law, make, change or revoke any material Tax election, materially change any method of Tax accounting or annual Tax accounting period, settle any claim, action or proceeding relating to material Taxes, waive any statute of limitations for any material Tax claim or assessment (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business), obtain or request any material Tax ruling or closing agreement, or surrender any right to obtain a material Tax refund;

(vi)    enter into any new line of business outside of its and the Parent Subsidiaries’ existing business if the entry into such new line of business would reasonably be expected to materially impede the ability of Parent to consummate the Merger;
(vii)    dissolve or liquidate any Parent Subsidiary or Merger Sub, other than to complete internal restructurings or dissolutions of wholly owned entities; or
(viii)    authorize any of, or commit, resolve or agree to take any of, the foregoing actions.
(c)    All notices, requests, instructions, communications or other documents to be given in connection with any consultation or approval required pursuant to this Section 5.1 shall be in writing and shall be deemed given as provided for in Section 8.6, and, in each case, shall be addressed to such individuals as the Parties shall designate in writing from time to time.
5.2    Company Acquisition Proposal.
(a)    No Solicitation or Negotiation. From and after the date of this Agreement until the earlier to occur of the Effective Time and the termination of this Agreement in accordance with Article VII, except as expressly permitted by this Section 5.2, neither the Company nor any of its Subsidiaries shall, and the Company shall cause its and its Subsidiaries’ directors, officers and employees not to, and shall use reasonable best efforts to cause its and their respective investment bankers, attorneys, accountants and other advisors, agents or representatives (collectively, along with such directors, officers and employees, “Representatives”) not to, directly or indirectly:
(i)    solicit, initiate, knowingly induce, knowingly encourage or knowingly facilitate (including by way of furnishing information) any inquiries or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, a Company Acquisition Proposal;
(ii)    participate in any discussions or negotiations or cooperate in any way not permitted by this Section 5.2 with any Person regarding any proposal the consummation of which would constitute a Company Acquisition Proposal;
(iii)    provide any information or data concerning the Company or any of its Subsidiaries to any Person in connection with any proposal the consummation of which would constitute a Company Acquisition Proposal; or
(iv)    approve or recommend, make any public statement approving or recommending, or enter into any agreement relating to, any inquiry, proposal or offer that constitutes, or would reasonably be expected to lead to, a Company Acquisition Proposal.
The Company shall, and the Company shall cause its Subsidiaries and Representatives to, immediately cease and cause to be terminated any discussions and negotiations with any Person conducted heretofore with respect to any Company Acquisition Proposal, or proposal that would reasonably be expected to lead to a Company Acquisition Proposal, and shall promptly terminate access by any such Person to any physical or electronic data rooms relating to any such Company Acquisition Proposal. The Company shall take all actions necessary to enforce its rights under the provisions of any “standstill” agreement between the Company and any Person (other than Parent), and shall not grant any waiver of, or agree to any amendment or modification to, any such agreement, to permit such person to submit a Company Acquisition Proposal; provided that the foregoing shall not restrict the Company from permitting a Person to orally and non-publicly request the waiver of a “standstill” or similar obligation or from granting such a waiver, in each case, to the extent the Company Board determines in good faith, after consultation with outside legal counsel, that the failure to take such action would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law.
(b)    Fiduciary Exception to No Solicitation Provision. Notwithstanding anything to the contrary in Section 5.2(a), prior to the time, but not after, the Company Stockholder Approval is obtained, the Company may, in response to an unsolicited, bona fide written Company Acquisition Proposal (which Company Acquisition Proposal was made after the date of this Agreement) which did not result from a breach, in any material respect, of this Section 5.2 and so long as it has provided prior written notice to Parent, (i) provide access to non-public information regarding the Company or any of its Subsidiaries to the Person who made such Company Acquisition Proposal; provided that such information has previously been made available to Parent or is provided to Parent substantially concurrently with the making of such information available to such Person and that, prior to furnishing any such material non-public information, the Company receives from the Person making such Company Acquisition Proposal an executed confidentiality agreement with terms at least as restrictive on such Person as the Confidentiality Agreement’s terms are on Parent (it being understood that such confidentiality agreement need not prohibit the making or amending of a Company Acquisition Proposal), and (ii) engage or participate in any discussions or negotiations with any such Person regarding such Company Acquisition Proposal if, and only if, prior to taking any action described in clause (i) or (ii) above, the Company Board determines in good faith after consultation with outside legal counsel that (A) based on the information then available and after consultation with a financial advisor of nationally recognized reputation that such Company Acquisition Proposal either constitutes a Company Superior Proposal or could reasonably be expected to result in a Company Superior Proposal and (B) the failure to take such action would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law.
(c)    Notice. The Company shall promptly (and, in any event, within one (1) Business Day) notify Parent if (i) any written or other inquiries, proposals or offers with respect to a Company Acquisition Proposal or any inquiries, proposals, offers or requests for information relating to or that could reasonably be expected to lead to a Company Acquisition Proposal are received by the Company, (ii) any non-public information is requested in connection with any Company Acquisition Proposal from the Company or (iii) any discussions or negotiation with respect to or that could reasonably be expected to lead to a Company Acquisition Proposal are sought to be initiated or continued with the Company, indicating, in connection with such notice, the name of such Person and the material terms and conditions of any proposals or offers

(including, if applicable, copies of any written requests, proposals or offers, including proposed agreements and other material written communications), and thereafter shall keep Parent informed, on a current basis, of the status and terms of any such proposals or offers (including any amendments thereto) and the status of any such discussions or negotiations, including by promptly providing copies of any additional requests, proposals or offers, including any drafts of proposed agreements and any amendments thereto.
(d)    Definitions. For purposes of this Agreement:
“Company Acquisition Proposal” means any proposal (other than a proposal or offer by Parent or any of its subsidiaries) for (i) any merger, consolidation, share exchange, business combination, issuance of securities, direct or indirect acquisition of securities, recapitalization, tender offer, exchange offer or other similar transaction in which (x) a person or “group”(as defined in the Exchange Act and the rules promulgated thereunder) of persons directly or indirectly acquires, or if consummated in accordance with its terms would acquire, beneficial or record ownership of securities representing more than twenty percent (20%) of the outstanding shares of any class of voting securities of the Company; or (y) the Company issues securities representing more than twenty percent (20%) of the outstanding shares of any class of voting securities of the Company; (ii) any direct or indirect sale, lease, exchange, transfer, acquisition or disposition of any assets of the Company and of the subsidiaries of the Company that constitute or account for (x) more than twenty percent (20%) of the consolidated net revenues of the Company, consolidated net income of the Company or consolidated book value of the Company; or (y) more than twenty percent (20%) of the fair market value of the assets of the Company; or (iii) any liquidation or dissolution of the Company.
“Company Intervening Event” means any event, occurrence, fact, condition, change, development or effect occurring or arising after the date of this Agreement that (i) was not known to, or reasonably foreseeable by, the Company Board prior to the execution of this Agreement, which event, occurrence, fact, condition, change, development or effect becomes known to, or reasonably foreseeable by, the Company Board prior to the receipt of the Company Stockholder Approval and (ii) does not relate to (A) a Company Acquisition Proposal or (B)  (1) any changes in the market price or trading volume of the Company or Parent or (2) the Company or Parent meeting, failing to meet or exceeding published or unpublished revenue or earnings projections, in each case in and of itself (it being understood that with respect to each of clause (1) and clause (2) the facts or occurrences giving rise or contributing to such change or event may be taken into account when determining a Company Intervening Event to the extent otherwise satisfying this definition).
“Company Superior Proposal” means any bona fide, binding, written Company Acquisition Proposal (with all percentages in the definition of Company Acquisition Proposal increased to fifty percent (50%)) on terms which the Company Board determines in good faith (after consultation with outside legal counsel and financial advisors of nationally recognized reputation) to be (i) more favorable to the holders of Shares (solely in their capacity as such) than the Merger (taking into account all of the terms and conditions of, and the likelihood of completion of, such proposal and this Agreement (including any changes to the terms of this

Agreement proposed by Parent in response to such offer or otherwise, including termination or break-up fees and conditions to consummation contained herein)) and (ii) reasonably likely of being completed in accordance with its terms.
(e)    No Company Change in Recommendation or Company Alternative Acquisition Agreement. Except as provided in Section 5.2(f) and Section 5.2(g), the Company Board and each committee of the Company Board shall not (i) withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify), in a manner adverse to Parent, the Company Board Recommendation or approve, recommend or otherwise declare advisable (or publicly propose or resolve to approve, recommend or otherwise declare advisable) any Company Acquisition Proposal or make or authorize the making of any public statement (oral or written) that has the substantive effect of such a withdrawal, qualification or modification (each, a “Company Change in Recommendation”), (ii) cause or permit the Company or any of its Subsidiaries to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement, lease agreement or other agreement (other than a confidentiality agreement referred to in Section 5.2(b) entered into in compliance with Section 5.2(a)) relating to any Company Acquisition Proposal or requiring the Company (or that would require the Company) to abandon, terminate, or fail to consummate the Merger or any other transaction contemplated by this Agreement (a “Company Alternative Acquisition Agreement”); or (iii) approve or recommend, or publicly propose to approve or recommend or enter into a Company Alternative Acquisition Agreement.
(f)    Fiduciary Exception to No Company Change in Recommendation Provision. Notwithstanding anything to the contrary set forth in Section 5.2(e), following receipt of an unsolicited, written Company Acquisition Proposal by the Company after the date of this Agreement that did not result from a material breach of this Section 5.2 and with respect to which the Company has received a written, definitive form of Company Alternative Acquisition Agreement, and the Company Board determining in good faith, after consultation with financial advisors of nationally recognized reputation and outside legal counsel, that such Company Acquisition Proposal constitutes a Company Superior Proposal, the Company Board may, at any time prior to the time the Company Stockholder Approval is obtained, make a Company Change in Recommendation with respect to such Company Superior Proposal, if all of the following conditions are met:
(i)    the Company shall have complied in all material respects with the provisions of this Section 5.2 and shall have (A) provided to Parent three (3) Business Days’ prior written notice, which shall state expressly (1) that it has received a written Company Acquisition Proposal that constitutes a Company Superior Proposal, (2) the material terms and conditions of the Company Acquisition Proposal (including the consideration offered therein and the identity of the Person or group making the Company Acquisition Proposal), and shall have contemporaneously provided an unredacted copy of the Company Alternative Acquisition Agreement and all other documents related to the Company Superior Proposal (it being understood and agreed that any amendment to the financial terms or any other material term or condition of such Company Superior Proposal shall require a new notice and an additional two

(2) Business Day period) and (3) that, subject to clause (ii) below, the Company Board has determined to effect a Company Change in Recommendation, and (B) prior to making such a Company Change in Recommendation, (x) engaged in good faith negotiations with Parent (to the extent Parent wishes to engage) during such notice period to consider adjustments to the terms and conditions of this Agreement which may be proposed in writing by Parent such that the Company Alternative Acquisition Agreement ceases to constitute a Company Superior Proposal, and (y) in determining whether to make a Company Change in Recommendation, the Company Board shall take into account any changes to the terms of this Agreement proposed in writing by Parent; and
(ii)    the Company Board shall have determined, in good faith, after consultation with financial advisors of nationally recognized reputation and outside legal counsel, that, in light of such Company Superior Proposal and taking into account any revised terms proposed in writing by Parent, such Company Superior Proposal continues to constitute a Company Superior Proposal and, after consultation with outside legal counsel, that the failure to make such Company Change in Recommendation, would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law.
(g)    Company Change in Recommendation Due to Company Intervening Event. Notwithstanding anything to the contrary set forth in Section 5.2(e), upon the occurrence of any Company Intervening Event, the Company Board may, at any time prior to the time the Company Stockholder Approval is obtained, make a Company Change in Recommendation, if all of the following conditions are met:
(i)    the Company shall have (A) provided to Parent three (3) Business Days’ prior written notice, which shall (1) set forth in reasonable detail information describing the Company Intervening Event and the rationale for the Company Change in Recommendation, and (2) state expressly that, subject to clause (ii) below, the Company Board has determined to effect a Company Change in Recommendation and (B) prior to making such a Company Change in Recommendation, engaged in good faith negotiations with Parent (to the extent Parent wishes to engage) during such three (3) Business Day period to consider adjustments to the terms and conditions of this Agreement which may be proposed in writing by Parent in such a manner that the failure of the Company Board to make a Company Change in Recommendation in response to the Company Intervening Event in accordance with clause (ii) below would no longer be reasonably expected to be inconsistent with the directors’ fiduciary duties under applicable Law; and
(ii)    the Company Board shall have determined in good faith, after consultation with financial advisors of nationally recognized reputation and outside legal counsel, that in light of such Company Intervening Event and taking into account any revised terms proposed in writing by Parent, the failure to make a Company Change in Recommendation, would be inconsistent with the directors’ fiduciary duties under applicable Law.
(h)    Certain Permitted Disclosure. Nothing contained in this Section 5.2 shall be deemed to prohibit the Company from complying with its disclosure obligations under applicable U.S. federal or state Law with regard to a Company Acquisition Proposal; provided that any “stop look and listen” communication to its stockholders of the nature contemplated by Rule 14d-9 under the Exchange Act shall include an affirmative statement to the effect that the recommendation of the Company Board is affirmed or remains unchanged; provided, further, that this Section 5.2(h) shall not be deemed to permit the Company or the Company Board to effect a Company Change in Recommendation except in accordance with Sections 5.2(f) or 5.2(g). The Company shall not submit to the vote of its stockholders any Company Acquisition Proposal or Company Superior Proposal prior to the termination of this Agreement.
5.3    Parent Acquisition Proposal.
(a)    No Solicitation or Negotiation. From and after the date of this Agreement until the earlier to occur of the Effective Time and the termination of this Agreement in accordance with Article VII, neither Parent nor any of its Subsidiaries shall, and Parent shall cause its and its Subsidiaries’ directors, officers and employees not to, and shall use reasonable best efforts to cause its and their Representatives not to, directly or indirectly:
(i)    solicit, initiate, knowingly induce, knowingly encourage or knowingly facilitate (including by way of furnishing information) any inquiries or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, a Parent Acquisition Proposal;
(ii)    participate in any discussions or negotiations or cooperate in any way not permitted by this Section 5.3 with any Person regarding any proposal the consummation of which would constitute a Parent Acquisition Proposal;
(iii)    provide any information or data concerning Parent or any of its Subsidiaries to any Person in connection with any proposal the consummation of which would constitute a Parent Acquisition Proposal;
(iv)    approve or recommend, make any public statement approving or recommending, or enter into any agreement relating to, any inquiry, proposal or offer that constitutes, or would reasonably be expected to lead to, a Parent Acquisition Proposal.
Parent shall, and Parent shall cause its Subsidiaries and Representatives to, immediately cease and cause to be terminated any discussions and negotiations with any Person conducted heretofore with respect to any Parent Acquisition Proposal, or proposal that would reasonably be expected to lead to a Parent Acquisition Proposal.
(b)    Fiduciary Exception to No Solicitation Provision. Notwithstanding anything to the contrary in Section 5.3(a), Parent may, in response to an unsolicited, bona fide written Permitted Parent Acquisition Proposal (which Permitted Parent Acquisition Proposal was made after the date of this Agreement) which did not result from a breach, in any material respect, of this Section 5.3 and so long as it has provided prior written notice to the Company, (i) provide access to non-public information regarding Parent or any of its Subsidiaries to the Person who made such Permitted Parent Acquisition Proposal, (ii) engage or participate in any discussions or negotiations with any such Person regarding such Permitted Parent Acquisition Proposal and (iii) cause or permit Parent or any of its Subsidiaries to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement, lease agreement or other agreement relating to such Permitted Parent Acquisition Proposal; provided, that prior to taking any of the actions described in clauses (i), (ii) or (iii) the Parent shall obtain a “standstill” agreement from the Person who made such Permitted Parent Acquisition Proposal that prohibits the making of any Parent Acquisition Proposal that does not constitute a Permitted Parent Acquisition Proposal. For the avoidance of doubt, to the extent that any proposal was but ceased to be a Permitted Parent Acquisition Proposal as a result of it no longer being conditioned on the consummation of the Merger or otherwise contemplates or requires Parent to abandon, terminate, delay, modify, renegotiate or fail to consummate the Merger, Parent shall immediately cease taking any actions described in clauses (i), (ii) or (iii) of the foregoing sentence and shall promptly terminate access by any such Person to any physical or electronic data rooms relating to Parent. Parent shall take all actions necessary to enforce its rights under the provisions of any “standstill” agreement between Parent and any Person (other than the Company), and shall not grant any waiver of, or agree to any amendment or modification to, any such agreement, to permit such person to submit a proposal that is not a Permitted Parent Acquisition Proposal.
(c)    Notice. Parent shall promptly (and, in any event, within one (1) Business Day) notify the Company if (i) any written or other inquiries, proposals or offers with respect to a Parent Acquisition Proposal or any inquiries, proposals, offers or requests for information relating to or that could reasonably be expected to lead to a Parent Acquisition Proposal are received by Parent, (ii) any non-public information is requested in connection with any Parent Acquisition Proposal from Parent or (iii) any discussions or negotiation with respect to or that could reasonably be expected to lead to a Parent Acquisition Proposal are sought to be initiated or continued with Parent, and thereafter shall keep the Company informed, on a current basis, of the status of any such discussions or negotiations.
(d)    Definitions. For purposes of this Agreement:
“Parent Acquisition Proposal” means any proposal for (i) any merger, consolidation, share exchange, business combination, issuance of securities, direct or indirect acquisition of securities, recapitalization, tender offer, exchange offer or other similar transaction in which (x) a person or “group”(as defined in the Exchange Act and the rules promulgated thereunder) of persons directly or indirectly acquires, or if consummated in accordance with its terms would acquire, beneficial or record ownership of securities representing more than twenty percent (20%) of the outstanding shares of any class of voting securities of Parent; or (y) Parent issues securities representing more than twenty percent (20%) of the outstanding shares of any class of voting securities of Parent; (ii) any direct or indirect sale, lease, exchange, transfer, acquisition or disposition of any assets of Parent and of the subsidiaries of Parent that constitute or account for (x) more than twenty percent (20%) of the consolidated net revenues of Parent, consolidated net income of Parent or consolidated book value of Parent; or (y) more than twenty percent (20%) of the fair market value of the assets of Parent; or (iii) any liquidation or dissolution of Parent.

“Parent Intervening Event” means any event, occurrence, fact, condition, change, development or effect occurring or arising after the date of this Agreement, including without limitation a Parent Acquisition Proposal that (i) was not known to, or reasonably foreseeable by, the Parent Board prior to the execution of this Agreement, which event, occurrence, fact, condition, change, development or effect becomes known to, or reasonably foreseeable by, the Parent Board prior to the receipt of the Parent Stockholder Approval and (ii) does not relate to (A) any changes in the market price or trading volume of Parent or the Company, (B) the Company or Parent meeting, failing to meet or exceeding published or unpublished revenue or earnings projections, in each case in and of itself (it being understood that with respect to each of clause (A) and clause (B) the facts or occurrences giving rise or contributing to such change or event may be taken into account when determining a Parent Intervening Event to the extent otherwise satisfying this definition), or (C) a Permitted Parent Acquisition Proposal.
“Permitted Parent Acquisition Proposal” means a Parent Acquisition Proposal that, when made and at all times thereafter, expressly requires, as a condition to the consummation of such Parent Acquisition Proposal either (i) the prior consummation of the Merger or (ii) the termination of this Agreement as a result of the Company Stockholder Approval not being obtained.
(e)    No Parent Change in Recommendation. Except as provided in Section 5.3(f), the Parent Board and each committee of the Parent Board shall not withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify), in a manner adverse to the Company, the Parent Board Recommendation or approve, recommend or otherwise declare advisable (or publicly propose or resolve to approve, recommend or otherwise declare advisable) any Parent Acquisition Proposal that is not a Permitted Parent Acquisition Proposal or make or authorize the making of any public statement (oral or written) that has the substantive effect of such a withdrawal, qualification or modification (each, a “Parent Change in Recommendation”), (ii) cause or permit Parent or any of its Subsidiaries to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement, lease agreement or other agreement relating to any Parent Acquisition Proposal that is not a Permitted Parent Acquisition Proposal or requiring Parent (or that would require Parent) to abandon, terminate, delay, modify, renegotiate or fail to consummate the Merger or any other transaction contemplated by this Agreement.
(f)    Parent Change in Recommendation Due to Parent Intervening Event. Notwithstanding anything to the contrary set forth in Section 5.3(e), upon the occurrence of any Parent Intervening Event, that did not result from a material breach of this Section 5.3, the Parent Board may, at any time prior to the time the Parent Stockholder Approval is obtained, make a Parent Change in Recommendation, if all of the following conditions are met:
(i)    Parent shall have (A) provided to the Company three (3) Business Days’ prior written notice, which shall (1) set forth in reasonable detail information describing the Parent Intervening Event and the rationale for the Parent Change in Recommendation, as the case may be, and (2) state expressly that, subject to clause (ii) below, the Parent Board has determined to effect a Parent Change in Recommendation and (B) prior to making such a Parent Change in Recommendation, engaged in good faith negotiations with the Company (to the extent the Company wishes to engage) during such three (3) Business Day period to consider adjustments to the terms and conditions of this Agreement which may be proposed in writing by the Company in such a manner that the failure of the Parent Board to make a Parent Change in Recommendation in response to the Parent Intervening Event in accordance with clause (ii) below would no longer reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law; and
(ii)    The Parent Board shall have determined in good faith, after consultation with outside legal counsel and financial advisors of nationally recognized reputation, that in light of such Parent Intervening Event and taking into account any revised terms proposed in writing by the Company, the failure to make a Parent Change in Recommendation would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law.
(g)    Certain Permitted Disclosure. Nothing contained in this Section 5.3 shall be deemed to prohibit Parent from complying with its disclosure obligations under applicable U.S. federal or state Law with regard to a Parent Acquisition Proposal; provided that any “stop look and listen” communication to its stockholders of the nature contemplated by Rule 14d-9 under the Exchange Act shall include an affirmative statement to the effect that the recommendation of the Parent Board is affirmed or remains unchanged; provided, further, that this Section 5.3(g) shall not be deemed to permit Parent or the Parent Board to effect a Parent Change in Recommendation, except in accordance with Section 5.3(f).

5.4    Information Supplied. (a) The Company and Parent shall jointly prepare and cause to be filed with the SEC a joint proxy statement (as amended or supplemented from time to time, the “Joint Proxy Statement/Prospectus”) with respect to the Company Stockholders Meeting and the Parent Stockholders Meeting. As promptly as practicable following the date of this Agreement, Parent shall prepare (with the Company’s reasonable cooperation) and file with the SEC a registration statement on Form S-4 (as amended or supplemented from time to time, the “Form S-4”), in which the Joint Proxy Statement/Prospectus will be included as a prospectus, in connection with the registration under the Securities Act of the shares of Parent Common Stock to be issued in the Merger. Parent shall use its reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing and to keep the Form S-4 effective as long as is necessary to consummate the Merger and the other transactions contemplated hereby. Parent shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or filing a general consent to service of process) required to be taken under any applicable state securities or “blue sky” laws in connection with the issuance of shares of Parent Common Stock in the Merger. Each of the Company and Parent shall furnish all information concerning the Company and the holders of Shares and Parent and the holders of the capital stock of Parent, as applicable, as may be reasonably requested in connection with any such action. Each of the Company and Parent shall use reasonable best efforts to cause the Joint Proxy Statement/Prospectus to be mailed to the Company’s stockholders and Parent’s stockholders, as applicable, as promptly as practicable after the Form S-4 is declared effective under the Securities Act.
(b)    No filing of, or amendment or supplement to, the Form S-4 will be made by Parent, and no filing of, or amendment or supplement to, the Joint Proxy Statement/ Prospectus will be made by the Company or Parent, in each case without providing the other Party a reasonable opportunity to review and comment thereon (other than, in each case, any filing, amendment or supplement in connection with a Company Change in Recommendation or a Parent Change in Recommendation, as applicable), and each Party shall consider in good faith all comments reasonably proposed by the other Party. Each of the Company and Parent shall promptly provide the other with copies of all such filings, amendments or supplements to the extent not publicly available. Each of the Company and Parent shall furnish all information concerning such Person and its Affiliates to the other and provide such other assistance as may be reasonably requested by such other Party to be included therein and shall otherwise reasonably assist and cooperate with the other in the preparation of the Form S-4 or Joint Proxy Statement/ Prospectus, as applicable, and the resolution of any comments to either received from the SEC. If at any time prior to the receipt of the Company Stockholder Approval or the Parent Stockholder Approval, any information relating to the Company or Parent, or any of their respective Affiliates, directors or officers, should be discovered by the Company or Parent which is required to be set forth in an amendment or supplement to either the Form S-4 or the Joint Proxy Statement/ Prospectus, so that either such document would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party which discovers such information shall promptly notify the other Party and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by applicable Law, disseminated to the stockholders of the Company or the stockholders of Parent, as applicable. The Parties shall notify each other promptly of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Form S-4 or the Joint Proxy Statement/Prospectus, or for additional information and shall supply each other with copies of (i) all correspondence between it or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Form S-4, Joint Proxy Statement/ Prospectus or the Merger and (ii) all orders of the SEC relating to the Form S-4. No response to any comments from the SEC or the staff of the SEC relating to the Joint Proxy Statement/ Prospectus will be made by either Party without providing the other a reasonable opportunity to review and comment thereon unless pursuant to a telephone call initiated by the SEC, and each Party shall consider in good faith all comments reasonably proposed by the other Party. The Parties will cause the Form S-4 and Joint Proxy Statement/ Prospectus to comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder.
5.5    Company and Parent Stockholder Meetings.
(a)    Company Stockholders Meeting.
(i)    The Company will, as promptly as practicable in accordance with applicable Law and the Company Charter and Company Bylaws, establish a record date for, duly call and give notice of, and use its reasonable best efforts to convene a meeting of holders of Shares to consider and vote upon the adoption of this Agreement (the “Company Stockholders Meeting”). Subject to the provisions of Section 5.2, the Company Board shall include the Company Board Recommendation in the Joint Proxy Statement/ Prospectus and recommend at the Company Stockholders Meeting that the holders of Shares adopt this Agreement and shall use its reasonable best efforts to obtain and solicit such adoption. Notwithstanding the foregoing, (x) if on or before the date on which the Company Stockholders Meeting is scheduled, the Company reasonably believes that (i) it will not receive proxies representing the Company Stockholder Approval, whether or not a quorum is present or (ii) it will not have enough Shares represented to constitute a quorum necessary to conduct the business of the Company Stockholders Meeting, the Company may (and, if requested by Parent, the Company shall) postpone or adjourn, or make one or more successive postponements or adjournments of, the Company Stockholders Meeting and (y) the Company may postpone or adjourn the Company Stockholders Meeting to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that the Company has determined, after consultation with outside legal counsel, is reasonably likely to be required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by stockholders of the Company prior to the Company Stockholders Meeting, as long as the date of the Company Stockholders Meeting is not postponed or adjourned more than an aggregate of thirty (30) calendar days in connection with any such postponements or adjournments pursuant to either or both of the preceding clauses (x) and (y).
(ii)    Notwithstanding any Company Change in Recommendation, the Company shall submit this Agreement to the holders of Shares for adoption at the Company
Stockholders Meeting unless this Agreement is terminated in accordance with Article VII prior to the Company Stockholders Meeting. Without the prior written consent of Parent, the adoption of this Agreement shall be the only matter (other than matters of procedure and matters required by Law to be voted on by the Company’s stockholders in connection with the adoption of this Agreement and the transactions contemplated hereby) that the Company shall propose to be acted on by the stockholders of the Company at the Company Stockholders Meeting.
(b)    Parent Stockholders Meeting.
(i)    Parent will, in accordance with applicable Law and the Parent Charter and Parent Bylaws, establish a record date for, duly call and give notice of, and use its reasonable best efforts to convene and hold a meeting of holders of capital stock of Parent to consider and vote upon the Parent Share Issuance as promptly as practicable. Subject to the provisions of Section 5.3, the Parent Board shall include the Parent Board Recommendation in the Joint Proxy Statement/ Prospectus and recommend at the Parent Stockholders Meeting that the holders of capital stock of Parent approve the Parent Share Issuance and shall use its reasonable best efforts to obtain and solicit such approval. Notwithstanding the foregoing, (x) if on or before the date on which the Parent Stockholders Meeting is scheduled, Parent reasonably believes that (A) it will not receive proxies representing the Parent Stockholder Approval, whether or not a quorum is present, or (B) it will not have enough shares of Parent Common Stock represented to constitute a quorum necessary to conduct the business of the Parent Stockholders Meeting, Parent may (and, if requested by the Company, Parent shall) postpone or adjourn, or make one or more successive postponements or adjournments of, the Parent Stockholders Meeting and (y) Parent may postpone or adjourn the Parent Stockholders Meeting to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that Parent has determined, after consultation with outside legal counsel, is reasonably likely to be required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by stockholders of Parent prior to the Parent Stockholders Meeting, as long as the date of the Parent Stockholders Meeting is not postponed or adjourned more than an aggregate of thirty (30) calendar days in connection with any such postponements or adjournments pursuant to either or both of the preceding clauses (x) and (y).
(ii)    Notwithstanding any Parent Change in Recommendation, Parent shall seek the Parent Stockholder Approval at the Parent Stockholders Meeting unless this Agreement is terminated in accordance with Article VII prior to the Parent Stockholders Meeting. Without the prior written consent of the Company, the Parent Share Issuance shall be the only matter (other than matters of procedure and matters required by Law to be voted on by Parent’s stockholders in connection with the transactions contemplated hereby) that Parent shall propose to be acted on by the stockholders of Parent at the Parent Stockholders Meeting.
5.6    Filings; Other Actions; Notification.
(a)    The Company and Parent shall, subject to Sections 5.2 and 5.3, cooperate with each other and use, and shall cause their respective Subsidiaries to use, their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable under this Agreement and applicable Laws and Orders to consummate and make effective the Merger and the other transactions contemplated by this Agreement as expeditiously as possible, including (i) preparing and filing all documentation to effect all necessary notices, reports and other filings (and in any event, by filing within ten (10) Business Days after the date of this Agreement the notifications, filings and other information required to be filed under the HSR Act and to obtain as expeditiously as possible all Consents, expirations of waiting periods and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Merger or any of the other transactions contemplated by this Agreement, (ii) satisfying the conditions to consummating the Merger, (iii) defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Merger, (iv) obtaining (and cooperating with each other in obtaining) any consent, approval of, waiver or any exemption by, any non-governmental third party, in each case, to the extent necessary, proper or advisable in connection with the Merger and (v) executing and delivering any reasonable additional instruments necessary to consummate the transactions contemplated hereby and to fully carry out the purposes of this Agreement. For the avoidance of doubt, Parent shall pay the HSR filing fee owed by Parent and any foreign filing fee owed by the Company or Parent.
(b)    Subject to Section 5.6(c), in the event that the Parties receive a request for information or documentary material pursuant to the HSR Act or any other Antitrust Laws (a “Second Request”), unless otherwise agreed to by the Parties, the Parties will use their reasonable best efforts to submit an appropriate response to, and to certify compliance with, such Second Request as promptly as practicable, and counsel for both Parties will closely cooperate during the entirety of any such Second Request review process. Neither Party shall agree to extend any waiting period under the HSR Act or any other Antitrust Laws or enter into any agreement with any Governmental Entity to delay the transactions contemplated hereby except with prior written consent of the other Party. None of the Parties shall knowingly take, cause or permit to be taken or omit to take any action which such Party reasonably expects is likely to materially delay or prevent consummation of the contemplated transactions, unless otherwise agreed to by the Parties.
(c)    Parent and the Company shall cooperate with respect to the Antitrust Laws. No Party or its counsel shall independently participate in any substantive call or meeting relating to the Antitrust Laws with any Governmental Entity in respect of such filings, investigation, or other inquiry without giving the other Party or its counsel prior notice of such call or meeting and, to the extent permitted by such Governmental Entity, the opportunity to attend and/or participate. In furtherance of the foregoing and to the extent permitted by applicable Law, (i) each Party shall notify the other, of any filing or material or substantive communication or inquiry it or any of its Subsidiaries intends to make with any Governmental Entity relating to the matters that are the subject of this Section 5.6, (ii) prior to submitting any such filing or making any such communication or inquiry, such Party shall provide the other Party and its counsel a reasonable opportunity to review, and shall consider in good faith the comments of the other Party in connection with, any such filing, communication or inquiry, (iii) promptly following the submission of such filing or making such communication or inquiry, provide the other Party with a copy of any such filing or, if in written form, communication or inquiry and (iv) consult with the other Party in connection with any inquiry, hearing, investigation or litigation by, or negotiations with, any Governmental Entity relating to the Merger, including the scheduling of, and strategic planning for, any meetings with any Governmental Entity relating thereto. In exercising the foregoing cooperation rights, the Company and Parent each shall act reasonably and as promptly as reasonably practicable. Notwithstanding the foregoing, materials provided pursuant to this Section 5.6 may be (x) reasonably redacted (A) to remove references concerning the valuation of the Company and the Merger, (B) as necessary to comply with contractual arrangements, (C) as necessary to address reasonable privilege concerns, (D) as necessary to remove competitively sensitive material, or (E) as otherwise required by applicable Law or (y) provided to the other Party as “Outside Counsel Only Material” or with similar restrictions pursuant to Section 5.7(c).
(d)    In furtherance and not in limitation of the covenants of the Parties contained in this Section 5.6, each of the Parties shall prepare and submit, in a form acceptable to the cognizant security agency, to the Defense Security Service (“DSS”) of the United States Department of Defense a notification under NISPOM and any other applicable national or industrial security regulations, and any other applicable customer, national or industrial security regulations or customer program security requirements; provided, that each of Parent and the Company shall have approval rights over the content of all related communications, filings and notifications and shall be entitled to participate in all related discussions, where acceptable to the cognizant security agency.
(e)    In furtherance and not in limitation of the covenants of the Parties contained in this Section 5.6, each of the Parties hereto shall use its reasonable best efforts to resolve such objections, if any, as may be asserted by any Governmental Entity in connection with the HSR Act, any other applicable Antitrust Laws with respect to the transactions contemplated hereby and to avoid the entry of, or effect the dissolution of, any decree, order, judgment, injunction, temporary restraining order or other order in any suit or proceeding, that would otherwise have the effect of preventing the consummation of the transactions contemplated hereby. For the purposes of this Section 5.6, “reasonable best efforts” shall include taking any and all actions necessary to obtain the Consents or waiting period expirations of any Governmental Entity required to consummate the Merger prior to the Termination Date, including (i) proposing, negotiating, committing to, effecting and agreeing to, by consent decree, hold separate order, or otherwise, the sale, divestiture, license, hold separate, and other disposition of the businesses, assets, products or equity interests of the Company or its Subsidiaries or any of Parent’s or its Subsidiaries’ other businesses, assets, products or equity interests now owned or hereafter acquired by Parent, (ii) creating, terminating, or amending any existing relationships, ventures, contractual rights or obligations of Parent, the Company or their respective Subsidiaries, (iii) otherwise taking or committing to any action that would limit Parent’s freedom of action with respect to, or its ability to retain or hold, directly or indirectly, any businesses, assets, products or equity interests of Parent or the Company (including any of their respective Subsidiaries) and (iv) making, or causing any Subsidiaries to make, any commitment, or committing to (or causing any Subsidiaries to commit to) make any commitment (to any Governmental Entity or otherwise) regarding the future operations of Parent or the Company (including any of their respective Subsidiaries) (the “Regulatory Actions”); provided that Parent shall not be required to accept or agree to any Regulatory Action that would result in, or would be reasonably likely to result in, either individually or in the aggregate, a Regulatory Material Adverse Effect on Parent or on the Company. “Regulatory Material Adverse Effect” means, with respect to any Person, any Effect, in each case resulting from or arising out of the matters contemplated by this Section 5.6 that has a material adverse effect on the financial condition, business, revenue or EBITDA of such Person and its Subsidiaries, taken as a whole; provided that, for purposes of determining whether any action, term or condition would have or would reasonably be expected to have a Regulatory Material Adverse Effect on Parent, Parent and its Subsidiaries will collectively be deemed to be a company the size of (and with revenue and EBITDA equal to those of) the Company and its Subsidiaries, taken as a whole; provided, further, that, for purposes of determining whether any action, term or condition would have or would reasonably be expected to have a Regulatory Material Adverse Effect on Parent or on the Company, impacts on Parent, the Company or any of their respective Subsidiaries will be aggregated. “EBITDA” means, with respect to any Person, the sum of (1) consolidated net income, determined in accordance with GAAP, plus (2) without duplication and to the extent deducted in determining such consolidated net income, the sum of (I) consolidated interest expense, (II) consolidated income tax expense and (III) all amounts attributed to depreciation or amortization, in each case of such Person and its Subsidiaries. Nothing in this Section 5.6 shall require Parent, the Company or their respective Subsidiaries to take or agree to take any action with respect to its business or operations unless the effectiveness of such agreement or action is conditioned upon the Closing.
(f)    In furtherance and not in limitation of the covenants of the Parties contained in this Section 5.6, if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging the Merger or any other transaction contemplated by this Agreement as violative of any Antitrust Law, each of the Company and Parent shall use reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Merger.
(g)    Information. The Company and Parent each shall, upon request by the other, promptly furnish the other with all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Form S-4, Joint Proxy Statement/ Prospectus and any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any third party and/or any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement.
(h)    Status. The Company and Parent each shall keep the other reasonably apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notice or other communications received by the Company or Parent, as the case may be, or any of their respective Subsidiaries from any third party and/or any Governmental Entity with respect to the Merger and the other transactions contemplated by this Agreement, other than immaterial communications.

5.7    Access; Consultation. (a) Upon reasonable notice, and except as may otherwise be required by applicable Law, each of the Company and Parent shall, and shall cause each of its Subsidiaries to, afford the other Party’s Representatives reasonable access, during normal business hours during the period prior to the Effective Time, to the other Party’s, and each of its Subsidiaries’ employees, properties, assets, books, records and contracts and, during such period, each of the Company and Parent shall, and shall cause each of its Subsidiaries to, furnish promptly to the other all information concerning its or any of its Subsidiaries’ capital stock, business and personnel as may reasonably be requested by the other; provided that no investigation pursuant to this Section 5.7 shall affect or be deemed to modify any representation or warranty made by the Company or Parent; and provided, further that the foregoing shall require neither the Company nor Parent to permit any invasive environmental sampling or to disclose any information pursuant to this Section 5.7 to the extent that (i) in the reasonable good faith judgment of such Party, any applicable Law requires such Party or its Subsidiaries to restrict or prohibit access to any such properties or information, (ii) in the reasonable good faith judgment of such Party, the information is subject to confidentiality obligations to a third party or (iii) disclosure of any such information or document would result in the loss of attorney-client privilege; provided, further that with respect to clauses (i) through (iii) of this Section 5.7(a), Parent or the Company, as applicable, shall use its commercially reasonable efforts to (1) obtain the required consent of any such third party to provide such inspection or disclosure, (2) develop an alternative to providing such information so as to address such matters that is reasonably acceptable to Parent and the Company and (3) in the case of clauses (i) and (iii), implement appropriate and mutually agreeable measures to permit the disclosure of such information in a manner to remove the basis for the objection, including by arrangement of appropriate clean room procedures, redaction or entry into a customary joint defense agreement with respect to any information to be so provided, if the Parties determine that doing so would reasonably permit the disclosure of such information without violating applicable Law or jeopardizing such privilege. Any investigation pursuant to this Section 5.7 shall be conducted in such a manner as not to interfere unreasonably with the conduct of the business of the other Party. All requests for information made pursuant to this Section 5.7 shall be directed to an executive officer of the Company or Parent, as applicable, or such Person as may be designated by any such executive officer.
(b)    Each of Parent and the Company, as it deems advisable and necessary, may reasonably designate competitively sensitive material provided to the other as “Outside Counsel Only Material” or with similar restrictions. Such material and the information contained therein shall be given only to the outside counsel of the recipient, or otherwise as the restriction indicates, and be subject to any additional confidentiality or joint defense agreement between the Parties. All information exchanged pursuant to this Section 5.7 shall be subject to the Confidentiality Agreement. To the extent that any of the information or material furnished pursuant to this Section 5.7 or otherwise in accordance with the terms of this Agreement may include material subject to the attorney-client privilege, work product doctrine or any other applicable privilege concerning pending or threatened legal proceedings or governmental investigations, the Parties understand and agree that they have a commonality of interest with respect to such matters and it is their desire, intention and mutual understanding that the sharing of such material is not intended to, and, to the fullest extent permitted by Law, shall not, waive or diminish in any way the confidentiality of such material or its continued protection under the attorney-client privilege, work product doctrine or other applicable privilege. All such information that is entitled to protection under the attorney-client privilege, work product doctrine or other applicable privilege shall, to the fullest extent permitted by Law, remain entitled to such protection under these privileges, this Agreement, and under the joint defense doctrine. Prior to the Effective Time, the Company and Parent shall reasonably cooperate in identifying any actions or practices of the Company or any of its Subsidiaries that could require remediation under applicable Law and, to the extent identified, shall cooperate in taking commercially reasonable actions or practices and other customary actions to reduce the risks related to such actions where the failure to remediate would reasonably be likely to result in substantial fines or penalties.
(c)    Each of the Company and Parent shall give prompt notice to one another upon obtaining Knowledge of any Effect that would reasonably be likely to result in a Company Material Adverse Effect or Parent Material Adverse Effect (as applicable), or of any reasonably likely failure of any condition to Parent’s or the Company’s obligations to effect the Merger (as applicable).
5.8    Stock Exchange Listing, De-listing and De-registration. Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Effective Time. The Company shall take all actions necessary to permit the Shares and any other security issued by the Company or one of its Subsidiaries and listed on the NYSE to be de-listed from the NYSE and de-registered under the Exchange Act as soon as possible following the Effective Time.
5.9    Publicity. The initial press release with respect to the Merger and the other transactions contemplated hereby shall be a joint press release and thereafter the Company and Parent shall consult with each other prior to issuing or making, and provide each other the reasonable opportunity to review and comment on, any press releases or other public announcements with respect to the Merger and the other transactions contemplated by this Agreement and any filings with any Governmental Entity (including any national securities exchange) with respect thereto, except (a) as may be required by applicable Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange, (b) any consultation that would not be reasonably practicable as a result of requirements of applicable Law, (c) any press release or public statement that in the good faith judgment of the applicable Party is consistent with prior press releases issued or public statements made in compliance with this Section 5.9 or (d) with respect to any Company Change in Recommendation or Parent Change in Recommendation made in accordance with this Agreement or the other Party’s response thereto.
5.10    Employee Benefits.
(a)    Parent agrees that each employee of the Company or a Company Subsidiary who continues to remain employed with the Company or its Subsidiaries following the Effective Time (a “Continuing Employee”) shall, during the period commencing at the

Effective Time and ending on December 31, 2019 (the “Continuation Period”), be provided with (i) an annual rate of base salary or base wage that is no less favorable than the base salary or base wages provided to such Continuing Employee by the Company and its Subsidiaries immediately prior to the Effective Time, (ii) target annual cash bonus opportunities that are no less favorable in the aggregate than the target annual cash bonus opportunities provided to such Continuing Employee by the Company and its Subsidiaries immediately prior to the Effective Time and (iii) long-term incentive opportunities that are no less favorable in the aggregate than the long-term incentive opportunities provided to such Continuing Employee by the Company and its Subsidiaries immediately prior to the Effective Time. Parent agrees that Continuing Employees shall, during the Continuation Period, be provided with pension, welfare and other employee benefits that are substantially comparable in the aggregate to those provided by the Company and its Subsidiaries to such Continuing Employees as of immediately prior to the Effective Time (excluding, for the avoidance of doubt, annual and long-term incentive opportunities and equity-based compensation). Additionally, Parent agrees that each Continuing Employee shall, during the period commencing at the Effective Time and ending on December 31, 2019, be provided with severance benefits that are no less favorable than the severance benefits provided by the Company and its Subsidiaries to such Continuing Employee under the Company Plans set forth on Section 5.10 of the Company Disclosure Letter. Parent shall or shall cause the Surviving Company to honor the annual bonus obligations set forth on Section 5.10 of the Company Disclosure Letter. Subject to Section 5.10(e), following the Effective Time, Parent shall or shall cause the Surviving Company to honor all Company Plans, in accordance with their terms.
(b)    Parent shall or shall cause the Surviving Company to waive, or cause its insurance carriers to waive, all pre-existing conditions, exclusions or waiting periods that could otherwise apply to any Continuing Employee under the benefit plans provided for such Continuing Employee following the Closing, except to the extent such conditions, exclusions or waiting periods were applicable to the Continuing Employee prior to the Effective Time. With respect to the plan year during which the Effective Time occurs, Parent shall provide each Continuing Employee with credit for deductibles and out-of-pocket requirements paid prior to the Closing Date in satisfying any applicable deductible or out-of-pocket requirements under any Parent plan in which such Continuing Employee is eligible to participate following the Closing Date.
(c)    From and after the Closing Date, Parent shall or shall cause the Surviving Company to, provide credit to Continuing Employees for their service recognized by the Company and its Subsidiaries as of the Effective Time for purposes of eligibility, vesting, continuous service, determination of service awards, vacation, paid time off, and severance entitlements to the same extent and for the same purposes as such service was credited under the Company Plans, provided that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits.
(d)     As soon as practicable following the date hereof, the Company shall take all actions with respect to the ESPP to provide that with respect to any offering periods in effect as of the date hereof (the “Current Purchase Period”), (x) no employee who is not a participant in the ESPP as of the date hereof may become a participant in the ESPP, and (y) each individual participating in the Current Purchase Period in progress on the date of this Agreement will not be permitted to increase his or her payroll contribution rate pursuant to the ESPP from the rate in effect immediately prior to the date of this Agreement, except as may be required by applicable Law. In addition, (i) the Current Purchase Period will end on December 31, 2018; provided that if the Effective Time is prior to December 31, 2018, the Company will end the Current Purchase Period on a specified trading day occurring at least ten (10) days prior to the date on which the Effective Time occurs; (ii) there will be no offering periods following the Current Purchase Period and (iii) in all events, the Company shall terminate the ESPP prior to the Effective Time.
(e)    If Parent so requests (which request shall be made not less than forty-five (45) days prior to the Effective Time), the Company shall take any and all actions required (including, without limitation, the adoption of resolutions by the Company Board of Directors) to amend, suspend or terminate any or all Company Plans immediately prior to the Effective Time to the extent such actions are permitted by Law (including any required prior notice obligations), the terms of this Section 5.10, or the terms of the applicable plan; provided that any amendment, suspension or termination of any Company Plan shall not impact the benefits required to be provided pursuant to Section 5.10(a).
(f)    The provisions of this Section 5.10 are solely for the benefit of the Parties to this Agreement, and no other Person, including any current or former employee, participant in any Company Plan or other dependent, beneficiary or other individual associated therewith, is or shall be regarded for any purpose as a third party beneficiary to this Agreement. Notwithstanding anything to the contrary in this Agreement (except to the extent provided in Section 8.8), no provision of this Agreement is intended to, or does, (i) constitute the establishment of, or an amendment to, any Company Plan or any employee benefit plan of Parent, the Surviving Company or any of their Affiliates, (ii) alter or limit the ability of Parent or any of its Affiliates to amend, modify or terminate any Company Plan, any other benefit plan, program, agreement or arrangement, (iii) give any third party any right to enforce the provisions of this Section 5.10, (iv) prevent Parent, the Surviving Company or any of their Affiliates, after the Effective Time, from terminating the employment of any Continuing Employee or (v) be deemed to confer upon any such individual or legal representative any right to continued employment or any rights under or with respect to any plan, program or arrangement described in or contemplated by this Agreement, and each such individual or legal representative shall be entitled to look only to the express terms of any such plan, program or arrangement for his or her rights thereunder.
5.11    Expenses. Except as otherwise provided in Sections 7.5 and 7.6, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the Merger and the other transactions contemplated by this Agreement shall be paid by the Party incurring such expense.
5.12    Indemnification; Directors’ and Officers’ Insurance. (a) From and after the Effective Time, Parent shall, and shall cause the Surviving Company to, indemnify and hold harmless each present and former director and officer of the Company determined as of the Effective Time (the “Indemnified Parties”), against any costs or expenses (including reasonable and documented attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (a “proceeding”) (including with respect to matters existing or occurring at or prior to the Effective Time (including this Agreement and the transactions and actions contemplated hereby)), arising out of the fact that such Indemnified Party is or was a director or officer of the Company, or, while a director or officer of the Company, is or was serving at the request of the Company as a director, officer, employee or agent of another Person prior to the Effective Time, in each case, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company would have been required to under Delaware Law, any applicable indemnification agreement to which such Person is a party in effect as of the date of this Agreement, the Company Charter or Company Bylaws in effect on the date of this Agreement to indemnify such Person (and the Surviving Company shall also advance expenses as incurred by Indemnified Parties in defending any proceeding to the same extent as such Indemnified Parties are entitled to advance of expenses as of the date of this Agreement by Company pursuant to the Company Charter, Company Bylaw or any applicable indemnification agreement to which such Person is a party; provided that the Person to whom expenses are advanced shall provide an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification). Parent shall ensure that the organizational documents of the Surviving Company shall, for a period of six (6) years from and after the Effective Time, contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors, officers, employees and agents of the Company and its Subsidiaries than are presently set forth in the Company Charter and Company Bylaws. Any right of indemnification of an Indemnified Party pursuant to this Section 5.12 shall not be amended, repealed or otherwise modified at any time in a manner that would adversely affect the rights of such Indemnified Party as provided herein.
(b)    Prior to the Effective Time, the Company shall and, if the Company is unable to, Parent shall cause the Surviving Company as of the Effective Time to, obtain and fully pay for “tail” insurance policies with a claims period of at least six (6) years from and after the Effective Time from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ and officers’ liability insurance, employment practices liability insurance and fiduciary liability insurance with benefits and levels of coverage at least as favorable as the Company’s existing policies with respect to matters existing or occurring at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby); provided, however that in no event shall the Company expend for such policies an annual premium amount in excess of three hundred percent (300%) of the annual premiums currently paid by the Company for such insurance provided, further that if the premium for such insurance coverage exceeds such amount, the Surviving Company shall obtain a policy with the greatest coverage available for a cost not exceeding such amount.
If Parent or any of its successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then and in each such case proper provisions shall be made so that the successors and assigns of Parent shall assume all of the obligations of Parent set forth in this Section 5.12.

(c)    The provisions of this Section 5.12 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives. The rights of each Indemnified Party under this Section 5.12 shall be in addition to any rights such individual may have under Delaware Law, any applicable indemnification agreement to which such Person is a party, the Company Charter or the Company Bylaws.
(d)    Neither of Parent or the Surviving Company shall settle, compromise or consent to the entry of any judgment in any threatened or actual proceeding for which indemnification could be sought by an Indemnified Party hereunder, unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such proceeding or such Indemnified Party otherwise consents in writing (such consent not to be unreasonably withheld or delayed) to such settlement, compromise or consent.
(e)    Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 5.12 is not prior to or in substitution for any such claims under such policies.
5.13    Takeover Statute. The Company and the Company Board and Parent and the Parent Board shall use their respective reasonable best efforts to (x) take all action reasonably appropriate to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to this Agreement or the transactions contemplated hereby and (y) if any state takeover statute or similar statute or regulation becomes applicable to this Agreement or the transactions contemplated hereby, take all action reasonably appropriate to ensure that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated by this Agreement.
5.14    Control of the Company’s or Parent’s Operations. Nothing contained in this Agreement shall give Parent or the Company, directly or indirectly, rights to control or direct the operations of the other prior to the Effective Time. Prior to the Effective Time, each of Parent and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of its operations.
5.15    Section 16(b). The board of directors of each of the Company and Parent (or, in each case, a duly authorized committee thereof) shall, prior to the Effective Time, take all such actions within its control as may be necessary or appropriate to cause the transactions contemplated by this Agreement and any other dispositions of equity securities of the Company and acquisitions of equity securities of Parent (including derivative securities) in connection with the transactions contemplated by this Agreement by each individual who is a director or executive officer of the Company or is or may become a director or executive officer of Parent in connection with the transactions contemplated hereby to be exempt under Rule 16b-3 promulgated under the Exchange Act.
5.16    Approval by Sole Stockholder of Merger Sub. Immediately following the execution and delivery of this Agreement by the Parties, Parent, as sole stockholder of Merger Sub, shall adopt this Agreement and approve the Merger, in accordance with Delaware Law, by written consent.
5.17    Stockholder Litigation. Each Party shall notify the other Party, in writing and promptly after acquiring knowledge thereof, of any litigation related to this Agreement, the Merger or the other transactions contemplated hereby that is brought against or, to the Knowledge of such Party, threatened against, such Party, its Subsidiaries and/or any of their respective directors or officers and shall keep the other Party informed on a reasonably current basis with respect to the status thereof. The Parties agree to cooperate in the defense and settlement of any such litigation, and the Company shall not settle any such litigation without the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed). Without limiting in any way the Parties’ obligations under Section 5.6, each of the Company and Parent shall, and shall cause their respective Subsidiaries to, cooperate in the defense or settlement of any litigation contemplated by this Section 5.17.
5.18    Tax Treatment.
(a)    The Company and Parent shall each use its reasonable best efforts to cause the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code and cooperate with one another in obtaining an opinion from Weil, Gotshal & Manges LLP (“Company’s Counsel”) or Morrison & Foerster, LLC (“Parent’s Counsel”), as provided for in Section 6.3(d), and neither shall take any action (or fail to take any action) that is reasonably likely to prevent or impede such qualification. Parent will report the Merger in a manner consistent with such qualification.
(b)    Each of the Company and Parent shall deliver to the Company’s Counsel and Parent’s counsel at such time or times as requested by the Company’s Counsel or Parent’s Counsel letters signed by an officer thereof and containing representations substantially in the form of Exhibits B and C hereto, respectively, for the purposes of obtaining a tax opinion from the Company’s Counsel to the effect that the Merger will be treated for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code.
5.19    Directorship. Effective as of the Effective Time, Parent shall cause the board of directors of Parent to consist of eleven (11) members. Parent shall appoint two (2) individuals who are currently members of the Company Board to serve on the board of directors of Parent, to be mutually agreed upon by Parent and the Company.

5.20    Financing.
(a)    Parent shall use its, and shall cause its controlled Affiliates to use their, reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and obtain the Financing on the terms and subject only to the conditions (including the market “flex” provisions) set forth in the Commitment Papers contemporaneously with the Closing, including by using its reasonable best efforts to (i) maintain in effect the Commitment Papers, (ii) negotiate and enter into definitive agreements with respect to the Financing (the “Definitive Agreements”) consistent with the terms and conditions contained in the Commitment Papers and (iii) satisfy on or prior to the Closing Date all conditions in the Commitment Papers and the Definitive Agreements and comply with its obligations thereunder. In the event that all conditions contained in the Commitment Papers or the Definitive Agreements (other than the consummation of the Merger and other than those that by their nature are to be satisfied at the Closing) have been satisfied or waived, Parent shall use its reasonable best efforts to in all material respects enforce its rights under the Commitment Papers, including using reasonable best efforts to cause the Lenders to comply with their respective obligations thereunder, including to fund the Financing. Parent shall not, without the prior written consent of the Company, permit any termination of or amendment, supplement or modification to be made to, or grant any waiver of any provision under, the Commitment Papers if such termination, amendment, supplement, modification or waiver would (A) reduce the aggregate amount of the Financing to an amount that, when combined with cash of the Parent, would not be sufficient to consummate the Refinancing, (B) impose new or additional conditions precedent to the availability of the Financing or otherwise expand, amend or modify any of the conditions precedent to the Financing in a manner that would reasonably be expected to prevent or materially impede or delay the funding of the Financing, (C) adversely impact the ability of Parent to enforce its rights against the other parties to the Commitment Papers or (D) would otherwise reasonably be expected to prevent or materially impede or delay the funding of the Financing. Parent shall promptly deliver to the Company true and complete copies of any amendment, modification, supplement, consent or waiver to or under any Commitment Papers promptly upon execution thereof.
(b)    Parent shall keep the Company informed on a reasonably prompt basis and in reasonable detail of the status of its efforts to arrange the Financing. Without limiting the generality of the foregoing, Parent shall give the Company prompt written notice of (i) any actual or threatened breach, default, termination, cancellation or repudiation by any party to the Commitment Papers and the receipt of any written notice or other written communication from any Financing Source with respect to any breach, default, termination, cancellation or repudiation by any party to the Commitment Papers, or (ii) the occurrence of an event or development that could reasonably be expected to adversely affect the ability of Parent to obtain all or any portion of the Financing on the Closing Date to the extent necessary to fund the Refinancing. As soon as reasonably practicable after the Company delivers to Parent a written request, Parent shall provide any information reasonably requested by the Company relating to any circumstance referred to in the immediately preceding sentence. If the Financing becomes unavailable on the terms and conditions (including any applicable market “flex” provisions) contemplated by the Commitment Papers (other than solely as a result of Company’s material breach of any covenant in this Section 5.20), Parent shall (i) use its reasonable best efforts to arrange and obtain, in replacement thereof alternative financing (the “Alternative Financing”) in an amount, when combined with cash on hand of Parent, sufficient to consummate the Refinancing with terms and conditions (including market “flex” provisions) not less favorable to Parent (or its Affiliates) than the terms and conditions set forth in the Commitment Papers and (ii) promptly notify the Company of such unavailability and the reason therefor. Upon any amendment, supplement, modification, waiver or replacement of the Commitment Papers in accordance with the terms hereof (including upon the execution of any commitment letter or fee letter in respect of any Alternative Financing), the terms “Financing”, “Commitment Letter”; Fee Letter” and “Commitment Papers” shall mean the applicable Financing, Commitment Letters, Fee Letters and Commitment Papers as so amended, supplemented, modified, waived or replaced, and Parent shall deliver to the Company true and complete copies of the alternative debt financing letters (including fee letters that shall have fee or related information redacted in a manner consistent with the Fee Letter delivered as of the date of this Agreement). The foregoing notwithstanding, compliance by Parent with this Section 5.20 shall not relieve Parent of its obligation to consummate the transactions contemplated by this Agreement whether or not the Financing is available.
(c)    Prior to the Closing Date, the Company shall provide, and shall cause its Subsidiaries to provide, and shall use its reasonable best efforts to cause its and their respective officers, employees and advisors to provide, to Parent, at Parent’s sole cost and expense, such reasonable cooperation as is customary and reasonably requested by Parent in connection with the arrangement of the Financing, including using its reasonable best efforts to:
(i)    as promptly as reasonably practicable, furnish Parent with the Required Information;
(ii)    upon reasonable advance notice, cause senior management of the Company to participate in a reasonable number of investor and lender meetings and sessions with rating agencies in connection with the Financing at reasonable times and locations mutually agreed, and assist Parent in obtaining ratings in connection with the Financing;
(iii)    assist Parent with the preparation by Parent and the Lender Related Parties of, and use reasonable best efforts to provide, customary information about the Company necessary for the preparation of, materials for rating agency presentations, bank information memoranda, lender presentations, syndication memoranda and similar marketing materials, memoranda or documents, and due diligence memoranda and schedules to definitive financing documentation, in each case to the extent, and solely to the extent, such materials relate to information concerning the Company and the Company Subsidiaries;
(iv)    execute and deliver as of (but not prior to) the Closing any pledge and security documents, other definitive financing documents, or other certificates or documents as may be reasonably requested by Parent (provided that (A) none of the documents or certificates shall be executed or delivered except in connection with the Closing (except for customary “authorization letters”, authorizing, among other things, the distribution of information to prospective lenders and identifying, among other things, any portion of such information that constitutes material, non-public information regarding the Company and its subsidiaries or their respective securities, which shall be executed by an officer of the Company prior to Closing), (B) the effectiveness thereof shall be conditioned upon, or become operative after, the occurrence of the Closing and (C) no liability shall be imposed on the Company or any of its Subsidiaries or any of their respective officers or employees involved prior to the Closing Date); and otherwise reasonably facilitate the pledging of collateral;
(v)    subject to Section 5.20(d), cause the taking of corporate and other actions by the Company and its Subsidiaries that are reasonably necessary to permit the consummation of the Financing on the Closing Date and to permit the proceeds thereof to be made available to Parent as of the Closing; it being understood and agreed that (A) no such corporate or other action will take effect prior to the Closing and (B) any such corporate or other action will only be required of the directors, members, partners, managers or officers of the Company and its Subsidiaries who retain their respective positions as of the Closing;
(vi)    provide, at least five (5) Business Days prior to the Closing, all documentation and other information about the Company and its Subsidiaries as is reasonably required under applicable “know your customer” and anti-money laundering rules and regulations including the USA PATRIOT Act, in each case to the extent requested at least ten (10) Business Days in advance of the Closing;
(vii)    as promptly as reasonably practicable, inform Parent if the Company or its Subsidiaries shall have actual knowledge of any facts that (x) require the restatement of any financial statements comprising a portion of the Required Information in order for such financial statements to comply with GAAP or (y) result in any of the Required Information no longer being Compliant; and
(viii)    prior to or at, and conditioned upon, the occurrence of the Closing, deliver all notices and take all other actions required to facilitate (i) the termination of commitments (if any) under the Existing Company Credit Agreement, the repayment in full of all obligations then outstanding thereunder, if any, and the release of all Liens in connection therewith, if any, on the Closing Date, and deliver to Parent prior to the Closing Date a customary payoff letter in respect of the Existing Company Credit Agreement or such termination or other documents as may be reasonably required by the Lender Related Parties, which payoff letter or other documents shall (A) indicate the total amount required to be paid to fully satisfy all principal, interest, prepayment premiums, penalties, breakage costs or other similar obligations related to the Existing Company Credit Agreement as of the Closing Date (the “Payoff Amount”) and (B) state that all obligations (including guarantees) in respect thereof (other than those contingent indemnification obligations that customarily remain following termination of a credit agreement) and Liens in connection therewith on the assets of the Company or any of its Subsidiaries shall be, substantially concurrently with the receipt of the Payoff Amount on the Closing Date, released or arrangements reasonably satisfactory to Parent for such release shall have been made by such time and (ii) the satisfaction and discharge of that certain Indenture dated August 12, 2016 (the “Indenture”) relating to the 8.875% Senior Notes due 2024, by and among the Company, Deutsche Bank Trust Company Americas, as trustee, and the other parties thereto, in accordance with Article Four of the Indenture.
(d)    Notwithstanding anything to the contrary herein, none of such requested cooperation provided in accordance with this Section 5.20 shall unreasonably interfere with the normal business or operations of the Company and its Subsidiaries and in no event shall the Company or any of its Subsidiaries be required to (i) bear any expense, pay any commitment or other fee, enter into any definitive agreement, incur any other liability, make any other payment, be an issuer or other obligor with respect to the Financing or agree to provide any indemnity in connection with the Financing or any of the foregoing in each case prior to the Effective Time or (ii) take any action to cause any condition to Closing set forth in this Agreement to fail to be satisfied or otherwise cause any breach of this Agreement that would provide Parent or Merger Sub the right to terminate this Agreement or seek indemnity under the terms hereof. In addition, nothing in this Section 5.20 shall require (u) access to or disclosure of information that the Company or any of its Subsidiaries determines would jeopardize any attorney-client privilege of the Company or any of its Subsidiaries, (v) the preparation of any financial statements or information that (1) are not available to it and prepared in the ordinary course of its financial reporting practice or (2) would not otherwise be available to it or capable of being prepared by it without undue burden or other than with the use of its reasonable best efforts, (w) any action that would conflict with or violate the Company Charter, Company Bylaws or any Law or result in, prior to the Effective Time, the contravention of, or that would reasonably be expected to result in, prior to the Effective Time, a violation or breach of, or default under, any Company Material Contract, (x) any employee, officer or director of the Company or any of its Subsidiaries incurring any personal liability (as opposed to liability in his or her capacity as an officer of such Person) with respect to any matters related to the Financing, (y) the Company, any of its Subsidiaries or any of their respective boards of directors (or equivalent bodies) to approve or authorize the Financing or any documentation related thereto, prior to the Effective Time or (z) the Company, any of its Subsidiaries or their counsel to provide any legal opinion in connection with the Financing. For the avoidance of doubt, none of the Company or any of its Subsidiaries or their respective officers, directors (with respect to any Subsidiary of the Company) or employees shall be required to execute or enter into or perform any agreement with respect to the Financing contemplated by the Commitment Letter (except for customary “authorization letters”, authorizing, among other things, the distribution of information to prospective lenders and identifying, among other things, any portion of such information that constitutes material, non-public information regarding the Company and its Subsidiaries or their respective securities, which shall be executed by an officer of the Company prior to Closing) that is not contingent upon the Closing or that would be effective prior to the Closing and no directors of the Company that will not be continuing directors, acting in such capacity, shall be required to execute or enter into or perform any agreement with respect to the Financing. Parent shall, promptly upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs incurred by the Company or its Subsidiaries or their respective Representatives in connection with the cooperation contemplated by this Section 5.20 and shall indemnify and hold harmless the Company and its Subsidiaries and their respective Representatives from and against any and all losses suffered or incurred by them in connection with the arrangement of the Financing, any action taken by them at the request of Parent pursuant to this Section 5.20 and any information used in connection therewith, except to the extent such losses arise out of or result from the gross negligence or willful misconduct of the Company or its Subsidiaries and/or any of their respective Representatives acting on behalf or at their instruction. All non-public or otherwise confidential information regarding the Company or its Subsidiaries obtained by Parent or its Representatives pursuant to this Section 5.20 shall be kept confidential in accordance with the Confidentiality Agreement; provided, that the Company acknowledges and confirms that Parent or its Representatives may disclose such confidential information to the Financing Sources subject to compliance with the applicable provisions of the Confidentiality Agreement.
(e)    The Company hereby consents to the use of its logos solely in connection with the Financing; provided that Parent shall ensure that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company or the Company’s reputation or goodwill and will comply with the Company’s usage requirements to the extent made available to Parent prior to the date of this Agreement.
(f)    Parent and Merger Sub acknowledge and agree that the obtaining of the Financing, or any Alternative Financing, is not a condition to Closing.
ARTICLE VI     - CONDITIONS
6.1    Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each Party to effect the Merger is subject to the satisfaction or waiver at or prior to the Closing of each of the following conditions:
(a)    Stockholder Approvals. (i) The Company Stockholder Approval shall have been obtained in accordance with applicable Law, the Company Charter and the Company Bylaws and (ii) the Parent Stockholder Approval shall have been obtained in accordance with applicable Law, the Parent Charter and the Parent Bylaws.
(b)    Governmental Consents. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been earlier terminated.
(c)    Law; Judgment. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Judgment (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the Merger.
(d)    NYSE Listing. The shares of Parent Common Stock issuable in connection with the Merger shall have been approved for listing on NYSE, subject to official notice of issuance.
(e)    Form S-4. The Form S-4 shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened.

6.2    Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by Parent at or prior to the Closing of the following conditions:
(a)    Representations and Warranties. The representations and warranties of the Company contained in this Agreement (except for the representations and warranties contained in Sections 3.1 (Organization, Good Standing and Qualification), 3.3(a) (Capital Structure), 3.4 (Corporate Authority and Approval), and 3.23 (Brokers and Finders)) shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth therein) at and as of the date of this Agreement and at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth therein), individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect; the representations and warranties of the Company contained in Sections 3.1 (Organization, Good Standing and Qualification), 3.4 (Corporate Authority and Approval), and 3.23 (Brokers and Finders) shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date); and the representations and warranties of the Company contained in Section 3.3(a) (Capital Structure) shall be true and correct in all respects, except for de minimis inaccuracies at and as of the date of this Agreement and at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date).
(b)    Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing.
(c)    No Company Material Adverse Effect. After the date of this Agreement, there shall not have occurred any Effect that, individually or in the aggregate, has resulted, or would reasonably be likely to result, in a Company Material Adverse Effect.
(d)    Company Certificate. Parent shall have received at the Closing a certificate signed on behalf of the Company by a senior executive officer of the Company to the effect that the conditions set forth in Sections 6.2(a), (b) and (c) have been satisfied.
(e)    FIRPTA Certificate. Parent shall have received, on or prior to the Closing, a certificate meeting the requirements of Treasury Regulation Section 1.1445-2(c)(4) to the effect that the Shares are not a “U.S. real property interest” within the meaning of Section 897 of the Code.
6.3    Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Closing of the following conditions:

(a)    Representations and Warranties. The representations and warranties of Parent contained in this Agreement (except for the representations and warranties contained in Sections 4.1 (Organization, Good Standing and Qualification), 4.3(a) (Capital Structure), 4.4 (Corporate Authority and Approval) and 4.23 (Brokers and Finders)) shall be true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth therein) at and as of the date of this Agreement and at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth therein), individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect; the representations and warranties of Parent contained in Sections 4.1 (Organization, Good Standing and Qualification), 4.4 (Corporate Authority and Approval) and 4.23 (Brokers and Finders) shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date); and the representations and warranties of Parent contained in Section 4.3(a) (Capital Structure) shall be true and correct in all respects, except for de minimis inaccuracies, at and as of the date of this Agreement and at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date).
(b)    Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing.
(c)    No Parent Material Adverse Effect. After the date of this Agreement, there shall not have occurred any Effect that, individually or in the aggregate, has resulted, or would reasonably be likely to result, in a Parent Material Adverse Effect.
(d)    Tax Opinion. The Company shall have received the written opinion of Company’s Counsel, dated as of the Closing Date, to the effect that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code; provided, however, that if Company’s Counsel shall not render such opinion, this condition will nonetheless be deemed satisfied if Parent’s Counsel shall render such opinion to the Company. In rendering such opinion, Company’s Counsel or Parent’s Counsel, as appropriate shall be entitled to rely upon the representations contained in the letters of Parent and the Company referred to in Section 5.18(b) hereto and upon such other representations as the counsel rendering such tax opinion reasonably deems relevant.
(e)    Parent Certificate. The Company shall have received at the Closing a certificate signed on behalf of Parent by a senior executive officer of Parent to the effect that the conditions set forth in Sections 6.3(a), (b) and (c) have been satisfied
6.4    Frustration of Conditions. None of the Company, Parent or Merger Sub may rely, either as a basis for not consummating the Merger or the other transactions or terminating this Agreement and abandoning the Merger, on the failure of any condition set forth in Sections 6.1, 6.2 or 6.3, as the case may be, to be satisfied if such failure was caused by such Party’s material breach of any provision of this Agreement.
ARTICLE VII     - TERMINATION
7.1    Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the date of the Company Stockholder Approval and the Parent Stockholder Approval referred to in Section 6.1(a), by mutual written consent of the Company and Parent.
7.2    Termination by Either Parent or the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by either Parent or the Company if:
(a)    the Merger shall not have been consummated by 5:00 p.m. (New York City time) on June 10, 2019 (the “Termination Date”), whether such date is before or after the date of the Company Stockholder Approval and Parent Stockholder Approval referred to in Section 6.1(a);
(b)    the Company Stockholder Approval shall not have been obtained at a meeting duly convened therefor or at any adjournment or postponement thereof at which a vote upon the adoption of this Agreement was taken;
(c)    the Parent Stockholder Approval shall not have been obtained at a meeting duly convened therefor or at any adjournment or postponement thereof at which a vote upon the issuance of the Parent Common Stock was taken; or
(d)    any Law or Judgment permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and non-appealable, whether before or after the date of the Company Stockholder Approval and Parent Stockholder Approval referred to in Section 6.1(a);
provided that the right to terminate this Agreement pursuant to Section 7.2(a) shall not be available to any Party that has breached in any material respect its obligations under this Agreement in any manner that shall have been the primary cause of the failure of the Merger to be consummated.
7.3    Termination by the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by the Company if:
(a)    at any time prior to the Parent Stockholder Approval having been obtained, (i) the Parent Board shall have made a Parent Change in Recommendation, (ii) Parent shall have failed to include the Parent Board Recommendation in the Joint Proxy Statement/Prospectus or (iii) Parent shall have materially breached or shall have failed to perform in any material respect its obligations set forth in Section 5.3; or

(b)    at any time prior to the Effective Time, whether before or after the Company Stockholder Approval referred to in Section 6.1(a) is obtained, by action of the Company Board if there has been a breach of any representation, warranty, covenant or agreement made by Parent or Merger Sub in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that any condition set forth in Sections 6.3(a) or 6.3(b) would not be satisfied and such breach or failure to be true is not curable or, if curable, is not cured prior to the earlier of (i) thirty (30) days following notice to Parent from the Company of such breach or failure and (ii) the date that is three (3) Business Days prior to the Termination Date; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.3(b) if the Company is then in material breach of any of its representations, warranties, covenants or agreements under this Agreement.
7.4    Termination by Parent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by Parent if:
(a)    at any time prior to the Company Stockholder Approval having been obtained, (i)  the Company Board shall have made a Company Change in Recommendation, (ii) the Company shall have failed to include the Company Board Recommendation in the Joint Proxy Statement/Prospectus or (iii) the Company shall have materially breached or shall have failed to perform in any material respect its obligations set forth in Section 5.2; or
(b)    at any time prior to the Effective Time, whether before or after the Parent Stockholder approval referred to in Section 6.1(a) is obtained, by action of the Parent Board, if there has been a breach of any representation, warranty, covenant or agreement made by the Company in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that any condition set forth in Sections 6.2(a) or 6.2(b) would not be satisfied and such breach or failure to be true is not curable or, if curable, is not cured prior to the earlier of (i) thirty (30) days following notice to the Company from Parent of such breach or failure and (ii) the date that is three (3) Business Days prior to the Termination Date; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.4(b) if Parent is then in material breach of any of its representations, warranties, covenants or agreements under this Agreement.
7.5    Company Termination Fee.
(a)    If this Agreement is terminated (i) by Parent pursuant to Section 7.4(a) (Company Change in Recommendation), then the Company shall, within two (2) Business Days after such termination, pay Parent a fee equal to $50,000,000 plus the Parent Expenses (the “Company Termination Fee”) less any amount of Parent Expenses previously paid by the Company.
(b)    If (i) this Agreement is terminated by Parent or the Company pursuant to Section 7.2(a) (Termination Date) or Section 7.2(b) (Company Stockholder Approval), (ii) prior to such termination referred to in clause (i) of this sentence, but after the date of this Agreement, a Company Acquisition Proposal shall have been publicly made to the Company or any of its Subsidiaries or shall have been made directly to the Company’s stockholders or otherwise communicated to the Company Board and the Company's stockholders (whether or not conditional) (or any Person shall have publicly announced a bona fide written intention, whether or not conditional, to make a Company Acquisition Proposal) and, in each case, not withdrawn, and (iii) within twelve (12) months after the date of a termination in either of the cases referred to in clause (i) of this Section 7.5(b), the Company consummates a Company Acquisition Proposal or enters into an agreement contemplating a Company Acquisition Proposal which is subsequently consummated, then the Company shall pay the Company Termination Fee, less any amount of Parent Expenses previously paid by the Company, concurrently with such consummation; provided that solely for purposes of this Section 7.5(b), the term “Company Acquisition Proposal” shall have the meaning assigned to such term in Section 5.2(d), except that the references to “twenty (20%) or more” shall be deemed to be references to “fifty percent (50%) or more”. In no event shall the Company be required to pay the Company Termination Fee or the Parent Expenses on more than one occasion.
(c)    If this Agreement is terminated by Parent or the Company pursuant to Section 7.2(b) (Company Stockholder Approval), then the Company shall pay to Parent, by wire transfer of immediately available funds, a fee equal to $10,000,000 (the “Parent Expenses”) as promptly as practicable (and, in any event, within two (2) Business Days following such termination).
7.6    Parent Termination Fee.
(a)    If this Agreement is terminated by the Company pursuant to Section 7.3(a) (Parent Change in Recommendation) then Parent shall, within two (2) Business Days after such termination pay the Company a fee equal to $100,000,000 plus the Company Expenses (the “Parent Termination Fee”) less any amount of Company Expenses previously paid by Parent. In no event shall Parent be required to pay the Parent Termination Fee or the Company Expenses on more than one occasion.
(b)    If (i) this Agreement is terminated by Parent or the Company pursuant to Section 7.2(a) (Termination Date) or Section 7.2(c) (Parent Stockholder Approval), (ii) prior to such termination referred to in clause (i) of this sentence, but after the date of this Agreement, a Parent Acquisition Proposal (other than a Permitted Parent Acquisition Proposal) shall have been publicly made to Parent or any of its Subsidiaries or shall have been made directly to Parent’s stockholders or otherwise communicated to the Parent Board and Parent's stockholders (whether or not conditional) (or any Person shall have publicly announced a bona fide written intention, whether or not conditional, to make a Parent Acquisition Proposal ( other than a Permitted Parent Acquisition Proposal)) and, in each case, not withdrawn, and (iii) within twelve (12) months after the date of a termination in either of the cases referred to in clause (i) of this Section 7.6(b), Parent consummates a Parent Acquisition Proposal or enters into an agreement contemplating a Parent Acquisition Proposal which is subsequently consummated, then Parent shall pay the Parent Termination Fee, less any amount of Company Expenses previously paid by Parent, concurrently with such consummation; provided that solely for purposes of this Section 7.6(b), the term “Parent Acquisition Proposal” shall have the meaning assigned to such term in Section 5.2(d), except that the references to “twenty (20%) or more” shall be deemed to be references to “fifty percent (50%) or more”. In no event shall Parent be required to pay the Parent Termination Fee or the Company Expenses on more than one occasion.
(c)    If this Agreement is terminated by Parent or the Company pursuant to Section 7.2(c) (Parent Stockholder Approval), then Parent shall pay to the Company, by wire transfer of immediately available funds, a fee equal to $10,000,000 (the “Company Expenses”) as promptly as practicable (and, in any event, within two (2) Business Days following such termination).
7.7    Effect of Termination and Abandonment. (a) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VII, this Agreement (other than as set forth in this Section 7.7 and in Section 8.1) shall become void and of no effect with no liability on the part of any Party (or of any of its respective Representatives); provided that no such termination shall relieve any Party (1) from any liability for fraud or Willful Breach of this Agreement prior to such termination or (2) from any obligation to pay, if applicable, the Company Termination Fee or the Parent Expenses pursuant to Section 7.5 or Parent Termination Fee, or the Company Expenses pursuant to Section 7.6. For purposes of this Agreement, the term “Willful Breach” means a deliberate act or a deliberate failure to act, taken or not taken with the actual knowledge that such act or failure to act would, or would reasonably be expected to, result in or constitute a material breach of this Agreement, regardless of whether breaching was the object of the act or failure to act. For the avoidance of doubt, the Parties acknowledge and agree that any failure by Parent to consummate the transactions contemplated by this Agreement on the date the Closing should have occurred as a result of Parent’s failure to obtain the Financing sufficient to consummate the transactions contemplated by this Agreement when all of the conditions to Closing set forth in Article VI (other than those conditions that by their nature are to be satisfied by actions to be taken at the Closing, but subject to the fulfillment or waiver (to the extent permitted by applicable Law) of those conditions) have been satisfied or waived in accordance with this Agreement on or prior to such date, shall be deemed to be a Willful Breach of this Agreement by Parent for purposes of this Agreement.
(b)    Each Party acknowledges that the agreements contained in this Section 7.7 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, no Party would have entered into this Agreement; accordingly, if the Company fails to pay promptly the amount due pursuant to Section 7.5 or Parent fails to pay promptly the amount due pursuant to Section 7.6 (any such amount due, a “Payment”), and, in order to obtain such Payment, the Party entitled to receive such Payment (the “Recipient”) commences a suit which results in a judgment against the Party obligated to make such Payment (the “Payor”) for the applicable Payment, or any portion thereof, the Payor shall pay to the Recipient its costs and expenses (including attorneys’ fees) in connection with such suit, together with interest on the amount of the Payment at the prime rate in effect on the date such Payment was required to be paid from such date through the date of full payment thereof.
(c)     The Parties agree that the monetary remedies set forth in this Article VII and the specific performance remedies set forth in Section 8.14 shall be the sole and exclusive remedies of (i) the Company and the Company Subsidiaries against Parent, Merger Sub and any of their respective former, current or future general or limited partners, shareholders, managers, members, Financing Sources (including the Lender Related Parties), Representatives or Affiliates for any loss suffered as a result of the failure of the Merger to be consummated except in the case of fraud or a Willful Breach of any covenant, agreement or obligation (in which case only Parent shall be liable for damages for such fraud or Willful Breach), and upon payment of such amount, none of Parent, Merger Sub or any of their respective former, current or future general or limited partners, shareholders, managers, members, Financing Sources (including the Lender Related Parties), Representatives or Affiliates shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement, except for the liability of Parent in the case of fraud or a Willful Breach of any covenant, agreement or obligation; and (ii) Parent and Merger Sub against the Company and its Subsidiaries and any of their respective former, current or future general or limited partners, shareholders, managers, members, Representatives or Affiliates for any loss suffered as a result of the failure of the transactions contemplated by this Agreement to be consummated except in the case of fraud or a Willful Breach of any covenant, agreement or obligation (in which case only the Company shall be liable for damages for such fraud or Willful Breach), and upon payment of such amount, none of the Company and the Company Subsidiaries or any of their respective former, current or future general or limited partners, shareholders, managers, members, Representatives or Affiliates shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement, except for the liability of the Company in the case of fraud or a Willful Breach of any covenant, agreement or obligation.
ARTICLE VIII     - MISCELLANEOUS AND GENERAL
8.1    Survival. This Article VIII and the agreements of the Company, Parent and Merger Sub contained in Section 5.11 (Expenses) and Section 5.12 (Indemnification; Directors’ and Officers’ Insurance) shall survive the consummation of the Merger. This Article VIII (other than Section 8.2 (Modification or Amendment), Section 8.3 (Waiver) and Section 8.13 (Assignment)) and the agreements of the Company, Parent and Merger Sub contained in Section 5.7(b) (Access, Consultation), Section 5.11 (Expenses), Section 7.7 (Effect of Termination and Abandonment) and the Confidentiality Agreement shall survive the termination of this Agreement. All other representations, warranties, covenants and agreements in this Agreement and in any certificate or other writing delivered pursuant hereto shall not survive the consummation of the Merger or the termination of this Agreement. This Section 8.1 shall not limit any covenant or agreement of the Parties which by its terms contemplates performance after the Effective Time.
8.2    Modification or Amendment. Subject to the provisions of applicable Law, at any time prior to the Effective Time, this Agreement (including any Schedule hereto) may be amended, modified or supplemented in writing by the Parties, by action of the boards of directors of the respective Parties. Notwithstanding the foregoing, Section 7.7(c), this Section 8.2, Section 8.5, Section 8.8, Section 8.14 and Section 8.15, in each case may not be amended, modified or altered in any manner adverse to the Lender Related Parties without the prior written consent of such Lender Related Parties.

8.3    Waiver. (a) Any provision of this Agreement may be waived prior to the Effective Time if, and only if, such waiver is in writing and signed by the Party against whom the waiver is to be effective.
(b)    No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Except as otherwise herein provided, the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.
8.4    Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts (including by facsimile or by attachment to electronic mail in portable document format (PDF)), each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties.
8.5    Governing Law and Venue; Waiver of Jury Trial.
(a)    THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF. Each of the Parties hereby irrevocably submits exclusively to the jurisdiction of the Court of Chancery of the State of Delaware (or in the event, but only in the event, that such court does not have subject matter jurisdiction over such action or proceeding, the Superior Court of the State of Delaware (Complex Commercial Division) or, if subject matter jurisdiction over the action or proceeding is vested exclusively in the federal courts of the United States of America, the United States District Court for the District of Delaware) and hereby waives, and agrees not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement may not be enforced in or by such courts, and each of the Parties hereto irrevocably agrees that all claims relating to such action, suit or proceeding shall be heard and determined in such a state or federal court. The Parties hereby consent to and grant any such court jurisdiction over the person of such Parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 8.6 or in such other manner as may be permitted by Law, shall be valid and sufficient service thereof. Notwithstanding the foregoing, each Party acknowledges and irrevocably agrees (i) that any action, suit or proceeding, whether at Law or in equity, whether in Contract or in tort or otherwise, against any of the Lender Related Parties arising out of or relating to this Agreement or the Commitment Papers or the performance thereunder shall be subject to the exclusive jurisdiction of any state or federal court sitting in the Borough of Manhattan in the City and State of New York (whether a state or Federal court), and any appellate court from any thereof, (ii) that any such action, suit or proceeding, whether at Law or in equity, whether in Contract or in tort or otherwise, against any of the Lender Related Parties shall be governed by, and construed in accordance with, the laws of the State of New York, (iii) not to bring or permit any of their Affiliates to bring or support anyone else in bringing any such action, suit or proceeding in any other court, (iv) that the provisions of Section 8.5(b) shall apply to any such action, suit or proceeding and (v) that the Lender Related Parties are express third-party beneficiaries of this Section 8.5(a).
(b)    EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT (INCLUDING ANY LITIGATION ARISING OUT OF OR RELATING TO A LENDER RELATED PARTY UNDER THE FINANCING). EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.5.
8.6    Notices. Notices, requests, instructions or other documents to be given under this Agreement shall be in writing and shall be deemed given, (a) on the date sent by facsimile (with confirmation of transmission) or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient, (b) when delivered, if delivered personally to the intended recipient, and (c) one (1) Business Day later, if sent by overnight delivery via a national courier service (providing proof of delivery), and in each case, addressed to a Party at the following address for such Party:
if to Parent or Merger Sub
Science Applications International Corporation
12010 Sunset Hills Road
Reston, VA 20190
Attention:    Steven G. Mahon
Email:    steven.mahon@saic.com
with copies to (which shall not constitute notice):
Morrison & Foerster LLP
1650 Tysons Boulevard, Suite 400
McLean, Virginia 22102
Attention:    Charles W. Katz
Email:    CKatz@mofo.com
if to the Company
Engility Holdings, Inc.
4803 Stonecroft Boulevard
Chantilly, Virginia 20151
Attention:    Thomas O. Miiller
Email:    Tom.Miiller@Engility.com
with copies to (which shall not constitute notice):
Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, NY 10153
Attention:    Frederick S. Green, Eoghan P. Keenan
Email:    Frederick.green@weil.com; Eoghan.keenan@weil.com
And
Bass, Berry & Sims PLC
150 Third Avenue South, Suite 2800
Nashville, Tennessee 37201
Attention: Ryan D. Thomas
Email: rthomas@bassberry.com
or to such other persons or addresses as may be designated in writing by the Party to receive such notice as provided above.

8.7    Entire Agreement. This Agreement (including any exhibits hereto, the Company Disclosure Letter and the Parent Disclosure Letter) and the Confidentiality Agreement, the Voting Agreement, and the other documents and instruments executed pursuant hereto constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the Parties, with respect to the subject matter hereof.
8.8    No Third Party Beneficiaries. This Agreement is not intended to, and does not, confer upon any Person other than the Parties any rights or remedies hereunder, other than (a) as provided in Section 5.12 (Indemnification; Directors’ and Officers’ Insurance), (b) the right of the Company’s stockholders to receive the Merger Consideration after the Closing, (c) the right of the holders of awards under the Company Stock Plans to receive such consideration as provided for in Section 2.4 after the Closing, (d) Sections 7.5 and 7.6 and (e) as to the Lender Related Parties, for the provisions of Section 7.7(c), Section 8.2, Section 8.5, this Section 8.8, Section 8.14 and Section 8.15.
8.9    Obligations of Parent and of the Company. Whenever this Agreement requires a Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Company to cause such Subsidiary to take such action.
8.10    Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision negotiated in good faith by the Parties shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not, subject to clause (a) above, be affected by such invalidity or unenforceability, except as a result of such substitution, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.
8.11    Interpretation. (a) The table of contents and the Article, Section and paragraph headings or captions herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section or Exhibit, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” when used in this

Agreement is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. When calculating the period of time before which, within which or following which any act is to be done or step taken, the date that is the reference date in beginning the calculation of such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein.
(b)    The Parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.
8.12    Certain Definitions: For the purposes of this Agreement:
(a)    An “Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person. Notwithstanding the foregoing, for all purposes of this Agreement, in no event shall an Affiliate of the Company include any “portfolio company” (as such term is customarily used among institutional investors) of General Atlantic Service Company, LLC, Kohlberg Kravis Roberts & Co. L.P. or any of their respective Affiliates.
(b)    “Alternative Financing” has the meaning set forth in Section 5.20.
(c)    “Antitrust Laws” means the Sherman Antitrust Act of 1890, the Clayton Antitrust Act of 1914, the HSR Act and all other federal, state and foreign statutes, rules, regulations, orders, decrees and other Laws and Judgments that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or competition.
(d)    “Business Day” means any day other than (i) a Saturday or a Sunday or (ii) a day on which banking and savings and loan institutions are authorized or required by Law to be closed in New York City.
(e)    “Commercial Software and Services” means nonexclusive, commercially-available, “off-the-shelf” Software licenses and Computing Services subscriptions (including but not limited to information technology Software services and productivity tools) with one-time fees of less than $500,000 and annual fees of less than $250,000, entered into in the ordinary course of business.
(f)    “Company Intellectual Property” means all Intellectual Property Rights used in or necessary for the business of the Company and the Company Subsidiaries as presently conducted.
(g)    “Company Material Adverse Effect” means a Material Adverse Effect with respect to the Company.
(h)    “Company Product” means any material Computing Services or other material products or services produced, marketed, licensed, made available, sold, distributed or performed by or on behalf of the Company or any Company Subsidiary.
(i)    “Company PSU” means any award of the right to receive Shares that is subject to vesting restrictions based on performance and granted under any Company Stock Plan.
(j)    “Company RSU” means any award of the right to receive Shares that is subject to vesting restrictions based on continuing service and granted under any Company Stock Plan.
(k)    “Company Stockholders Agreement” means that certain Stockholders Agreement, dated as of February 26, 2015, by and between with Birch Partners, LP (“Birch Partners”), and for the limited purposes set forth therein, certain investment funds affiliated with Kohlberg Kravis Roberts & Co. L.P. and certain investment funds affiliated with General Atlantic LLC.
(l)    “Company Stock Plans” means the Engility Holdings, Inc. Second Amended and Restated 2012 Long Term Performance Plan.
(m)    “Compliant” means, with respect to the Required Information, that such Required Information does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make such Required Information not materially misleading.
(n)    “Computing Services” means application service provider services, hosted computing services, “Software-as-a-Service,” “Infrastructure-as-a-Service,” “Platform-as-a-Service,” “Storage-as-a-Service,” “cloud” and similar services.
(o)    “Confidentiality Agreement” means the confidentiality agreement entered into between Company and Parent on February 26, 2018, as amended on July 31, 2018.
(p)    “Consent” means consent, approval, clearance, waiver, Permit or order.
(q)    “Contract” means any contract, lease, license, indenture, note, bond, mortgage, agreement, concession, franchise or other instrument (each, excluding any Parent Plan or Company Plan).

(r)    “Environmental Claim” means any suit, order, demand, directive, claim, lien, investigation, proceeding or administrative, regulatory or judicial action alleging liability or noncompliance with or violation of any Environmental Laws.
(s)    “Environmental Laws” means any Law concerning or relating to pollution or protection of the environment or natural resources, or protection of human health and safety as related to exposure to any harmful or deleterious substances.
(t)    “Exchange Act” means the Securities Exchange Act of 1934, as amended.
(u)    “Existing Company Credit Agreement” means that certain Credit Agreement dated as of August 12, 2016 (as amended, restated, supplemented or otherwise modified from time to time) by and among the Company, Morgan Stanley Senior Funding, Inc., as administrative agent and collateral agent, and the other lenders and parties thereto.
(v)    “Financing Sources” means the entities that have committed to provide or arrange or otherwise have entered into agreements in connection with all or any part of the Financing in connection with the transactions contemplated by this Agreement, including the parties to any joinder agreements, indentures or credit agreements entered pursuant thereto or relating thereto
(w)    “GAAP” means United States generally accepted accounting principles.
(x)    “Government Bid” means any quotation, bid or proposal made by Parent or the Company, as applicable, or any Subsidiary of Parent or the Company, as applicable, for the sale of goods or the provision of services, which, if accepted or awarded, would lead to a Government Contract with a Governmental Entity, or a prime contractor or a higher-tier subcontractor to a Governmental Entity. For purposes of clarity, a quotation, bid or proposal related or with respect to a Government Task Order shall not constitute a separate Government Bid for purposes of this definition, but shall be part of the Government Bid to which it relates.
(y)    “Government Contract” means any prime Contract, subcontract, basic ordering agreement, blanket purchase agreement, letter agreement, grant, cooperative agreement, or other commitment or funding vehicle between Parent or the Company, as applicable, or any Subsidiary of Parent or the Company, as applicable, and (a) a Governmental Entity, (b) any prime contractor to a Governmental Entity or (c) any subcontractor with respect to any contract described in clause (a) or (b). A Government Task Order shall not constitute a separate Government Contract for purposes of this definition, but shall be part of the Government Contract to which it relates.
(z)    “Government Task Order” means any purchase order, delivery order, or task order under a Government Contract.
(aa)    “Governmental Entity” means any federal, national, state, provincial or local, whether domestic or foreign, government or any court of competent jurisdiction,

administrative agency or commission or other governmental authority or instrumentality, whether domestic, foreign or supranational.
(bb)     “HSR Act” means Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.
(cc)    “Hazardous Materials” means any substance, material or waste that is listed, defined or otherwise characterized as “hazardous”, “toxic”, “radioactive” or a “pollutant”, or “contaminant” or terms of similar meaning or effect under any Environmental Law, including petroleum or its by-products, asbestos and polychlorinated biphenyls.
(dd)    “Indebtedness” means, with respect to any Person, without duplication, (i) all obligations of such Person for borrowed money, or with respect to deposits or advances of any kind to such Person, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all capitalized lease obligations of such Person or obligations of such Person to pay the deferred and unpaid purchase price of property and equipment, (iv) all obligations of such Person pursuant to securitization or factoring programs or arrangements, (v) all guarantees and arrangements having the economic effect of a guarantee of such Person of any Indebtedness of any other Person (other than any guarantee by Parent or any wholly owned Parent Subsidiary with respect to Indebtedness of Parent or any wholly owned Parent Subsidiary, or any guarantee by the Company or any wholly owned Company Subsidiary with respect to Indebtedness of the Company or any wholly owned Company Subsidiary), (vi) all obligations or undertakings of such Person to maintain or cause to be maintained the financial position or covenants of others or to purchase the obligations or property of others, (vii) net cash payment obligations of such Person under swaps, options, derivatives and other hedging agreements or arrangements that will be payable upon termination thereof (assuming they were terminated on the date of determination) or (viii) letters of credit, bank guarantees, and other similar contractual obligations entered into by or on behalf of such Person.
(ee)    “Intellectual Property Rights” means all (i) patents, patent applications (including divisions, continuations, continuation-in-part, renewal applications, provisionals, extensions, reexaminations and supplementary protection certifications), and invention disclosures (collectively, “Patent Rights”); (ii) trademarks, trade names, service marks, brand names, trade dress, domain names, Internet addresses, and universal resource locator (URL) names and other indicia of origin, including the goodwill associated therewith, (iii) copyrights, works of authorship, design rights, mask works, (iv) trade secrets, confidential or proprietary information, (v) information, compositions, methods, techniques, tools, specifications, designs, data, databases, metadata, compilations, processes, methods, inventions, algorithms, schematics, technology, Software, interfaces, development tools, know-how, documentation, and other intellectual property rights and other similar proprietary rights, (vi) all rights under any registrations or applications for registration of any of the foregoing; and (vii) all rights to seek remedies against infringement of any of the foregoing and rights of protection of interest therein under the laws of all jurisdictions (including, but not limited to, rights to recover for past, present and future violations thereof).

(ff)    “Judgment” means any judgment, order, injunction, ruling, writ award or decree of any Governmental Entity.
(gg)    The “Knowledge” of any Person means, in the case of Parent, the actual knowledge after reasonable inquiry of any of the Persons set forth on Section 8.12(gg) of the Parent Disclosure Letter and, in the case of the Company, the actual knowledge after reasonable inquiry of any of the Persons set forth on Section 8.12(gg) of the Company Disclosure Letter.
(hh)    “Law” means any federal, state, local, foreign or transnational law, statute, ordinance, common law, ruling, writ, award or decree of any Governmental Entity.
(ii)    “Leased Company Property” means the real property leased, subleased, or licensed by the Company or any of its Subsidiaries, in each case, as tenant or subtenant, as applicable, together with, to the extent leased or subleased by the Company or any of its Subsidiaries, all buildings and other structures, facilities, fixtures or improvements located thereon and all easements, licenses, rights and appurtenances of the Company or any of its Subsidiaries relating to the foregoing.
(jj)    “Leased Parent Property” means the real property leased, subleased, or licensed by Parent or any of its Subsidiaries, in each case, as tenant or subtenant, as applicable, together with, to the extent leased or subleased by Parent or any of its Subsidiaries, all buildings and other structures, facilities, fixtures or improvements located thereon and all easements, licenses, rights and appurtenances of Parent or any of its Subsidiaries relating to the foregoing.
(kk)    “Lender Related Parties” means the Financing Sources identified in the Commitment Letter, together with their respective Affiliates, and the respective officers, directors, employees, agents and Representatives of the foregoing and their respective successors and assigns.
(ll)    “Liens” means pledges, liens, claims, charges, mortgages, deeds of trust, rights of first offer or first refusal, options, encumbrances and security interests of any kind or nature whatsoever (collectively, with covenants, conditions, restrictions, easements, encroachments, any conditional sale or title retention agreements or other third party rights or title defect of any kind or nature whatsoever).
(mm)    “Material Adverse Effect” with respect to any Person means any fact, circumstance, effect, change, event or development (an “Effect”) that, individually or in the aggregate with all other Effects, (1) materially adversely affects or would reasonably be expected to materially adversely affect the business, financial condition or results of operations of such Person and its Subsidiaries, taken as a whole or (2) would reasonably be expected to prevent or materially impair or delay the consummation of the transactions contemplated by this Agreement, excluding any Effect to the extent that, either alone or in combination, it results from or arises out of (i) changes or conditions generally affecting the industries in which such Person and any of its Subsidiaries operate, except to the extent such Effect has a materially disproportionate adverse effect on such Person and its Subsidiaries, taken as a whole, relative to others in such industries in respect of the business conducted in such industries, (ii) general economic or political conditions or securities, credit, financial or other capital markets conditions, in each case in the United States or any foreign jurisdiction, except to the extent such Effect has a materially disproportionate adverse effect on such Person and its Subsidiaries, taken as a whole, relative to others in the industries in which such Person and any of its Subsidiaries operate in respect of the business conducted in such industries, (iii) any failure, in and of itself, by such Person to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (it being understood that the facts or occurrences giving rise to or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been, or is reasonably expected to be, a Material Adverse Effect, to the extent permitted by this definition), (iv) the public announcement or pendency of the transactions contemplated hereby, including the impact thereof on the relationships, contractual or otherwise, of such Person or any of its Subsidiaries with employees, labor unions, customers, suppliers or partners, (v) any change, in and of itself, in the market price or trading volume of such Person’s securities or in its credit ratings (it being understood that the facts or occurrences giving rise to or contributing to such change may be deemed to constitute, or be taken into account in determining whether there has been, or is reasonably expected to be, a Material Adverse Effect, to the extent permitted by this definition), (vi) any change in applicable Law, regulation or GAAP (or authoritative interpretation thereof), except to the extent such Effect has a materially disproportionate adverse effect on such Person and its Subsidiaries, taken as a whole, relative to others in the industries in which such Person and any of its Subsidiaries operate in respect of the business conducted in such industries, (vii) geopolitical conditions, the outbreak or escalation of hostilities, any acts of war (whether or not declared), sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism threatened or underway as of the date of this Agreement, except to the extent such Effect has a materially disproportionate adverse effect on such Person and its Subsidiaries, taken as a whole, relative to others in the industries in which such Person and any of its Subsidiaries operate in respect of the business conducted in such industries (viii) any hurricane, tornado, flood, earthquake or other natural disaster, except to the extent such fact, circumstance, effect, change, event or development has a materially disproportionate adverse effect on such Person and its Subsidiaries, taken as a whole, relative to others in the industries in which such Person and any of its Subsidiaries operate in respect of the business conducted in such industries, (ix) any litigation arising from allegations of a breach of fiduciary duty or other violation of applicable Law relating to this Agreement or the transactions contemplated hereby, or (x) any taking of any action not required by this Agreement at the written request of the other Parties hereto.
(nn)    “Material Real Property” means Owned Company Property, Leased Company Property, Owned Parent Property, or Leased Parent Property identified on Section 8.12(oo) of the Company Disclosure Letter or Parent Disclosure Letter, as applicable (i) without which the operations as presently conducted by the Company, Company Subsidiaries, Parent, or Parent Subsidiaries would be materially and adversely impacted, or (ii) which are subject to the completion of improvements, restoration, or remediation, the cost of which exceeds $$2,500,000.
(oo)    “NYSE” means the New York Stock Exchange.

(pp)    “Open Source Software” means Software that is distributed or made available under open source, public source or freeware license terms, including any software licensed pursuant to any GNU General Public License (GPL), the GNU Lesser General Public License (LGPL), GNU Affero General Public License (AGPL), the Mozilla Public License (MPL), the Berkeley Software Distribution (BSD) licenses, the Massachusetts Institute of Technology License (MIT) and the Apache License or Software distributed or made available under any other license listed at www.opensource.org.
(qq)    “Owned Company Properties” means the real property owned by the Company or any Company Subsidiary together with all buildings and other structures, facilities, fixtures or improvements located thereon and all easements, licenses, rights and appurtenances of the Company or any of its Subsidiaries relating to the foregoing.
(rr)    “Owned Parent Properties” means the real property owned by Parent or any Parent Subsidiary together with all buildings and other structures, facilities, fixtures or improvements located thereon and all easements, licenses, rights and appurtenances of the Company or any of its Subsidiaries relating to the foregoing.
(ss)    “Parent Intellectual Property” means all Intellectual Property Rights used in or necessary for the business of Parent and the Parent Subsidiaries as presently conducted.
(tt)    “Parent Material Adverse Effect” means a Material Adverse Effect with respect to Parent.
(uu)    “Parent Product” means any material Computing Services or other material products or services produced, marketed, licensed, made available, sold, distributed or performed by or on behalf of Parent or any Parent Subsidiary.
(vv)    “Parent PSU” means any award of the right to receive shares of Parent Common Stock that is subject to vesting restrictions based on performance and granted under any Parent Stock Plan.
(ww)    “Parent RSU” means any award of the right to receive shares of Parent Common Stock that is subject to vesting restrictions based on continuing service and granted under any Parent Stock Plan.
(xx)    “Parent Stock Option” means any option to purchase Parent Common Stock granted under any Parent Stock Plan.
(yy)    “Parent Stock Plans” means (i) the Science Applications International Corporation Amended and Restated 2013 Equity Incentive Plan, (ii) the Science Applications International Corporation Management Stock Compensation Plan, (iii) the Science Applications International Corporation Key Executive Stock Deferral Plan, (iv) the Science Applications International Corporation 2013 Employee Stock Purchase Plan, (v) the Science Applications International Corporation 401(k) Excess Deferral Plan, (vi) the Science Applications

International Corporation Retirement Plan and (vii) the Science Applications International Corporation Deferred Compensation Plan.
(zz)    “Permits” means governmental franchises, licenses, permits, authorizations, variances, exemptions, orders, registrations, clearances and approvals.
(aaa)    “Permitted Liens” means any (1) Lien (i) for Taxes or governmental assessments, charges or claims of payment (A) not yet due or (B) being contested in good faith in appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, (ii) which is a carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, or other similar lien arising in the ordinary course of business, (iii) with respect to zoning, planning, and other limitations and restrictions, including all rights of any Governmental Entity (but not violations thereof) so long as such limitations, restrictions and rights do not interfere with the use of or materially detract from the value of any of the Owned Company Properties or Owned Parent Properties, (iv) with respect to this Agreement and Liens created by the execution and delivery of this Agreement or (v) which is disclosed on the most recent consolidated balance sheet of the Company or Parent, as applicable, or notes thereto which has been previously provided to Parent or the Company, as applicable and (2) non-exclusive licenses of Intellectual Property Rights in the ordinary course of business consistent with past practice.
(bbb)    “Person” means any natural person, firm, corporation, partnership, company, limited liability company, trust, joint venture, association, Governmental Entity or other entity.
(ccc)    “Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or within or from any building, structure, facility or fixture.
(ddd)    “Required Information” means (i) the financial statements of the Company and its Subsidiaries necessary to satisfy the condition set forth in clause (b) of paragraph 9 to Exhibit C to the Commitment Letter as in effect on the date hereof; (ii) such historical financial information about the Company and its Subsidiaries requested with specificity and in writing by Parent to the Company as is necessary in order to permit Parent to prepare the pro forma financial statements described in clause (c) of paragraph 9 of Exhibit C to the Commitment Letter as in effect as of the date hereof; and (iii) such other customary financial, marketing and other information about the Company and its Subsidiaries requested with specificity and in writing by Parent to the Company as is necessary in order to prepare the customary confidential information memorandum referenced in clause (iii) of the second paragraph of Section 2 (Syndication) of the Commitment Letter as in effect as of the date hereof. Notwithstanding anything to the contrary in the preceding sentence, nothing will require the Company to provide (or be deemed to require the Company to prepare) any pro forma financial statements to reflect the transactions contemplated hereby.
(eee)    “SEC” means the Securities and Exchange Commission.

(fff)    “Securities Act” means the Securities Act of 1933, as amended.
(ggg)    “Software” means computer software code, applications, configuration files and data, software implementations of algorithms, recipes, models and methodologies, utilities, development tools, diagnostics, databases, control and quality systems, firmware and embedded systems, whether in source code, interpreted code, firmware or object code form, together with all boot, compilation, configuration, debugging, performance analysis and runtime files, libraries, data, documentation and other information accompanying such software.
(hhh)    “SOX” means the Sarbanes-Oxley Act of 2002.
(iii)    “Subsidiary” of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing Person or body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person.
(jjj)    “Tax Return” means all Tax returns, declarations, statements, reports, claims for refund, schedules, forms and information returns, any amended Tax return and any other document filed or required to be filed with a taxing authority relating to Taxes.
(kkk)    “Taxes” means all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severance, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments in the nature of a tax, in each case that is imposed by a Tax authority, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions.
8.13    Assignment. This Agreement shall not be assignable by operation of Law or otherwise; provided that Parent may designate, prior to the Effective Time, by written notice to the Company, another Subsidiary to be a party to the Merger in lieu of Merger Sub, in which event all references herein to Merger Sub shall be deemed references to such other Subsidiary (except with respect to representations and warranties made herein with respect to Merger Sub as of the date of this Agreement) and all representations and warranties made herein with respect to Merger Sub as of the date of this Agreement shall also be made with respect to such other Subsidiary as of the date of such designation; provided that such assignment shall not relieve Parent of its obligations hereunder or otherwise enlarge, alter or change any obligation of any other Party hereto or due to Parent or such other Subsidiary. Any assignment in contravention of the preceding sentence shall be null and void. Notwithstanding the foregoing, Parent and Merger Sub may assign any of or all of their rights, interests and obligations under this Agreement to any Financing Source (or any agent or collateral trustee for any such Person) as collateral security in connection with the Financing.
8.14    Specific Performance. The Parties acknowledge and agree that irreparable damage would occur and that the Parties would not have any adequate remedy at Law if any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed, subject in all events to the limits in Section 7.7(c), that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the performance of the terms and provisions hereof in accordance with Section 8.5, without proof of actual damages (and each Party hereby waives any requirement for the security or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at Law or in equity. Subject in all events to the limits of Section 7.7(c), the Parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to applicable Law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy for any such breach or that the Company or Parent otherwise have an adequate remedy at law. For the avoidance of doubt, in no event shall the Company or any of its successors or permitted assigns be entitled to enforce or seek to enforce specifically the remedy of specific performance of the Commitment Papers against any Lender Related Party.
8.15    Lender Related Parties. Subject, in each case, to the rights and claims of Parent under the terms of the Commitment Papers, (i) none of the Parties nor any of their respective Affiliates, directors, officers, employees, agents, partners, managers, members or stockholders shall have any rights or claims against, and this Agreement may not be enforced against, any of the Lender Related Parties in any way relating to this Agreement, the Commitment Papers or any of the transactions contemplated by this Agreement or by the Commitment Papers, including any dispute arising out of or relating in any way to the performance of any financing commitments of such Lender Related Parties with respect to the transactions contemplated hereby or by the Commitment Papers, whether at law or equity, in Contract or in tort, or otherwise and (ii) no Lender Related Party shall have any liability (whether at law or in equity, in Contract or in tort, or otherwise) to any of the Parties or any of their respective Affiliates, directors, officers, employees, agents, partners, managers, members or stockholders under this Agreement or the Commitment Papers or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby or by the Commitment Papers, including any dispute arising out of or relating in any way to the performance of any financing commitment. The Company and its Affiliates and Representatives hereby waive any and all claims and causes of action (whether in Contract or in tort, in law or in equity) against the Lender Related Parties that may be based upon, arise out of or relate to this Agreement, the Commitment Papers or the transactions contemplated hereby or thereby.
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IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the Parties hereto as of the date first written above.

ENGILITY HOLDINGS, INC.
By: /s/ Lynn Dugle
Name: Lynn Dugle
Title: President, Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
By: /s/ Anthony J. Moraco
Name: Anthony J. Moraco
Title: Chief Executive Officer
RAPTORS MERGER SUB, INC.
By: /s/ Anthony J. Moraco
Name: Anthony J. Moraco
Title: President

[Signature Page to Agreement and Plan of Merger]